SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
(RULE 14A-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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CAPITAL AUTOMOTIVE REIT
(Name of Registrant as Specified in its Charter)
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November 9, 2005
Merger Proposal — Your Vote Is Very Important
      Dear Common Shareholder:
      You are cordially invited to attend a special meeting of shareholders of Capital Automotive REIT, a Maryland real estate investment trust, to be held on December 14, 2005 at 8:30 a.m. local time at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102.
      On September 2, 2005, we entered into a merger agreement with Flag Fund V LLC, a Delaware limited liability company advised by DRA Advisors LLC, pursuant to which CA Acquisition REIT, a wholly-owned subsidiary of Flag Fund V, will merge with and into us and we will be the surviving REIT, with all of our common shares owned by Flag Fund V. If the merger is completed, our common shareholders will receive cash consideration of $38.75 per common share. The $38.75 share price represents a premium of approximately 8.6% compared to the average closing price of our common shares during the ten-day trading period prior to September 2, 2005, the date on which we entered into the merger agreement. On November 8, 2005, the last trading day prior to the printing of the proxy statement that accompanies this letter, the closing price of our common shares on the Nasdaq National Market was $38.30 per share. At the special meeting of shareholders, we will ask you to consider and vote on the approval of the merger agreement and the merger.
      An independent special committee formed by our board of trustees, together with its advisors, negotiated the $38.75 share price and other terms of the merger with Flag Fund V and its parent. The special committee consists of four members of the board of trustees who are not employees of, or otherwise affiliated with us, our affiliates, Flag Fund V or its affiliates.
      Upon the unanimous recommendation of the special committee, and after careful consideration, our board of trustees unanimously approved the merger agreement and the merger and determined that the merger is advisable, fair to and in the best interests of our company and our shareholders. Our board of trustees unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the merger.
      In arriving at its recommendation, our board of trustees gave careful consideration to a number of factors described in the accompanying proxy statement, including an opinion from Wachovia Capital Markets, LLC, the special committee’s financial advisor, that the $38.75 in cash per common share to be received by you pursuant to the merger agreement is fair, from a financial point of view, to you, as a holder of our common shares. A copy of the fairness opinion is attached as Annex B to the accompanying proxy statement.
      Your vote is important. The merger agreement and the merger must be approved by the affirmative vote of holders of at least a majority of our outstanding common shares that are entitled to vote at the special meeting. The completion of the merger is also subject to the satisfaction or waiver of customary closing conditions. More information about the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement in its entirety because it describes the terms of the proposed merger, the documents related to the merger and related transactions and provides specific information about the special meeting.
      Whether or not you plan to attend the special meeting, please sign, date and promptly return the proxy card in the enclosed prepaid return envelope, or, if you would prefer, follow the instructions on your proxy card for telephonic or Internet proxy authorization, as soon as possible. If your shares are held in an account at a brokerage firm or bank or by another nominee, you should instruct your broker, bank or other nominee how to vote by following the voting instruction form furnished by your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting against the approval of the merger agreement and the merger.
      If you sign, date and send us your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement and the merger.
      On behalf of our board of trustees, we thank you for your continued support of our company and urge you to vote for the approval of the merger agreement and the merger.

Sincerely,

John J. Pohanka

Chairman of the Board

Thomas D. Eckert

President and Chief Executive Officer
      This proxy statement is dated November 9, 2005 and is first being mailed to shareholders on or about November 11, 2005.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On December 14, 2005
      To the Common Shareholders of Capital Automotive REIT:
      A special meeting of the shareholders of Capital Automotive REIT, a Maryland real estate investment trust, will be held on December 14, 2005, at 8:30 a.m., local time, at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102, to consider and vote on the following proposals:
      1. To approve the Agreement and Plan of Merger, dated as of September 2, 2005, by and among Capital Automotive REIT, Flag Fund V LLC, CA Acquisition REIT, Capital Automotive L.P. and CALP Merger L.P., and to approve the merger; and
      2. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.
      Only holders of record of our common shares at the close of business on November 4, 2005, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the special meeting. In accordance with our declaration of trust, as amended, holders of our Series A preferred shares and Series B preferred shares are not entitled to notice of or to vote at the special meeting. Your vote is very important. Please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted at the special meeting, whether or not you plan to attend the special meeting.
      You may revoke a proxy at any time before it is voted. If you are the record holder of your common shares, you may revoke the proxy: (a) by filing with our corporate secretary a duly executed revocation of proxy; (b) by submitting a duly executed proxy with a later date to our corporate secretary; or (c) by appearing at the special meeting and voting in person. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.
      For more information about the special meeting, the proposed merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A. If you have any questions or need special assistance, please call our proxy solicitor, Morrow & Co., Inc., at (800) 607-0088.

By Order of the Board of Trustees,

John M. Weaver
Senior Vice President, General Counsel and Secretary
McLean, Virginia
November 9, 2005

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SUMMARY
      This summary highlights selected information from this proxy statement and may not contain all the information about the merger that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, including the merger agreement.
      The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission, or SEC.
The Parties

Capital Automotive REIT
      Capital Automotive REIT (referred to sometimes in this proxy statement as “we,” “us,” “our,” or “our company”), headquartered in McLean, Virginia, is a self-administered, self-managed Maryland real estate investment trust. Our primary strategy is to acquire real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on us is available on our website at http://www.capitalautomotive.com. Our common shares are quoted on the Nasdaq National Market under the symbol “CARS.” Our principal executive offices are located at 8270 Greensboro Drive, Suite 950, McLean, Virginia 22102, and our telephone number is (703) 288-3075. For additional information about us and our business, see “Where You Can Find More Information” on page 56.

Capital Automotive L.P.
      Capital Automotive L.P. is a Delaware limited partnership, referred to in this proxy statement as our “operating partnership,” through which we conduct substantially all of our business and own, either directly or indirectly through subsidiaries, substantially all of our assets. Where the context requires, references to “we,” “us,” “our” or “our company” also include our operating partnership.

Flag Fund V LLC
      Flag Fund V LLC, a Delaware limited liability company advised by DRA Advisors LLC, was formed in 2005 and has not carried on any activities to date other than those incident to its formation and the consummation of the merger and related transactions. Flag Fund V’s principal executive offices are located at 220 East 42nd Street, 27th Floor, New York, New York 10017, and its telephone number is (212) 697-4740.

DRA Advisors LLC
      DRA Advisors LLC, founded in 1986, is a New York-based registered investment advisor specializing in real estate investment management services for institutional and private investors, including pension funds, university endowments, foundations and insurance companies. DRA’s principal executive offices are located at 220 East 42nd Street, 27th Floor, New York, New York 10017, and its telephone number is (212) 697-4740.

CA Acquisition REIT
      CA Acquisition REIT, a Maryland real estate investment trust and a wholly-owned subsidiary of Flag Fund V, was formed in 2005 solely for the purpose of facilitating Flag Fund V’s acquisition of our company. CA Acquisition REIT has not carried on any activities to date other than those incident to its formation and the consummation of the merger and related transactions. CA Acquisition REIT’s principal executive offices are located at 220 East 42nd Street, 27th Floor, New York, New York 10017, and its telephone number is (212) 697-4740.

CALP Merger L.P.
      CALP Merger L.P., a Delaware limited partnership and a wholly owned subsidiary of Flag Fund V, was formed in 2005 solely for the purpose of facilitating Flag Fund V’s acquisition of our operating partnership. CALP Merger L.P. has not carried on any activities to date other than those incident to its formation and the negotiation and execution of the merger agreement. CALP Merger L.P.’s principal executive offices are located at 220 East 42nd Street, 27th Floor, New York, New York 10017, and its telephone number is (212) 697-4740.
The Mergers (page 42)

Company Merger
      Flag Fund V has agreed to acquire our company under the terms of the merger agreement that is described in this proxy statement and attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.
      Under the terms of the merger agreement, CA Acquisition REIT will merge with and into us and we will be the surviving real estate investment trust, or REIT, with all of our common shares owned by Flag Fund V. We sometimes use the term “surviving REIT” in this proxy statement to describe Capital Automotive as the surviving entity following the merger. Under the merger agreement, each of our common shares, par value $0.01 per share (other than common shares owned by Flag Fund V and its subsidiaries, which will be cancelled, and which we collectively refer to as the “unconverted shares”), will be converted into the right to receive cash consideration of $38.75, without interest, less any required withholding for taxes (we sometimes refer in this proxy statement to the consideration to be paid for each common share outstanding at the time of the merger as the “merger consideration”). Under the terms of the merger agreement, our existing Series A preferred shares and Series B preferred shares will remain issued and outstanding as preferred shares of the surviving REIT. The surviving REIT will continue to pay the required quarterly dividends on our preferred shares. However, in a letter to us, Flag Fund V has indicated that it intends to offer to purchase our Series A preferred shares and Series B preferred shares for cash, at par, effective upon the completion of the merger or within a reasonable time thereafter, subject to, among other things, its ability to obtain sufficient funds to purchase the preferred shares.
      Upon consummation of the merger, each of our common shares outstanding immediately prior to the merger will cease to be outstanding and will be cancelled and will cease to exist. Each holder of our common shares, other than unconverted shares, will cease to have any rights with respect to such shares other than the right to receive the merger consideration. Each certificate evidencing our common shares, other than unconverted shares, will thereafter represent the right to receive the merger consideration. In addition, each outstanding share of CA Acquisition REIT will be converted into a common share of the surviving REIT.
      In accordance with the terms of the original compensation awards, all outstanding unvested options to purchase our common shares will be accelerated so that these options will be fully vested immediately prior to the consummation of the merger. Upon consummation of the merger, all unexercised options to purchase our common shares will be cancelled and converted into the right to receive the merger consideration, less the exercise price for each common share underlying the options.
      Also in accordance with the terms of the original compensation awards, all outstanding restricted shares, phantom shares and deferred restricted shares will vest in full immediately prior to the consummation of the merger and will be considered for all purposes of the merger agreement to be outstanding common shares entitled to receive the same per share merger consideration as our other common shares.
      A more complete description of the effect of the merger on our common share options, restricted shares, phantom shares and deferred restricted shares is contained in “Approval of the Merger Agreement and the Merger — Interests of Our Trustees and Executive Officers in the Merger — Treatment of Share Options; Restricted Shares; Phantom Shares and Deferred Restricted Shares” on page 32.

Partnership Merger
      In the partnership merger, CALP Merger L.P. will merge with and into our operating partnership, with our operating partnership surviving the partnership merger as the surviving partnership. We sometimes use the term “surviving partnership” in this proxy statement to describe Capital Automotive L.P. as the surviving entity following the partnership merger.
      Under the terms of the limited partnership agreement of our operating partnership, each limited partner, other than us, that owns common units of limited partnership interest has the right to require the operating partnership to redeem each of the partner’s common units for cash equivalent to one of our common shares. We may elect to assume that obligation of the operating partnership and acquire the common units by issuing our common shares to the partner on the basis of one common share for each common unit acquired.
      In the partnership merger, each common unit of limited partnership interest in our operating partnership, other than common units held by us, will be converted into and cancelled in exchange for the right to receive either $38.75 per common unit or, if a holder of a common unit of limited partnership interest so elects, subject to certain conditions, a membership interest in a newly formed Delaware limited liability company that will be an affiliate of Flag Fund V and will own as its sole asset after the partnership merger a common limited partnership interest in the surviving partnership. The ability of one or more of the holders of common units of limited partnership interest in our operating partnership to receive membership interests in the newly formed affiliate of Flag Fund V will depend upon the availability of an exemption from registration for the offering of the membership interests under federal and state securities laws.

Sequence of Transactions
      We expect that the company merger and the partnership merger will occur on the same day, with the company merger occurring first and the partnership merger occurring second.
Dividends (page 37)
      The merger agreement authorizes us to continue to declare and pay regular quarterly dividends to holders of record of our common shares for each full fiscal quarter that ends prior to the closing of the merger. There will be no prorated dividend paid on our common shares for the quarter in which the closing occurs. If the closing occurs prior to February 7, 2006, which is our previously scheduled record date for the fourth quarter of 2005, you will not receive a dividend for the fourth quarter of 2005. If the closing occurs on or after February 7, 2006, you will receive a dividend for the fourth quarter of 2005. We currently expect that the closing will occur promptly following the special meeting, on or about December 15, 2005, in which case you will not receive a dividend for the fourth quarter of 2005.
Recommendation of Our Board of Trustees (page 26)
      On September 2, 2005, after careful consideration of the factors described in “Approval of the Merger Agreement and the Merger — Factors Considered by Our Board of Trustees and Reasons for the Merger” on page 24, our board of trustees, upon the unanimous recommendation of the special committee of the board of trustees, unanimously:

•	determined that it was advisable, fair to and in the best interests of our company and our shareholders for us to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; and

•	approved the merger agreement and the merger.
      In addition, our board of trustees unanimously agreed to recommend to our shareholders that the shareholders vote for the approval of the merger agreement and the merger.
      The background and reasons for the merger are described in detail on pages 18 through 24.

The Special Meeting (page 15)
      The special meeting of our shareholders will be held at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102, at 8:30 a.m., local time, on December 14, 2005. At the special meeting, you will be asked to:

•	vote to approve the merger agreement and the merger; and

•	consider and act upon such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.
Merger Vote Requirement; Shareholders Entitled to Vote; Vote Required (page 15)
      The merger agreement and the merger must be approved by the affirmative vote of holders of at least a majority of our outstanding common shares that are entitled to vote at the special meeting. You may vote at the special meeting if you owned our common shares at the close of business on November 4, 2005, the record date for the special meeting. In accordance with our declaration of trust, as amended, and applicable law, holders of our Series A preferred shares and Series B preferred shares are not entitled to notice of or to vote at the special meeting. On the record date, there were 46,084,557 common shares outstanding and entitled to vote. You have one vote for each common share that you owned on the record date.
Partnership Merger Vote Requirement (page 16)
      Our consent, as the general partner of our operating partnership, and the consent of the holders of two-thirds of the outstanding common units of limited partnership interest in our operating partnership are required to approve the partnership merger. Since we hold, and expect to hold as of the date of the vote to approve the partnership merger, 100% of the general partnership interests in our operating partnership and more than two-thirds of the outstanding common units of limited partnership interest in our operating partnership, the partnership merger will be approved if we approve it, without the need for any other holder of common units of limited partnership interest to approve the partnership merger. Provided we do not accept a superior proposal, we have indicated to Flag Fund V that we intend to vote our common units of limited partnership interest in our operating partnership FOR the approval of the partnership merger.
Opinion of Our Financial Advisor (page 26)
      Wachovia Capital Markets, LLC, which we sometimes refer to in this proxy statement as “Wachovia Securities,” rendered its oral opinion, which was subsequently confirmed in writing, to the special committee of our board of trustees that, as of September 2, 2005, the $38.75 in cash per common share to be received by holders of our common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders.
      The full text of Wachovia Securities’ written opinion, dated September 2, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinion, is attached as Annex B to, and is incorporated by reference in, this proxy statement. The opinion of Wachovia Securities as to the fairness of the merger consideration to the common shareholders does not constitute a recommendation as to how you should vote with respect to the merger agreement, the merger or any other matter related thereto. You should carefully read the opinion in its entirety.
Interests of Our Trustees and Executive Officers in the Merger (page 32)
      Members of our board of trustees and our executive officers have interests in the merger that differ from, or are in addition to, those of other shareholders. For example:

•	in accordance with the terms of the original compensation awards, each outstanding option to purchase our common shares held by our trustees will be accelerated so that these options will be fully vested immediately prior to the consummation of the merger, and, at the time the merger is consummated, will be converted into the right to receive an amount in cash equal to the $38.75 per share merger consideration, less the exercise price for each common share underlying the option;

•	our executive officers hold restricted shares as to which, in accordance with the terms of the original compensation awards, the restrictions will lapse and the restricted shares will vest in full immediately prior to the effective time of the merger, so that each restricted share will, at the completion of the merger, be converted into the right to receive the $38.75 per share merger consideration;

•	our executive officers hold phantom shares and deferred restricted shares which will vest in full immediately prior to the completion of the merger and, therefore, will be considered outstanding common shares entitled to receive the $38.75 per share merger consideration for each phantom share or deferred restricted share;

•	our executive officers will receive, as a result of the merger, change of control benefits consisting of lump sum cash payments and the continuation of medical benefits, as provided for under their existing employment agreements with us;

•	our executive officers have agreed, conditioned upon the completion of the merger, to enter into new employment agreements with the surviving partnership or a management entity providing for employment with the surviving partnership or such management entity following the completion of the merger;

•	certain of our executive officers are involved in negotiations with Flag Fund V with respect to the executives making an equity investment in the surviving partnership that would entitle them to receive their share of partnership profits distributed to all unit holders of the surviving partnership and, in addition, if the return to all unit holders exceeds a specified percentage, a preferential return;

•	certain of our trustees will be entitled to receive payment of their interests in our deferred compensation plan for trustees, upon termination as a trustee which is expected to occur as a result of the merger;

•	our trustees and officers will continue to be indemnified for six years after the completion of the merger and will have the benefit of directors’ and officers’ liability insurance for six years after completion of the merger; and

•	our trustees who own common units of limited partnership in our operating partnership will, as a result of the merger, have the right to receive either $38.75 per common unit or a membership interest in a newly formed limited liability company that will be an affiliate of Flag Fund V and will own as its sole asset after the partnership merger a common limited partnership interest in the surviving partnership.
      The special committee and our board of trustees were informed of the foregoing interests of our trustees and executive officers in the merger and considered them when they approved the merger agreement and the merger.
Delisting and Deregistration of Our Shares (page 41)
      If the merger is completed, our common shares will no longer be listed on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended (the Exchange Act). Under the terms of the merger agreement, our Series A preferred shares and Series B preferred shares will continue to be registered and listed on the Nasdaq National Market. However, in a letter to us, Flag Fund V has indicated that it intends to offer to purchase our Series A preferred shares and Series B preferred shares for cash, at par, effective upon the completion of the merger or within a reasonable time thereafter, subject to, among other things, its ability to obtain sufficient funds to purchase the preferred shares. Once the merger has been consummated, for such time as the preferred shares remain outstanding,

Flag Fund V may seek to deregister our Series A preferred shares and Series B preferred shares under the Exchange Act and delist our Series A preferred shares and Series B preferred shares from the Nasdaq National Market. In addition, if the Nasdaq National Market advises the surviving REIT that it believes that either our Series A preferred shares or Series B preferred shares, or both, do not meet Nasdaq’s listing requirements, Flag Fund V has indicated that it does not intend to contest any threatened delisting, nor does it intend to seek to list these shares on another trading market. For these reasons, there is no assurance that an active trading market for either our Series A preferred shares or Series B preferred shares will continue to exist, although the terms and requirements of those securities will remain the same.
Tender Offer for Our Monthly Income Notes (page 41)
      On November 2, 2005, CA Acquisition REIT commenced a cash tender offer for any and all of the outstanding $125 million aggregate principal amount of our 6.75% Monthly Income Notes Due 2019 and a consent solicitation seeking the consent of the holders to proposed amendments to the indenture that governs the notes. The offer to purchase the notes will expire on December 2, 2005, unless extended. Holders of the notes who validly tender their notes by November 16, 2005 will receive $26.00 per $25.00 principal amount of notes tendered. Holders of the notes who validly tender their notes after November 16, 2005 will receive $24.00 per $25.00 principal amount of notes tendered. All holders who validly tender notes will be deemed to have consented to the amendments to the indenture which will, among other matters, eliminate substantially all of the restrictive covenants in the indenture. The consummation of the tender offer is subject to, among other conditions, the receipt of consents to the amendments from holders of at least approximately $62.5 million in principal amount of the notes and the completion of the merger.
The Merger Agreement

Conditions to the Merger (page 47)
      Completion of the merger depends upon meeting or waiving a number of conditions including:

•	approval of the merger agreement and the merger by our common shareholders;

•	receipt of a legal opinion regarding our qualification as a REIT for federal income tax purposes;

•	continued accuracy of the respective representations and warranties and compliance with the covenants made by us and Flag Fund V in the merger agreement;

•	there has been no event, change or occurrence that has had a material adverse effect on our company; and

•	other customary closing conditions.
      Where the law permits, Flag Fund V, on the one hand, or we, on the other hand, could decide to complete the merger even though one or more conditions were not satisfied. By law, neither Flag Fund V nor we can waive:

•	the requirement that our common shareholders approve the merger agreement and the merger; or

•	any court order or law preventing the closing of the merger.
      Whether any of the other conditions would be waived would depend on the facts and circumstances as determined by the reasonable business judgment of the managers of Flag Fund V or our board of trustees, as the case may be.

Termination of the Merger Agreement (page 50)
      Flag Fund V and we can jointly agree to terminate the merger agreement at any time, even if our common shareholders have approved the merger. In addition, either Flag Fund V or we can decide, without the consent of the other, to terminate the merger agreement if:

•	the required approval by our common shareholders has not been obtained at the special meeting;

•	any order, decree, ruling or other action of a governmental entity permanently restraining, enjoining or otherwise prohibiting the merger has become final and non-appealable; or

•	the merger has not been completed by February 3, 2006, unless the parties otherwise agree (we sometimes refer to the February 3, 2006 date, as the same may be extended by the parties, as the “final closing date”).

      Flag Fund V may unilaterally terminate the merger agreement if:

•	we have breached or failed to perform in any material respect any of our representations, warranties or covenants contained in the merger agreement, which would lead to the failure of a condition to the completion of the merger that is incapable of being cured prior to the final closing date;

•	Flag Fund V has not, as of the closing of the merger, received a legal opinion from our tax counsel regarding our qualification as a REIT for federal income tax purposes; or

•	our board of trustees fails to recommend in this proxy statement that our common shareholders approve the merger agreement and the merger, withdraws or modifies its recommendation of the merger agreement and the merger, or recommends that shareholders accept or approve a third-party acquisition proposal.
      We may unilaterally terminate the merger agreement if:

•	Flag Fund V has breached or failed to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which would lead to the failure of a condition to the completion of the merger that is incapable of being cured prior to the final closing date; or

•	we enter into a definitive agreement to effect a superior proposal with a third party, provided that we have given Flag Fund V at least three business days’ prior written notice and we pay Flag Fund V the termination fee described below under “— Termination Fee and Expenses.”

Termination Fee and Expenses (page 51)
      The merger agreement provides that, in specified circumstances, we may be required to pay to Flag Fund V a termination fee of up to $40.0 million. In addition, the merger agreement provides that we may be obligated under specified circumstances to reimburse up to $7.5 million of Flag Fund V’s expenses if the merger agreement is terminated (up to $5.0 million if the termination results from shareholder approval not being obtained at the special meeting), subject to an overall cap on the termination fee and expense reimbursement of $40.0 million.
Litigation Relating to the Merger (page 37)
      We are aware of a class action lawsuit relating to the merger filed against us and each of our trustees in the Circuit Court for Baltimore, Maryland. The lawsuit alleges, among other things, that the merger consideration to be paid to our common shareholders in the merger is unfair and inadequate and unfairly favors insiders. The complaint seeks, among other relief, certification of the lawsuit as a class action, a declaration that the merger agreement was entered into in breach of our board’s fiduciary duties, and an injunction preventing completion of the merger unless and until we adopt and implement a process such as an auction to obtain the highest possible price for the company. On November 9, 2005, we entered into a memorandum of understanding with the plaintiff in this case pursuant to which we agreed in principle to settle this lawsuit, subject to the execution of definitive settlement documents, completion by the plaintiff’s counsel of confirmatory discovery and court approval.
Material United States Federal Income Tax Consequences (page 38)
      The receipt of the merger consideration in cash for each of our common shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and your adjusted tax basis in that share. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the merger to you.
      You should read “Approval of the Merger Agreement and the Merger — Material United States Federal Income Tax Consequences” on page 38 for a more complete discussion of the federal income tax consequences of the merger.
Financing and Guaranty (page 50)
      Flag Fund V has represented to us that at the closing of the merger it will have sufficient funds to pay the aggregate merger consideration and to pay any and all fees and expenses in connection with the merger and the financing thereof. Additionally, DRA Growth & Income Fund V LLC, an affiliate of Flag Fund V, has guaranteed the obligations of Flag Fund V, CA Acquisition REIT and CALP Merger L.P. under the merger agreement, including but not limited to their payment obligations, pursuant to a written guaranty dated September 2, 2005 executed in favor of us and our operating partnership. Flag Fund V expects to obtain debt and equity financing from third parties, on its own behalf or on behalf of the surviving REIT or surviving partnership, in order to satisfy these payment obligations.
Regulatory Matters (page 37)
      No material federal or state regulatory requirements, other than the filing and distribution of this proxy statement, must be complied with or approvals obtained by us or Flag Fund V in connection with the merger.
Exchange Agent (page 43)
      American Stock Transfer & Trust Company will act as the exchange agent in connection with the merger.
Dissenters’ Rights (page 37)
      We are organized as a REIT under Maryland law. Under Maryland law, because our common shares and preferred shares are quoted on the Nasdaq National Market and our preferred shares are not entitled to vote on the merger, holders of our common shares and preferred shares who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger.
QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:  What matters will be voted on at the special meeting?

A:	You are being asked to:

•	approve the Agreement and Plan of Merger, dated as of September 2, 2005, by and among Capital Automotive REIT, Flag Fund V LLC, CA Acquisition REIT, Capital Automotive L.P. and CALP Merger L.P., and approve the merger; and

•	transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.
Q:  What is the proposed merger transaction?

A:	The proposed merger is the acquisition of all of our common shares by Flag Fund V pursuant to the merger agreement you are being asked to approve. Once the merger agreement and the merger have been approved by our common shareholders and the other closing conditions under the merger agreement have been satisfied or waived, CA Acquisition REIT will merge with and into us. We will be the surviving REIT in the merger and all of our issued and outstanding common shares will be owned by Flag Fund V. For additional information about the merger, please review the merger agreement attached to this proxy statement as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.
Q:  As a common shareholder, what will I receive in the merger?

A:	Our common shareholders will receive cash consideration for each outstanding common share of $38.75, without interest, less any required withholding for taxes.
Q:  When and where is the special meeting of our shareholders?

A:	The special meeting of shareholders will take place on December 14, 2005, at 8:30 a.m. local time, at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102.
Q:  Who can vote and attend the special meeting?

A:	The holders of record of our common shares as of the close of business on November 4, 2005, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. In accordance with our declaration of trust, as amended, holders of our Series A preferred shares and Series B preferred shares are not entitled to notice of or to vote at the special meeting.
Q:  What vote of our shareholders is required to approve the merger agreement and the merger?

A:	Approval of the merger requires the affirmative vote of at least a majority of our outstanding common shares that are entitled to vote at the special meeting. We urge you to complete, execute and return the enclosed proxy card, or follow the instructions on your proxy card for telephonic or Internet proxy authorization, to assure the representation of your shares at the special meeting. The merger does not require the approval of the holders of units of limited partnership interest of Capital Automotive L.P., our operating partnership (other than from us in our capacity as general partner and limited partner of the operating partnership), or the approval of any holders of our preferred shares.

Q:	Besides the vote of our shareholders, what are the other conditions to the completion of the merger?

A:	The merger agreement provides for a number of other conditions to the completion of the merger, and these conditions are described in this proxy statement under “The Merger Agreement — Conditions to the Merger.” These conditions include, among other things, the absence of a material adverse change to our company, the correctness and accuracy, as of the closing of the merger, of both parties’ representations and warranties contained in the merger agreement, and the receipt by Flag Fund V of an opinion, dated as of the closing of the merger, from our tax counsel relating to our qualification as a REIT.

Q:	How does our board of trustees recommend that I vote?

A:	Our board of trustees unanimously recommends that our shareholders vote “FOR” the proposal to approve the merger agreement and the merger.

Q:	Why is our board of trustees recommending that I vote in favor of the proposal to approve the merger agreement and the merger?

A:	Upon the unanimous recommendation of the special committee of our board of trustees, consisting of four of our independent trustees, none of whom is an employee of, or otherwise affiliated with us, our affiliates, Flag Fund V or its affiliates, and after careful consideration, our board of trustees unanimously approved the merger agreement and the merger, and unanimously determined that the merger is advisable, fair to and in the best interests of our company and our shareholders. In reaching its decision to approve the merger agreement and the merger and to recommend the approval of the merger agreement and the merger by our shareholders, our board of trustees consulted with the special committee and management, as well as with our, and the special committee’s, legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. Our board of trustees also considered each of the items set forth on pages 24 through 26 under “Approval of the Merger Agreement and the Merger — Factors Considered by Our Board of Trustees and Reasons for the Merger.”

Q:	Why was the special committee of our board of trustees appointed?

A:	Certain of our trustees and executive officers have interests in the merger and the other transactions contemplated by the merger agreement that differ from those of our other shareholders. In order to limit or eliminate any possible effect that those potential conflicts of interest might have in connection with the evaluation by our board of trustees and management of the merger and the related transactions, our board of trustees appointed a special committee, consisting of four of our independent trustees, none of whom is an employee of, or otherwise affiliated with us, our affiliates, Flag Fund V or its affiliates, to review and evaluate the proposed merger and the related transactions. For more information about the interests of our trustees and executive officers, you should read “Approval of the Merger Agreement and the Merger — Interests of Our Trustees and Executive Officers in the Merger” on page 32.

Q:	How do I cast my vote?

A:	If you were a holder of record of our common shares on November 4, 2005, you may vote in person at the special meeting or submit a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope or, if you would prefer, follow the instructions on your proxy card for telephonic or Internet proxy authorization.
If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement and the merger.

Q:	How do I cast my vote if my common shares are held of record in “street name” by my bank, broker or another nominee?

A:	If your shares are held of record by a broker, bank or other nominee, which is often referred to as holding your shares in “street name,” you must obtain a proxy form from the broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or nominee. If you do not provide the record holder of your shares with instructions on how to vote your shares, the record holder generally will not be permitted to vote your shares. The inability of your record holder to vote your shares, often referred to as a “broker non-vote,” will have the same effect as a vote against the approval of the merger agreement and the merger. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other nominee, or contact them directly, to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against approval of the merger agreement and the merger.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by delivering a later-dated, signed proxy card to our corporate secretary, by authorizing a subsequent proxy telephonically or over the Internet, or by attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to our corporate secretary prior to the vote at the special meeting. If your shares are held in street name, you must contact your broker, bank or nominee to determine how to revoke your proxy. In general, submitting a subsequent proxy executed by the party that executed the original proxy will revoke the earlier proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive. You may also follow the instructions on the proxy cards for telephonic or Internet proxy authorization for each proxy card that you receive.

Q:	Does Capital Automotive expect to continue to pay regular quarterly dividends on its common shares?

A:	Yes, we will continue to declare and pay regular quarterly dividends to holders of record of our common shares for each full fiscal quarter ending prior to the closing of the merger. There will be no pro rated dividend paid for the quarter in which the closing occurs. If the closing occurs prior to February 7, 2006, which is our previously scheduled record date for the fourth quarter of 2005, you will not receive a dividend for the fourth quarter of 2005. If the closing occurs on or after February 7, 2006, you will receive a dividend for the fourth quarter of 2005. We currently expect that the closing will occur promptly following the special meeting, on or about December 15, 2005, in which case you will not receive a dividend for the fourth quarter of 2005.

Q:	Do common or preferred shareholders who object to the merger have dissenters’ rights or appraisal rights with respect to the merger?

A:	No. We are organized as a REIT under Maryland law. Under Maryland law, because our common shares and preferred shares are quoted on the Nasdaq National Market and our preferred shares are not entitled to vote on the merger, holders of our common shares and preferred shares who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger.
Q:  Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of the merger consideration in cash for each of our common shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and your adjusted tax basis in that share.

You should read “Approval of the Merger Agreement and the Merger — Material United States Federal Income Tax Consequences” on page 38 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the merger to you.
Q:  Should I send in my common share certificates now?

A:	No. Promptly after the merger is completed, each holder of record of our common shares at the effective time of the merger will be sent written instructions for exchanging your share certificates for the $38.75 per share merger consideration payable to you. These instructions will tell you how and where to send in your certificates in return for the merger consideration.
Q:  When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. We currently expect to complete the merger on or about December 15, 2005. However, we cannot predict the exact timing of the merger because the merger is subject to specified closing conditions. See “The Merger Agreement — Conditions to the Merger.”
Q:  Who can help answer my questions?

A:	If you have any questions about the proposals or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:
Capital Automotive REIT
8270 Greensboro Drive, Suite 950
McLean, Virginia 22102
(703) 288-3075
Attention: Investor Relations
E-mail: capauto.ir@capitalautomotive.com
or
Morrow & Co., Inc.
470 West Avenue
Stamford, Connecticut 06902
(800) 607-0088
Facsimile: (631) 243-7980
E-mail: cars.info@morrowco.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “intend,” “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “would,” and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in a forward-looking statement.
      In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the possibility that the proposed merger will not be consummated on the terms described in this proxy statement, or at all;

•	the potential adverse effect on our business and operations of the covenants we made in the merger agreement;

•	the decrease in the amount of time and attention that management can devote to our business while also devoting its attention to effectuating the proposed merger;

•	increases in operating costs resulting from the expenses related to the proposed merger;

•	our inability to retain and, if necessary, attract key employees, particularly in light of the proposed merger;

•	risks resulting from the pending lawsuit and any other lawsuits that may arise out of the proposed merger;

•	risks that our tenants will not pay rent;

•	risks related to the mortgage loans in our portfolio, such as the risk that our borrowers will not pay the principal or interest or otherwise default, the level of interest income generated by the mortgage loans, the market value of the mortgage loans and of the properties securing the loans, and provisions of federal, state and local law that may delay or limit our ability to enforce our rights against a borrower or guarantor in the event of a default under a loan;

•	risks related to our reliance on a small number of dealer groups for a significant portion of our revenue;

•	risks of financing, such as increases in interest rates and our ability to meet existing financial covenants, to maintain our investment-grade senior unsecured debt ratings and to consummate planned and additional financings on terms that are acceptable to us;

•	risks that our growth will be limited if we cannot obtain additional capital or refinance our maturing debt;

•	risks that planned and additional real estate investments may not be consummated;

•	risks that competition for future real estate investments could result in less favorable terms for us;

•	risks relating to the automotive industry, such as the ability of our tenants to compete effectively in the automotive retail industry or operate profitably and the ability of our tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, incentives, warranty programs, marketing or other practices, or changes in the economy generally;

•	risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate;

•	risks related to our financing of new construction and improvements;

•	environmental and other risks associated with the acquisition and leasing of automotive properties; and

•	risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT.

      Many of these and other important factors are detailed in this proxy statement or in various SEC filings made periodically by us, particularly our most recent report on Form 10-K and subsequent reports on Form 10-Q as well as our Current Report on Form 8-K/ A filed on March 11, 2005, copies of which are available from us without charge or online at http://www.capitalautomotive.com. Please review this proxy statement and these filings and do not place undue reliance on these forward-looking statements.
      You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained in this proxy statement to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING
      We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of trustees in connection with the special meeting of our shareholders.
Date, Time and Place
      We will hold the special meeting on December 14, 2005, at 8:30 a.m., local time, at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102.
Purpose of the Special Meeting
      At the special meeting, we are asking holders of record of our common shares to consider and vote on the following proposals:

•	The approval of the Agreement and Plan of Merger, dated as of September 2, 2005, by and among Capital Automotive REIT, Flag Fund V LLC, CA Acquisition REIT, Capital Automotive L.P. and CALP Merger L.P., and the approval of the merger (see “Approval of the Merger Agreement and the Merger” on page 18 and “The Merger Agreement” on page 41); and

•	The transaction of any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.
Recommendation of Our Board of Trustees
      Upon the unanimous recommendation of the special committee of our board of trustees, consisting of four of our independent trustees, none of whom is an employee of, or otherwise affiliated with us, our affiliates, Flag Fund V or its affiliates, our board of trustees has unanimously determined that it is advisable, fair to and in the best interests of our company and our shareholders for our company to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement.
      Our board of trustees unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement and the merger.
Record Date; Shareholders Entitled to Vote; Quorum
      Only holders of record of our common shares at the close of business on November 4, 2005, the record date, are entitled to notice of and to vote at the special meeting. In accordance with our declaration of trust, as amended, holders of our Series A preferred shares and Series B preferred shares are not entitled to notice of or to vote at the special meeting. On the record date, 46,084,557 of our common shares were outstanding and entitled to vote and held by 510 holders of record. The holders of record of our common shares on the record date are entitled to one vote per share on any proposal at the special meeting.
      A quorum is necessary to hold a valid special meeting. A quorum will be present if the holders of a majority of our common shares are present at the special meeting, either in person or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions and any broker non-votes will be counted as shares that are represented at the special meeting.
Vote Required for Approval of the Merger Agreement and the Merger
      The approval of the merger agreement and the merger by our shareholders requires the affirmative vote of the holders of a majority of our outstanding common shares that are entitled to vote at the special meeting. Because the vote is based on the number of shares outstanding rather than the number of votes cast, a failure to vote your shares, an abstention and a broker non-vote each will have the same effect as voting against the approval of the merger agreement and the merger.

Partnership Merger Vote Requirement
      Our consent, as the general partner of our operating partnership, and the consent of the holders of two-thirds of the outstanding common units of limited partnership interest in our operating partnership, is required to approve the partnership merger. Since we hold, and expect to hold as of the date of the vote to approve the partnership merger, 100% of the general partnership interests in our operating partnership and more than two-thirds of the outstanding common units of limited partnership interest in our operating partnership, the partnership merger will be approved if we approve it, without the need for any other holder of common units of limited partnership interest to approve the partnership merger. Provided we do not accept a superior proposal, we have indicated to Flag Fund V that we intend to vote our common units of limited partnership interest in our operating partnership FOR the approval of the partnership merger.
Voting; Proxies
      At the special meeting, you may vote by proxy or, if you are the record holder of your shares, in person.
     Voting in Person
      If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held on your behalf by a broker, bank or other nominee as record holder (often referred to as being held in “street name”) and you wish to vote at the special meeting, you must contact your broker, bank or other nominee to vote your proxy.
     Voting by Proxy
      All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted FOR the approval of the merger agreement and the merger.
      Only shares affirmatively voted for the approval of the merger agreement and the merger and properly executed proxies that do not contain voting instructions will be counted as favorable votes for the merger proposal. Common shares held by persons attending the special meeting but not voting, and common shares for which we received proxies but with respect to which holders of those shares have abstained from voting or failed to provide instructions to their brokers resulting in a broker non-vote, will have the same effect as votes against the approval of the merger agreement and the merger.
Adjournments; Other Business
      Adjournments of the special meeting may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. If the adjournment is to a date more than 120 days from the initially established record date for the special meeting, or if after the adjournment a new record date is fixed by our board of trustees for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record on the new record date and entitled to vote at the meeting. We do not currently intend to seek an adjournment of the special meeting.
      We do not expect that any matter other than the proposal to approve the merger agreement and the merger will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their discretion with respect to those matters.

Revocation of Proxies
      Submitting a proxy on the enclosed form does not preclude a shareholder of record from voting in person at the special meeting. A shareholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person. A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.
Solicitation of Proxies
      We are soliciting proxies for the special meeting from our shareholders. We will bear the entire cost of soliciting proxies from our shareholders. We will pay approximately $10,000 (plus reimbursement of out-of-pocket expenses) to Morrow & Co., Inc., our proxy solicitor. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common shares held by them and secure their voting instructions if necessary. We will reimburse those record holders for their reasonable expenses in so doing. Some of our regular employees or trustees, who will not be specially compensated, may solicit proxies from our shareholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.
Dissenters’ Rights
      We are organized as a REIT under Maryland law. Under Maryland law, because our common shares and preferred shares are quoted on the Nasdaq National Market and our preferred shares are not entitled to vote on the merger, holders of our common shares and preferred shares who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger.
Assistance
      If you need assistance in completing your proxy card or authorizing your proxy telephonically or over the Internet, or if you have questions regarding our special meeting, please contact:

Capital Automotive REIT 8270 Greensboro Drive, Suite 950 McLean, Virginia 22102 (703)288-3075 Attention: Investor Relations E-mail: capauto.ir@capitalautomotive.com
      or

Morrow & Co., Inc. 470 West Avenue Stamford, Connecticut 06902 (800)607-0088 Facsimile: (631)243-7980 E-mail: cars.info@morrowco.com

APPROVAL OF THE MERGER AGREEMENT
AND THE MERGER
      The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this proxy statement, including the merger agreement attached as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.
General Description of the Merger
      Under the terms of the merger agreement, CA Acquisition REIT will merge with and into us and we will be the surviving REIT, with all of our common shares owned by Flag Fund V. Pursuant to the merger agreement, each of our outstanding common shares, par value $0.01 per share (other than shares owned by Flag Fund V and its subsidiaries, which will be cancelled, and which we collectively refer to as the “unconverted shares”), will be converted into the right to receive cash consideration of $38.75, without interest, less any required withholding for taxes (we sometimes refer in this proxy statement to the consideration to be paid for each common share outstanding at the time of the merger as the “merger consideration”). Under the terms of the merger agreement, our existing Series A preferred shares and Series B preferred shares will remain issued and outstanding as preferred shares of the surviving REIT. The surviving REIT will continue to pay the required quarterly dividends on our preferred shares. However, in a letter to us, Flag Fund V has indicated that it intends to offer to purchase our Series A preferred shares and Series B preferred shares for cash, at par, effective upon the completion of the merger or within a reasonable time thereafter, subject to, among other things, its ability to obtain sufficient funds to purchase the preferred shares.
      All outstanding unvested options to purchase our common shares will be accelerated so that these options will be fully vested prior to the consummation of the merger. Upon consummation of the merger, all unexercised options to purchase our common shares will be cancelled and converted into the right to receive the merger consideration in cash, less the exercise price for each common share underlying the options.
      All outstanding restricted shares, phantom shares and deferred restricted shares will vest in full immediately prior to the effective time of the merger and will be considered for all purposes of the merger agreement to be outstanding common shares that will receive the same per share merger consideration as our other common shares.
Background of the Merger
      The chronology of events and actions of our board of trustees, the special committee and management leading to the proposed merger is outlined below. Each meeting of our board of trustees or the special committee, as the case may be, was attended by at least a majority of our trustees or a majority of our trustees who are members of the special committee. Certain of our board of trustees or special committee meetings were also attended by our key executive officers and our and the special committee’s outside advisors, including Wachovia Securities and legal counsel.
      In pursuing its objective of enhancing shareholder value, our board of trustees has from time to time considered opportunities for a variety of transactions involving our company, including business combinations and other strategic transactions. Over the course of the past several years, our company has had informal discussions with various parties for the purpose of exploring their potential interest in, and the feasibility of, a strategic business combination or other strategic transaction with the objective of enhancing shareholder value. In addition, our board of trustees and management have considered diversification of our business lines and asset type. However, our board of trustees and management determined that diversification was not in our company’s or our shareholders’ best interests. Our board of trustees believed, among other factors, that diversification was counter to management’s expertise and our strategic objectives and that the market would react negatively to such diversification. Moreover, our board of trustees believed that diversification would likely not enhance shareholder value because in the REIT industry, specialized REITs often have higher valuations than those with diversified asset classes.
      During a meeting of our board of trustees on July 27, 2004, an investment banking firm which had previously done substantial debt and equity underwriting for our company made a presentation to our board of trustees during which it discussed the benefits and risks of pursuing a strategic transaction or diversifying our business lines and asset type and recommended, among other items, that the company market itself to a limited target list of potential buyers as a means of assessing our value and future opportunities for a combined company. The investment banking firm did not specifically recommend a list of potential acquirers. As part of this presentation, the investment banking firm also recommended that we explore obtaining an investment grade rating with respect to our outstanding debt. The presentation was not part of a formal engagement of a financial advisor or a determination by our board to pursue strategic alternatives, but rather was intended to provide our board with information as to the range of options available to us. Our board subsequently instructed our management to investigate potential strategic transactions.
      From 2003 through February 2005, our management had informal discussions with five entities, including a commercial finance company, a pension fund and a public REIT, regarding potential strategic transactions. For various reasons primarily associated with the size of our company and the specialty nature of our assets, none of the entities was interested in pursuing a strategic transaction with us. None of these five entities entered into a confidentiality agreement with us or performed due diligence on us beyond a review of publicly available information.
      During March and April 2005, our management had discussions with DRA Advisors and a public REIT which together were considering a joint venture to acquire our company. During that time, our management also had discussions with two public net-lease REITs about a non-cash merger. Our management determined that a merger with either of these companies would be dilutive to our shareholder value, in that the companies were in separate and distinct asset classes from our company and were trading at lower multiples than our company or lacked sufficient financial resources to engage in a transaction with us, and therefore did not further pursue these alternatives. Discussions with DRA Advisors and its proposed joint venture partner continued.
      On May 9, 2005, Thomas D. Eckert, our president and chief executive officer, received a call from DRA Advisors’ potential joint venture partner explaining that it had completed its investment committee process and determined not to move forward with an offer because its preliminary analysis was that a joint venture would not generate sufficient returns for its investors.
      Between May 9, 2005 and May 18, 2005, our management had discussions with DRA Advisors by phone regarding DRA Advisors continuing to pursue an acquisition of our company without its potential joint venture partner.
      On May 10, 2005, during our board of trustees annual meeting, Mr. Eckert informed our board of the discussions with DRA Advisors and its potential joint venture partner. Our board of trustees considered various factors relating to whether a merger or other sale of our company was advisable, including the near and long term value of our company, increased competition and rising interest rates. Based on these factors, our board of trustees determined that it should consider bona fide proposals to acquire our company. Our board of trustees contemplated that a bona fide proposal would be a proposal from a company with sufficient capital or earnings multiple to be able to successfully complete a transaction of this size. To avoid any issues of independence in evaluating a proposed transaction, the board resolved to form a special committee of our board of trustees that would consist of trustees who were neither part of our management nor holders of units of limited partnership interest in our operating partnership. The board then appointed Paul M. Higbee, William E. Hoglund, David B. Kay and R. Michael McCullough as the members of the special committee, to evaluate and investigate bona fide offers, negotiate with any prospective purchaser and do whatever else is necessary or appropriate to act in our shareholders’ best interests. The formation of the special committee was not considered by our board of trustees prior to the May 10, 2005 board of trustees meeting, as management’s discussions with DRA Advisors and its potential joint venture partner had until this time not resulted in the receipt or the pending receipt of a likely offer to pursue a strategic transaction with our company.
      On May 19, 2005, Mr. Eckert sent to our board of trustees a memorandum summarizing discussions that our management had with David Luski, executive vice president, and Brian Summers, chief financial officer, of DRA Advisors on May 18, 2005. Mr. Eckert sent this memorandum to the entire board of trustees, rather than only to the members of the special committee, to provide notice to all board members of an expected offer. Mr. Eckert informed our board of trustees that DRA Advisors was interested in acquiring not only our existing portfolio but that any offer would be expressly contingent upon our management and other key personnel committing to remain with the surviving REIT for an extended period of time in order to manage and continue to grow the portfolio. Although the special committee had been formed, Mr. Eckert and David S. Kay, our senior vice president and chief financial officer (no relation to David B. Kay) continued to participate in discussions with DRA Advisors on behalf of our company, as DRA Advisors had not yet provided a formal offer for consideration by the special committee.
      On June 9, 2005, Messrs. Eckert and Kay met with Messrs. Luski and Summers of DRA Advisors in New York to discuss a potential merger transaction. Later that same day, DRA Advisors submitted an offer (in the form of a non-binding term sheet) to acquire all of our outstanding common shares of beneficial interest at a price of $38.00 per share. On June 10, 2005, Mr. Eckert forwarded that offer to the special committee for their evaluation. Our management subsequently informed DRA Advisors that the special committee was evaluating the offer.
      On June 13, 2005, the special committee held its first meeting during which it discussed the need for the special committee to hire a financial advisor and to potentially hire counsel independent of management and our company.
      On June 15, 2005, the special committee held a meeting during which it discussed with Latham & Watkins LLP its role as legal counsel to our company and the importance of the special committee engaging independent counsel.
      On June 16, 2005, Mr. Higbee, on behalf of the special committee and as agreed to by the special committee during its June 15, 2005 meeting, contacted Venable LLP and engaged Venable to act as independent special legal counsel to the special committee. The special committee had considered two other potential legal counsels but chose Venable LLP because of its experience in the REIT industry and its independence from our company, our management and DRA Advisors. Between June 16, 2005 and June 22, 2005, members of our management, Mr. Higbee, Latham & Watkins and Venable had discussions regarding the DRA Advisors offer and the process to be followed in evaluating and considering the DRA Advisors offer.
      On June 22, 2005, the special committee held a meeting during which it discussed DRA Advisors’ offer, the respective roles of legal counsel in assisting our company and the special committee and the engagement of a financial advisor.
      On each of June 27, 2005 and June 28, 2005, the special committee held a meeting during which it considered several potential financial advisors, including a financial advisor recommended by our management. Although not the financial advisor recommended by our management, the special committee determined to engage Wachovia Securities as its financial advisor based on its experience in the market, reputation and the fact that Wachovia Securities did not have a substantial prior business relationship with our company or our management. In considering potential financial advisors, the special committee considered but determined not to engage two financial advisors solely because of their significant prior business relationship with our company and our management.
      Commencing on June 28, 2005, Mr. Higbee and Venable, with assistance from our management and Latham & Watkins and after consultation with the other members of the special committee, had discussions with Wachovia Securities regarding its representation of the special committee and the scope of its engagement. Wachovia Securities was engaged on June 30, 2005 to assist the special committee in reviewing and evaluating the various strategic alternatives available to our company and, in connection with such review, to perform valuation analyses with respect to our company.
      On July 7, 2005, the special committee held a meeting during which the independence of and standard of conduct applicable to the special committee members were considered and the independence of each committee member was confirmed. At the meeting, Mr. Higbee, who had been acting as the de facto chair of the committee, was formally appointed chair of the special committee based on his significant investment banking experience. In addition, Mr. Eckert, at the request of the special committee, participated in a portion of the meeting and gave a presentation to the special committee regarding his view on whether our company should consider a change of control transaction. Mr. Eckert summarized the reasons supporting the pursuit of a change of control transaction, including that the REIT market was experiencing historically high multiples of funds from operations and dividend yields were extremely low by historical measures. Additionally, the emergence of increased competition and the resulting lower investment yields, combined with rising interest rates, created significantly more potential down-side risk for our shareholders in the foreseeable future. Overall, Mr. Eckert asserted that he believed our share price was high in correlation to our peers, and our net asset value and our share price could be significantly lower in the near term if interest rates were to increase.
      On July 12, 2005, the special committee held a meeting. Wachovia Securities reviewed the strategic alternatives available to our company and discussed its preliminary valuation analyses of the company. Wachovia Securities also provided a list of over 20 other potential bidders (including three companies with which management had engaged in prior discussions), which included a cross-section of pension funds, pension fund advisors, commingled/closed-end funds and buyout funds as well as potential strategic bidders, consisting primarily of other REITs. The special committee directed Wachovia Securities to contact certain of the specified potential bidders who were deemed most likely to enter into a transaction and to simultaneously pursue negotiations with DRA Advisors regarding its proposal.
      Following the July 12, 2005 meeting of the special committee, Wachovia Securities and our management contacted DRA Advisors and stated that the special committee had determined to pursue negotiations regarding the sale of our company and had directed management and Wachovia Securities to lead the negotiations on its behalf.
      On July 15, 2005, Blank Rome LLP, legal counsel to DRA Advisors, sent a draft merger agreement to Latham & Watkins.
      Between July 18, 2005 and July 20, 2005, management, Wachovia Securities, Latham & Watkins and Venable had numerous discussions regarding the proposed merger agreement and, on July 20, 2005, a revised draft of the merger agreement which included aggregate comments was sent to Blank Rome. Open issues in the merger agreement included, among others, the price, the structure of the merger with regard to our operating partnership, the level of representations being made by our company, the need for DRA Advisors to have its financing guaranteed, the conduct of business between execution of the merger agreement and closing, and the degree to which our board of trustees could consider alternative proposals to the merger with DRA Advisors after execution of the merger agreement. This draft of the merger agreement was provided to the special committee on July 21, 2005.
      During July 2005 and while the negotiations with DRA Advisors were proceeding, Wachovia Securities contacted seven potential bidders previously identified to the special committee. Five of the seven parties contacted expressed no interest in moving forward with a transaction, citing valuation concerns, a lack of available capital to engage in an acquisition of our size and the specialty nature of our assets. We provided publicly available information to a sixth bidder, which ultimately decided not to proceed in view of our existing share price and the size of the required financial commitment to a specialty sector.
      On July 19, 2005, the seventh potential bidder entered into a confidentiality agreement with our company and commenced due diligence. On July 26, 2005, this bidder informed Wachovia Securities that our recent share trading ranges were too high in its view, and that it was not willing to pursue a transaction.
      Between July 20, 2005 and July 27, 2005, Wachovia Securities, Latham & Watkins and our management had numerous negotiations with DRA Advisors and its counsel regarding various aspects of the merger agreement and proposed merger. The special committee and Venable were provided with status updates and consulted with on aspects of the negotiations by our management and Latham & Watkins. Venable also participated in discussions with Latham & Watkins and Blank Rome, particularly with respect to the non-solicitation and termination provisions of the merger agreement.
      On July 26, 2005, our board of trustees held a meeting. During the meeting, Wachovia Securities presented to the entire board the materials it previously presented to the special committee on July 12, 2005. In addition, our board of trustees, at the request of the special committee, adopted resolutions further clarifying the scope of authority of the committee, including providing for the removal of a special committee member if he became conflicted, directing officers to cooperate with the special committee and to report on discussions with potential bidders and authorizing expenses the special committee believed to be appropriate for consideration of potential strategic transactions.
      On July 27, 2005, Blank Rome circulated a revised draft of the merger agreement.
      On August 1, 2005, the special committee held a meeting. During the meeting, Wachovia Securities updated the special committee on the results of its contacts with potential bidders, other than DRA Advisors, and its views on whether other potential bidders existed. After discussion, the special committee determined that the risks associated with contacting a broader group of potential bidders, including the associated risks that DRA Advisors might withdraw its offer and that the market and our tenants might have negative reactions if it were to become public that we were pursuing a strategic transaction, outweighed the potential benefit that an alternative bidder would emerge. During this meeting, Wachovia Securities also updated the special committee as to the status of negotiations with DRA Advisors. Legal counsel advised the special committee that any employment arrangement between our management and DRA Advisors should be fully negotiated prior to our company entering into a merger agreement with DRA Advisors, so that the special committee could fully evaluate all components of the transaction before deciding how to proceed.
      On August 3, 2005, a revised draft of the merger agreement was sent to DRA Advisors and its counsel including comments from management, Latham & Watkins, Venable and Wachovia Securities. Issues related to the structure of the merger of our operating partnership, pricing, the termination provisions (including the breakup fee and expense reimbursement, and the circumstances under which such amounts would be payable) and certain other items remained outstanding.
      Between August 3, 2005 and August 10, 2005, negotiations continued with DRA Advisors.
      On August 10, 2005, Mr. Higbee, in his role as chair of the special committee, Wachovia Securities and Venable engaged in discussions regarding the status of negotiations with DRA Advisors and negotiation strategy.
      Between August 11, 2005 and August 19, 2005, management, Wachovia Securities, Latham & Watkins and Venable engaged in discussions regarding open issues in the merger agreement and revised drafts of the merger agreement were circulated, including to the special committee.
      Throughout the second half of August 2005, our management, along with their advisors, negotiated new forms of employment agreements with DRA Advisors providing terms of employment with the surviving partnership or a management entity following the merger.
      Also in late August 2005, DRA Advisors arranged to meet in New York with John J. Pohanka, one of our trustees and a significant holder of units of limited partnership interest in our operating partnership, to discuss the possibility of his continued investment in the surviving partnership. In addition, representatives of DRA Advisors met with Robert M. Rosenthal, another trustee and significant unit holder of our operating partnership, in Nantucket to discuss the same. Both of these meetings were for informational and introductory purposes and did not involve negotiations with DRA Advisors. In addition, David S. Kay and John M. Weaver, our senior vice president, general counsel and secretary, met with Mr. Summers and Jean Marie Apruzzese of DRA Advisors to continue the negotiation of the employment agreements to be entered into by our management as a condition of their employment following the merger.
      On August 29, 2005, our management provided the special committee a summary of the proposed compensation to be received by our management from DRA Advisors following the merger as well as the change of control payments to our management arising under their current employment agreements as a result of the merger. On August 31, 2005, our management provided the special committee with a form of employment agreement to be entered into by Messrs. Eckert, Kay, Weaver and Ferriero and Ms. Clements in connection with their continued employment following the merger.
      On August 30, 2005, Mr. Higbee, Wachovia Securities and Venable discussed the status of price negotiations with DRA Advisors. Wachovia Securities explained that price discussions had been ongoing for several weeks, but that a final agreement had not yet been reached. Wachovia Securities further explained that DRA Advisors had recently indicated to our management that $38.50 per share was the highest price it could pay. Mr. Higbee instructed Wachovia Securities to contact DRA Advisors regarding the possibility of increasing its offer price.
      From August 30, 2005 through September 1, 2005, Wachovia Securities and Messrs. Eckert and Kay engaged in discussions with DRA Advisors regarding the offer price. Wachovia Securities also reviewed DRA Advisors’ expected acquisition financing terms as a means of assessing the ability of DRA Advisors to raise its offer price. As a result of these discussions, DRA Advisors increased its offer price to $38.75 per share. Concurrently with these discussions, legal counsel to the company and DRA Advisors discussed the remaining open issues in the merger agreement, including the termination provisions. Based on these discussions, DRA Advisors agreed, among other things, to reduce the expense reimbursement payable if the merger agreement is terminated under specified circumstances from a maximum amount of $10.0 million to $7.5 million (or $5.0 million if the termination results from shareholder approval not being obtained at the special meeting).
      On September 2, 2005, the special committee held a meeting to consider the merger. In advance of the meeting, each member of the special committee received a copy of the merger agreement and related documents. At the meeting, Venable reviewed the terms of the proposed merger agreement and our board’s standard of conduct under Maryland law. During the meeting, Wachovia Securities presented its financial analysis of the merger to the special committee. Wachovia Securities rendered an oral opinion to the committee (and subsequently to our board of trustees), later confirmed in writing, that as of that date and based upon and subject to various considerations and assumptions described in the written opinion, the consideration to be received by the holders of our common shares pursuant to the merger agreement was fair from a financial point of view to such holders. Mr. Eckert, at the request of the committee, participated in a portion of the meeting to provide his views on the merger and to answer questions from the special committee regarding the merger negotiations and our management’s compensation following the merger. Mr. Eckert summarized prior discussions that our management had with other potential bidders and other strategic options for our company that were considered. The special committee unanimously determined to recommend that our board of trustees approve the merger.
      On September 2, 2005, our board of trustees held a meeting following the special committee meeting. In advance of the meeting, each trustee received a copy of the merger agreement and related documents. At the meeting, Wachovia Securities reviewed its financial analysis of the merger with our board of trustees. Latham & Watkins reviewed the terms of the proposed merger agreement and our board’s standard of conduct under Maryland law. Our board of trustees discussed at length the terms of the proposed merger and a variety of positive and negative considerations concerning the transaction and the overall strategic alternatives available to our company. (These factors are described in more detail below under “— Factors Considered by Our Board of Trustees and Reasons for the Merger.”) Wachovia Securities rendered an oral opinion to our board of trustees, subsequently confirmed in writing, that as of that date and based upon and subject to various considerations and assumptions described in the written opinion, the consideration to be received by the holders of our common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders. Our board of trustees then unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and directed that they be submitted for consideration by the holders of our common shares at a special meeting of shareholders.
      Later in the afternoon of September 2, 2005, after the special meeting of our board of trustees had concluded and counsel had resolved the remaining open issues, the parties executed the merger agreement. On September 6, 2005, prior to the opening of the financial markets, we issued a press release announcing the merger.
Factors Considered by Our Board of Trustees and Reasons for the Merger
      In reaching its decision to approve the merger agreement and the merger and to recommend that our shareholders approve the merger agreement and the merger, our board of trustees consulted with the special committee of independent trustees and management as well as with its, and the special committee’s, legal and financial advisors. These consultations included discussions regarding our strategic business plan, the historical prices of our stock, our past and current business operations and financial condition, our future prospects, the potential merger with Flag Fund V and other strategic alternatives. Our board of trustees also consulted with Wachovia Securities as to the fairness, from a financial point of view, to our common shareholders of the merger consideration.
      Our board of trustees identified and considered a number of potentially positive factors in its deliberations, including:

•	the current and historical market prices of our common shares relative to the merger consideration, including the fact that the merger consideration represented a premium of 8.6% over the prior ten trading day average share price, a premium of 5.3% over the average closing price of our common shares during the 90-trading day period ended on September 1, 2005 (the day before the merger agreement was signed), a premium of 10.1% over the average closing price of our common shares during the 180-trading day period ended on September 1, 2005, and a premium of 12.8% over the average closing price of our common shares during the twelve-month period ended on September 1, 2005;

•	the fact that the merger consideration is all cash, which provides certainty of value to holders of our common shares, compared to a transaction in which shareholders would receive non-cash consideration, such as stock, which would be subject to changes in value;

•	the opinion of Wachovia Securities delivered on September 2, 2005 to the special committee of our board of trustees that, as of that date, based upon and subject to the considerations set forth in its opinion, the $38.75 per share merger consideration to be received by our common shareholders in the merger was fair, from a financial point of view, to such holders (for more information about the opinion of Wachovia Securities, please see “— Opinion of Our Financial Advisor” on page 26);

•	the fact that the merger would be subject to the approval of our common shareholders and that our common shareholders would be free to reject the transaction with Flag Fund V (although we would be required to pay Flag Fund V a termination fee if the merger agreement were terminated under specified circumstances) by voting against the merger for any reason such as, for example, if a higher offer were to be made prior to the special meeting and the merger agreement had not been terminated;

•	the risks and uncertainties associated with the other strategic options available to us, including remaining independent and continuing to implement our growth strategy or pursuing other strategic alternatives;

•	the terms of the merger agreement, as reviewed by our board of trustees with our legal advisors, including:

•	the representation of Flag Fund V that it has or will have access to and, at the closing, will have sufficient funds available to pay the aggregate merger consideration and the guaranty provided by an affiliate of DRA Advisors, which guarantees Flag Fund V’s performance of its obligations under the merger agreement through the earlier of the closing or the termination of the merger agreement;

•	the absence of a condition to the closing of the merger that would allow Flag Fund V to refuse to complete the merger even if neither it nor its guarantor is able to obtain the financing necessary to fulfill its obligations under the merger agreement; and

•	our ability, even following execution of the merger agreement, to furnish information to and conduct negotiations with a third party, and to terminate the merger agreement if a third party makes a superior proposal for a business combination or acquisition, as more fully described below under “The Merger Agreement — No Solicitation” on page 49, “The Merger Agreement — Termination of the Merger Agreement” on page 50 and Annex A — Merger Agreement;

•	management’s assessment, after discussion with our financial advisor, among others, that Flag Fund V has the financial capability to complete the merger;

•	the results of discussions with other potential bidders contacted by Wachovia Securities;

•	a rising interest rate environment which could result in a decreased valuation of our company;

•	increased competition in the market for automotive dealership and related properties; and

•	the current trading price of our common shares and the likelihood that the trading price could decrease if interest rates were to increase.
      Our board of trustees also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	that we would no longer exist as an independent company and our common shareholders would no longer participate in our growth;

•	that, under the terms of the merger agreement, we would not be permitted to solicit other acquisition proposals and would have to pay to Flag Fund V a termination fee if the merger agreement were terminated under specified circumstances, which might deter others from proposing an alternative transaction that might be more advantageous to our shareholders;

•	the fact that gains from an all-cash transaction would be taxable to our shareholders for United States federal income tax purposes;

•	that, following the merger, our Series A preferred shares and Series B preferred shares may be deregistered under the Exchange Act and delisted from the Nasdaq National Market, reducing the liquidity of such shares for our preferred holders, although the terms and requirements of those securities will remain the same;

•	that, while the merger was expected to be completed, there could be no assurance that all conditions to the parties’ obligations to complete the merger would be satisfied, and as a result, it was possible that the merger might not be completed even if approved by our shareholders (see “The Merger Agreement — Conditions to the Merger” on page 47) or might be significantly delayed;

•	that if the merger did not close, we would have incurred significant expenses and our employees would have expended extensive efforts to attempt to complete the transaction and would have experienced significant distractions from their work during the pendency of the transaction, and as a result, we might experience adverse effects on our operating results, our ability to attract or retain employees, and our general competitive position in our markets; and

•	that certain of our trustees and executive officers have interests in the merger that are, or may be, different from, or in addition to, those of the shareholders generally, as described under “ — Interests of Our Trustees and Executive Officers in the Merger” on page 32.

      Our board of trustees concluded, however, that the potentially negative factors could be managed or mitigated by us or were unlikely to have a material impact on the completion of the merger or on our company or its shareholders, and that, overall, the potentially negative factors associated with the merger were outweighed by the benefits of the merger.
      The above discussion of the factors considered by our board of trustees is not intended to be exhaustive, but does set forth the principal factors considered by our board of trustees. Our board of trustees reached the conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of our board of trustees felt were appropriate. In view of the wide variety of factors considered by our board of trustees in connection with its evaluation of the merger and the complexity of these matters, our board of trustees did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, our board of trustees made its recommendation based on the totality of information presented to, and the investigation conducted by, our board of trustees. In considering the factors discussed above, individual trustees may have given different weight to different factors.
Recommendation of Our Board of Trustees
      Our board of trustees, at a special meeting held on September 2, 2005, after due consideration and upon recommendation of the special committee of our board of trustees, unanimously:

•	determined that it was advisable, fair to and in the best interests of our company and our shareholders for us to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; and

•	approved the merger agreement and the merger and directed that they be submitted for consideration by the holders of our common shares at a special meeting of shareholders.
      Our board of trustees unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement and the merger.
Opinion of Our Financial Advisor
      The special committee of our board of trustees retained Wachovia Securities to act as its exclusive financial advisor with respect to a possible sale of our company. The special committee selected Wachovia Securities to act as its exclusive financial advisor based on Wachovia Securities’ qualifications, expertise and reputation. Wachovia Securities rendered its oral opinion to the special committee of our board of trustees and our board of trustees and subsequently confirmed it with its written opinion that, as of September 2, 2005, subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in its opinion, the $38.75 in cash per common share to be received by holders of our common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders.
      The full text of Wachovia Securities’ written opinion, dated September 2, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. You should carefully read the opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

      Wachovia Securities’ opinion did not address the merits of the underlying business decision to enter into the merger agreement and does not constitute a recommendation to any holder of our common shares as to how such holder should vote in connection with the merger agreement.
      In arriving at its opinion, Wachovia Securities, among other things:

•	reviewed the merger agreement, including the financial terms of the merger agreement;

•	reviewed annual reports to shareholders and annual reports on Form 10-K for our company for the five years ended December 31, 2004;

•	reviewed certain interim reports to shareholders and quarterly reports on Form 10-Q for our company;

•	reviewed certain business, financial and other information, including financial forecasts, regarding our company (a portion of which was publicly available and a portion of which was furnished to Wachovia Securities by our management), and discussed the business and prospects of our company with our management;

•	participated in discussions and negotiations among representatives of our company and Flag Fund V and their financial and legal advisors;

•	reviewed the reported prices and trading history for our common shares;

•	considered certain financial data for our company and compared that data with similar data regarding certain other publicly traded companies that Wachovia Securities deemed to be relevant;

•	compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed to be relevant; and

•	considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that Wachovia Securities deemed to be relevant.
      In connection with its review, Wachovia Securities relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information and did not assume any responsibility for any independent verification of such information and assumed such accuracy and completeness for purposes of its opinion. With respect to financial forecasts furnished to Wachovia Securities by our management, Wachovia Securities assumed that they were reasonably prepared and reflected the best current estimates and judgments of management as to our future financial performance. Wachovia Securities assumed no responsibility for and expressed no view as to our financial forecasts or the assumptions upon which they are based. In arriving at its opinion, Wachovia Securities did not prepare or obtain any independent evaluations or appraisals of our assets or liabilities, including any contingent liabilities.
      In rendering its opinion, Wachovia Securities assumed that the merger will be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the merger or other actions contemplated by the merger agreement in any way meaningful to its analysis.
      Wachovia Securities’ opinion is necessarily based on economic, market, financial and other conditions and the information made available to Wachovia Securities as of the date of its opinion. In addition, Wachovia Securities expressed no view on the terms of the transaction related to the partnership merger and expressed no view on whether any holder of common units of limited partnership interest in our operating partnership should exchange its common units of limited partnership interest for membership interests being offered by the affiliate of DRA Advisors. Additionally, Wachovia Securities expressed no view on whether any holder of common units of limited partnership interest in our operating partnership should convert or exchange its common units of limited partnership interest into or for our common shares. Wachovia Securities’ opinion does not address the relative merits of the merger or other actions contemplated by the merger agreement compared with other business strategies or transactions that may have been considered by our management, or our board of trustees or any committee thereof. Wachovia Securities did not consider for the purposes of its opinion the prices at which our common shares might trade following the announcement of the merger. Although subsequent developments may affect Wachovia Securities’ opinion, Wachovia Securities does not have an obligation to update, revise or reaffirm its opinion.
      The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material analyses of Wachovia Securities in connection with its fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its fairness opinion, Wachovia Securities considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factors considered by it. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Wachovia Securities’ opinion.

Historical Stock Trading Analysis
      Wachovia Securities reviewed publicly available historical trading prices and volumes for our common shares for the twelve-month period ended September 1, 2005. In the twelve-month period preceding the announcement, the high closing price for our common shares was $40.07 (on July 11, 2005) and the low closing price for our common shares was $30.00 (on September 14, 2004). In addition, Wachovia Securities compared the $38.75 in cash per common share to be received by holders of our common shares pursuant to the merger agreement to the closing trading price of our common shares on September 1, 2005 and the average closing trading prices of our common shares during the 10-day, 30-day, 60-day, 90-day, and 180-day periods preceding the announcement of the merger. The $38.75 per share offer price represents a premium to the average closing prices of our common shares as follows:

	Average	Premium To Average
	Closing Price	Closing Price

September 1, 2005	$35.44	9.3%
10-Day Average	$35.64	8.7%
30-Day Average	$37.16	4.3%
60-Day Average	$37.78	2.6%
90-Day Average	$36.81	5.3%
180-Day Average	$35.19	10.1%
Twelve Month Average	$34.34	12.8%

Comparable Companies Analysis
      Wachovia Securities compared our financial, operating and stock market data to the following publicly traded REITs that own or operate net leased properties:

American Financial Realty Trust
Commercial Net Lease Realty, Inc.
Entertainment Properties Trust
Getty Realty Corp.
iStar Financial, Inc.
Realty Income Corporation
Spirit Finance Corporation
      Wachovia Securities calculated, among other things, the multiple of per share closing prices to projected funds from operations (FFO) for 2006 for the comparable companies, based upon projected financial information from the SNL Financial (SNL) consensus estimates and closing share prices on

September 1, 2005. Wachovia Securities calculated a range consisting of the high, mean, median and low multiples of per share price to projected FFO for the comparable companies and applied this range to our management’s and SNL’s consensus estimates of projected FFO for 2006. This analysis produced an implied per share value range for our common shares of $32.29 to $44.63. The range of implied share prices for our common shares is outlined below:

		Implied Common Share Price
	2006 FFO	Based on Management’s 2006	Implied Common Share Price Based
	Multiple	Estimated FFO	on SNL 2006 Estimated FFO

High	15.2x	$43.97	$44.63
Mean	12.7x	$36.92	$37.47
Median	12.6x	$36.57	$37.12
Low	11.1x	$32.29	$32.77
      Wachovia Securities selected the companies reviewed in the comparable companies analyses because of, among other reasons, their specialization in the net lease REIT sector, asset quality, market capitalization, and capital structure. None of the companies utilized in the above analyses, however, is identical to our company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies, as well as the potential trading value of our company.

Selected Transactions Analysis
      Wachovia Securities examined selected transactions involving publicly traded net lease and retail real estate companies announced from 2001 through September 1, 2005 and reviewed information relating to FFO and premiums paid in connection with these transactions. Using publicly available information, including estimates of 2006 FFO published by SNL and our management’s 2006 FFO estimate, Wachovia compared transaction multiples of FFO and premiums paid for the merger with the selected transactions. The selected transactions were:

Acquiror	Target

Centro Properties Limited	Kramont Realty Trust
Kimco Realty Corp. & DRA Advisors LLC	Price Legacy Corporation
Ventas, Inc.	ElderTrust
Kimco Realty Corporation	Mid-Atlantic Realty Trust
Pan Pacific Retail Properties, Inc.	CenterTrust, Inc.
Equity One Inc.	IRT Property Company
Developers Diversified Realty Corp.	JDN Realty Corporation
General Growth Properties, Inc.	JP Realty, Inc.
Commercial Net Lease Realty, Inc.	Captec Net Lease Realty, Inc.
Equity One, Inc.	United Investors Realty Trust
General Electric Capital Corporation	Franchise Finance Corporation of America
      Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low transaction prices to forward FFO multiples for the selected transactions and applied this range to our management’s and SNL’s consensus estimates of our FFO for 2006. This analysis produced an implied per share value range for our common shares of $19.47 to $47.00. Based upon transaction multiples, Wachovia Securities calculated the following range of implied share prices:

	FFO Multiple of Selected	Implied Common Share Price	Implied Common Share
	Transactions From 2001	Based on Management’s 2006	Price Based on SNL 2006
	Through 2004	Estimated FFO	Estimated FFO

High:	16.0x	$46.31	$47.00
Mean:	10.2x	$29.65	$30.09
Median:	9.7x	$28.20	$28.62
Low:	6.7x	$19.47	$19.76
      Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between our businesses, operations and prospects and those of the comparable companies, Wachovia Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Wachovia Securities also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed merger that could affect our acquisition values and those of such acquired companies, including the size of those transactions and market conditions at the time of those transactions.

Premiums Paid Analysis
      In addition, Wachovia Securities analyzed the premium or discount paid by the acquiror in all of the transactions used in the selected transactions analysis, in relation to the average closing market price of the targets’ common shares on the day prior to announcement of the transaction, and the 10-day, 30-day, 60-day and 90-day average closing prices prior to the announcement of the transaction and the transaction price as of the day of announcement.
      Using publicly available information, Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low premium paid in these transactions and applied this range to the closing share price per common share of $35.44 on September 1, 2005. This analysis resulted in the following range of implied share prices for each common share:
Selected Publicly Traded Real Estate Transactions Announced 2001 — 2004

	Implied Common Share Price

		Premium to	Premium to	Premium to	Premium to
	Premium to Prior	10-Day	30-Day	60-Day	90-Day
	Day Price	Average	Average	Average	Average

High:	$46.46	$45.09	$48.43	$50.57	$50.26
Mean:	$38.94	$39.18	$41.33	$42.54	$41.91
Median:	$37.86	$39.10	$41.17	$41.62	$41.65
Low:	$32.78	$32.07	$32.92	$34.39	$33.36
      Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed in the various selected transaction analyses were specific to each transaction and because of the inherent differences between our businesses, operations and prospects and those of the comparable acquired companies, Wachovia Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Wachovia Securities also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed merger that could affect our acquisition values and those of such acquired companies.

Discounted Dividend Analysis
      Wachovia Securities performed a discounted dividend analysis on our company using our management projections for FFO per share and dividend payouts per share for 2006 through 2009. Wachovia Securities calculated the implied present values of projected cash dividends for our company for 2005 through 2009 using discount rates ranging from 9.0% to 11.0%. Wachovia Securities then calculated implied terminal values in 2010 based on multiples ranging from 11.0x FFO to 13.0x FFO. These implied terminal values were then discounted to implied present values using discount rates ranging from 9.0% to 11.0%. Discount rates utilized in this analysis were derived from historic REIT equity returns and from the calculation of our weighted average cost of capital using the capital asset pricing model, and terminal value multiples were derived from current and historic trading levels. Wachovia Securities derived a range of per share values for our common shares based on the implied present values of our cash dividends and the implied present values of our terminal values in 2010. The analysis resulted in a range of implied values per common share of $31.39 to $38.47.

Net Asset Value Analysis
      Using information provided by our management, Wachovia Securities calculated the net asset value per common share. For this analysis, Wachovia Securities applied a range of blended capitalization rates from 7.00% to 9.00% to our management’s projected twelve-month forward adjusted cash net operating income. The capitalization rates utilized in this analysis were derived from industry sources and a review of our company’s historical investment activity. The resulting gross real estate value was added to the gross value of our other assets, less our outstanding debt and other liabilities, to arrive at an estimated net asset value per common share. In applying the range of blended capitalization rates, Wachovia Securities took into consideration current market conditions and property characteristics. The net asset valuation analysis produced an estimated per share value range of $25.01 to $38.18 for our common shares.
* * *
      In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. No company, transaction or business used in the analyses described above is identical to our company or the proposed merger. Any estimates contained in Wachovia Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, to the holders of our common shares, as of September 2, 2005, and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in such opinion, of the $38.75 in cash per common share to be received by such holders pursuant to the terms of the merger agreement, and were conducted in connection with the delivery by Wachovia Securities of its fairness opinion, dated September 2, 2005.
      Wachovia Securities’ opinion was one of the many factors taken into consideration by our board of trustees in making its determination to approve the merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of our board of trustees with respect to the value of our common shares or of whether our board of trustees would have been willing to agree to a different form of consideration.
      Wachovia Securities is a nationally recognized investment banking and advisory firm, and a subsidiary of Wachovia Corporation. Wachovia Securities, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) maintain relationships with our company and DRA Advisors, as well as certain of their principals or affiliates. An affiliate of Wachovia Securities has approximately $84 million of outstanding loans to affiliates of DRA Advisors, and Wachovia Securities served as syndication agent on our credit facility and has approximately $37 million of committed exposure. Subsequent to the date on which Wachovia Securities delivered its opinion, an affiliate of Wachovia Securities provided approximately $360 million of debt financing to an affiliate of

DRA Advisors. Also subsequent to the date on which Wachovia Securities delivered its opinion, Wachovia Securities was retained, with our consent, to serve as dealer manager in connection with CA Acquisition REIT’s cash tender offer for any and all of the outstanding $125 million aggregate principal amount of our 6.75% Monthly Income Notes Due 2019 and a consent solicitation seeking the consent of the holders of such notes to proposed amendments to the indenture that governs the notes. Additionally, in the ordinary course of its business, Wachovia Securities may trade in our securities and affiliates of DRA Advisors for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
      Pursuant to a letter agreement dated June 30, 2005, the special committee of our board of trustees engaged Wachovia Securities as its exclusive financial advisor with respect to a possible sale of our company. Pursuant to the terms of this agreement, we have agreed to pay Wachovia Securities (a) a fee of $100,000 in consideration of its review of the strategic alternatives available to our company, (b) a fee of $750,000, which represents a non-refundable cash fee paid to Wachovia Securities upon the delivery of its fairness opinion to the special committee of our board of trustees and our board of trustees, and (c) an advisory fee upon consummation of the merger equal to $2.25 million plus 1.75% of the transaction value in excess of the transaction value calculated at $38.00 per common share. The strategic review fee and the fairness opinion fee will be credited against any advisory fee paid to Wachovia Securities in connection with the merger. In addition, we have agreed to reimburse Wachovia Securities for its expenses and to indemnify Wachovia Securities and certain related parties against certain liabilities and expenses related to or arising out of Wachovia Securities’ engagement.
Interests of Our Trustees and Executive Officers in the Merger
      In considering the recommendation of our board of trustees to vote for the proposal to approve the merger agreement and the merger, you should be aware that our trustees and executive officers may have agreements or arrangements that provide them with interests in the merger that differ from, or are in addition to, yours. The special committee and our board of trustees were aware of these agreements and arrangements as they relate to our trustees and executive officers during their deliberations of the merits of the merger agreement and in determining to recommend to our shareholders that they vote to approve the merger agreement and the merger. In addition, the number of our common shares owned by our trustees and executive officers as of November 4, 2005 appears below under “Securities Ownership of Certain Beneficial Owners and Management” on page 54. None of our trustees or executive officers owns any of our preferred shares.

Treatment of Share Options; Restricted Shares; Phantom Shares and Deferred Restricted Shares
      In accordance with the terms of the original compensation awards, all outstanding unvested options to purchase our common shares will be accelerated so that these options will be fully vested immediately prior to the consummation of the merger. Upon consummation of the merger, all unexercised options to purchase our common shares will be cancelled and converted into the right to receive the merger consideration in cash, less the exercise price for each share underlying the options.
      As of November 4, 2005, our trustees held share options to acquire an aggregate of 175,000 of our common shares, with a weighted average exercise price of $26.55 per share, consisting of vested options representing approximately $1.8 million of aggregate value and unvested options representing $254,598 of aggregate value, based on the $38.75 per share merger consideration. Our trustees will be entitled to receive the following amounts (based upon the merger consideration) with respect to their existing share options:

		Net Merger
Name	Options(#)	Consideration(1)

Craig L. Fuller	15,000	$130,050
Paul M. Higbee	25,000	$165,650
William E. Hoglund	15,000	$130,050
David B. Kay	15,000	$72,750
R. Michael McCullough	15,000	$130,050
John J. Pohanka	25,000	$401,610
Robert M. Rosenthal	25,000	$401,610
Vincent A. Sheehy	40,000	$702,540

(1)	Represents the merger consideration less the applicable option exercise prices.

Restricted Shares
      Restricted share awards issued to our executive officers as long-term incentive compensation generally are subject to forfeiture if the executive officer ceases to be an executive officer prior to the end of the vesting period for the restricted shares. In accordance with the terms of the original compensation awards, as a result of the merger, any restrictions or forfeiture provisions will terminate or lapse and the restricted shares will vest in full immediately prior to the effective time of the merger and will be treated under the merger agreement in the same manner as our other common shares and, accordingly, will have the right to receive the $38.75 per share merger consideration. As of November 4, 2005, our executive officers held an aggregate of 328,841 restricted shares and will be entitled to receive the cash amounts indicated in the table below with respect to their existing restricted shares.

Phantom Shares and Deferred Restricted Shares
      Phantom shares are share equivalents that are purchased by our executive officers with a portion of their annual bonus. The phantom shares are credited at a price equal to 80% of the fair market value of our common shares on the date of grant. The phantom shares awarded upon the deferral of a portion of annual bonuses generally are paid on the third anniversary of the date of grant. Certain of our executive officers have elected to defer receipt of their vested phantom shares, which are included in the phantom share amounts indicated in the table below. In addition, certain of our executive officers have elected to defer receipt of their vested restricted shares, which are shown in the deferred restricted share column in the table below.
      In accordance with the terms of the original compensation awards, as a result of the merger, all phantom shares and deferred restricted shares will become fully vested and, therefore, will be treated under the merger agreement in the same manner as our other common shares, including having the right to receive the $38.75 per share merger consideration. As of November 4, 2005, our executive officers will be entitled to receive the cash amounts indicated in the table below with respect to their existing phantom shares and deferred restricted shares.

Payments for Restricted Shares, Deferred Restricted Shares and Phantom Shares
      The following table sets forth the number of restricted shares, deferred restricted shares and phantom shares held by each of our executive officers as of November 4, 2005, and the dollar amount payable to each officer for those shares upon consummation of the merger.

	Restricted Shares		Deferred Restricted Shares		Phantom Shares

		Merger		Merger			Merger
Name	Number(#)	Consideration	Number(#)	Consideration	Number(#)		Consideration

Thomas D. Eckert	139,705	$5,413,569	43,268	$1,676,635	102,791	(1)	$3,983,151
David S. Kay	58,629	$2,271,874			12,214		$473,293
John M. Weaver	52,442	$2,032,128			14,839	(1)	$575,011
Jay M. Ferriero	60,662	$2,350,653			6,953		$269,429
Lisa M. Clements	17,403	$674,366			3,168		$122,760

(1)	The phantom shares held by Mr. Eckert and Mr. Weaver include amounts (613 and 622 phantom shares, respectively) for restricted share dividend equivalent rights.

Deferred Compensation and Stock Plan
      Our trustees are permitted to defer their fees into our deferred compensation and stock plan. Deferred fees either earn interest at a stated percentage or are deemed to be invested in common share equivalents. Upon termination as a trustee, the trustees become entitled to payment of their deferred compensation accounts. At the completion of the merger, our trustees will cease to be trustees of the REIT and will be entitled to payment of their deferred compensation accounts. It is estimated that our trustees will be entitled to the following deferred compensation payments as a result of the merger:

	Common Shares Credited to
	Deferred Phantom Share Account

Name	Number (as of 11/04/05)	Merger Consideration

William E. Hoglund	2,589	$100,324
David B. Kay	684	$26,505
John J. Pohanka	2,915	$112,956

Change of Control Arrangements
      Under the terms of our existing employment agreements with Thomas D. Eckert, our president and chief executive officer, David S. Kay, our senior vice president, chief financial officer and treasurer, John M. Weaver, our senior vice president, general counsel and secretary, Jay M. Ferriero, our senior vice president and director of acquisitions, and Lisa M. Clements, our vice president and chief accounting officer, change of control payments will be paid to each of these executives as a result of the merger. In addition, if any amounts payable to any of these executives is subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the Code), an additional payment, referred to as a gross up payment, will be made to such executive so that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under Section 4999 of the Code had been imposed.

      The following table sets forth the aggregate change of control payments, excluding any gross up payments, to which each of our executive officers will be entitled upon completion of the merger.

Name	Change of Control Payments

Thomas D. Eckert	$2,700,000
David S. Kay	$1,440,000
John M. Weaver	$1,290,000
Jay M. Ferriero	$1,440,000
Lisa M. Clements	$750,000

2005 Compensation Awards
      We have agreed to distribute to all employees, including the executive officers, the 2005 long-term performance restricted share grants and bonuses that they have earned for 2005 upon the earlier of (a) the closing of the merger and (b) the date on which such compensation would otherwise have been granted or paid, in accordance with past practices, which is typically no later than January 31st of each year. According to the terms of the merger agreement, in lieu of the typical annual grant of restricted shares, if the final closing date occurs prior to the date on which such restricted shares otherwise would have been awarded, the executive officer will be paid the $38.75 per share merger consideration for each restricted share. The table below sets forth the amount owed to each executive officer for 2005 compensation awards, assuming the merger is completed by December 31, 2005. If the closing occurs on or after January 1, 2006, all employees, including the executive officers, will receive an additional cash payment on the final closing date equal to the number of days elapsed in calendar year 2006 divided by 365, multiplied by the sum of the 2005 long-term compensation award and the 2006 target bonus that will be set at a later date.

	2005 Compensation Awards

		Long Term
		Compensation
Name	Bonus	Award

Thomas D. Eckert	$550,000	$1,600,000
David S. Kay	$300,000	$700,000
John M. Weaver	$250,000	$600,000
Jay M. Ferriero	$325,000	$800,000
Lisa M. Clements	$150,000	$250,000

New Employment Arrangements
      In connection with the merger agreement, Flag Fund V and each of Messrs. Eckert, Kay, Weaver and Ferriero and Ms. Clements have agreed, conditioned upon the consummation of the merger, to enter into new employment agreements with the surviving partnership or a management entity providing terms of employment with the surviving partnership or such management entity for the three-year period (and in the case of Ms. Clements for the one-year period) following the closing of the merger. The new employment agreements with Messrs. Eckert, Kay, Weaver and Ferriero and Ms. Clements provide for initial base salaries of $640,000, $412,000, $276,000, $412,000 and $230,000, respectively, and the opportunity for each executive to earn annual bonus compensation based upon certain performance criteria set forth in each executive’s employment agreement of up to an annual target amount of $660,000, $360,000, $300,000, $390,000 and $180,000, respectively. Each of the executives will also receive a long term incentive award payable in the case of Messrs. Eckert, Kay, Weaver and Ferriero in equal quarterly installments (based on a maximum of twelve installments) on the last day of each quarter in which they are employed by the surviving partnership pursuant to their new three-year employment agreements and in the case of Ms. Clements in equal quarterly installments (based on a maximum of four installments) on the last day of each quarter in which she is employed by the surviving partnership pursuant to her new one-year employment agreement. These long term incentive awards are intended to substitute for the equity component of the executives’ compensation under their existing employment agreements. The maximum aggregate amount of the long term incentive award payable to each of Messrs. Eckert, Kay, Weaver and Ferriero and Ms. Clements under his or her new employment agreement (assuming he or she remains employed by the surviving partnership for the full term of his or her employment agreement) is approximately $5.8 million, $2.5 million, $2.2 million, $2.9 million and $300,000, respectively.
      These executives’ new employment agreements contain terms substantially similar to those of their existing employment agreements with respect to, among other things, the termination rights of the surviving partnership and the executives, the health benefits provided to the executives, the confidentiality obligations of the executives, as well as non-competition and non-solicitation restrictions to which the executives will be subject during their employment and for a two-year period after termination of employment.
      In addition, Flag Fund V and Messrs. Eckert, Ferriero, Kay and Weaver are involved in negotiations with respect to the executives making an equity investment in the surviving partnership in the aggregate amount of approximately $3.0 to $6.0 million (at $38.75 per common unit) that would entitle them to receive their share of partnership profits distributed to all unit holders of the surviving partnership. In further consideration of the executives’ equity investment in common units and their agreement to continue as management of the surviving partnership, it is currently anticipated that 1,000 performance units will be granted for no additional consideration as follows: 340 performance units to Mr. Eckert; 220 performance units to Mr. Ferriero; 220 performance units to Mr. Kay; and 220 performance units to Mr. Weaver. The holders of the performance units will be entitled to receive a percentage of the surviving partnership’s cash available for distribution in the aggregate amount of (a) 10% after the other partners receive an annually compounded internal rate of return in excess of 17%, to be calculated on a portfolio basis, and (b) 20% after the other partners receive an annually compounded internal rate of return in excess of 19%, to be calculated on a portfolio basis; provided that these distributions will be subject to compliance by each holder with the non-competition provisions of his employment agreement and none of these distributions will be made to any of the foregoing persons who is no longer employed by the surviving partnership unless the employment was terminated (i) by the surviving partnership without “cause,” (ii) by the employee for “good reason” or (iii) as a result of a reduction in compensation (as these terms are defined in the employment agreements). In such event, the portion of the distribution otherwise distributable to such holder will instead be distributed to holders of the common units of limited partnership interest.

Indemnification and Insurance
      The merger agreement provides that for a period of six years from and after the completion of the merger, the surviving REIT will indemnify and hold harmless each of our trustees and officers in respect of acts or omissions at or prior to the consummation of the merger to the fullest extent permitted under applicable law.
      The merger agreement also provides that the surviving REIT will maintain a prepaid officers’ and directors’ liability insurance policy that will provide coverage on a basis comparable to the existing coverage for a period of six years after the consummation of the merger. In addition, if Flag Fund V, the surviving REIT or any of its successors or assigns merges into any other person and is not the surviving REIT or transfers or conveys all or substantially all of its assets to any person, proper provisions must be made so that the successors and assigns of Flag Fund V or the surviving REIT will assume, jointly and severally, all of the obligations set forth in the section of the merger agreement relating to trustees’ and officers’ liability.

Election Option for Unit Holders
      In connection with the partnership merger, the holders of common units of limited partnership interest in our operating partnership, other than us, will have the right to receive either $38.75 per common unit or, if a holder of a common unit of limited partnership interest so elects, subject to certain conditions, a membership interest in OP LP LLC, a newly formed Delaware limited liability company that will be an affiliate of Flag Fund V and will own as its sole asset after the partnership merger a common limited partnership interest in the surviving partnership equal to the aggregate of common units exchanged by the holders for membership interests in OP LP LLC. The descriptions contained in this proxy statement of the anticipated rights and obligations of holders of common limited partnership interest do not constitute an offer to receive a membership interest in the newly formed limited liability company. That offer is being made by OP LP LLC separately to holders of common units of limited partnership interest other than us.
      Holders of common limited partnership interest who are permitted to elect to exchange their common units of limited partnership interest in our operating partnership for membership interests may be able to utilize that structure to defer potential taxable gain they might otherwise recognize in an all-cash transaction, but holders of partnership interests should consult their tax advisors regarding the specific tax consequences of this election. It is anticipated that three of the members of our board of trustees (none of whom served on the special committee) may elect to exchange their common units of limited partnership interest for membership interests in the new enterprise. These three unit holders are John J. Pohanka, a trustee and the chairman of our board of trustees, and entities affiliated with Mr. Pohanka (774,462 units of limited partnership interest), Robert M. Rosenthal, a trustee, and entities affiliated with Mr. Rosenthal (2,703,678 units of limited partnership interest) and Vincent A. Sheehy, a trustee, and entities affiliated with Mr. Sheehy (25,984 units of limited partnership interest).
      We have been informed by DRA Advisors that a number of holders of common limited partnership interest have elected to make such exchange subject to finalization of documentation.
Dividends
      The merger agreement authorizes us to continue to declare and pay regular quarterly dividends to holders of record of our common shares for each full fiscal quarter that ends prior to the closing of the merger. There will be no pro rated dividend paid on our common shares for the quarter in which the closing occurs. If the closing occurs prior to February 7, 2006, which is our previously scheduled record date for the fourth quarter of 2005, you will not receive a dividend for the fourth quarter of 2005. If the closing occurs on or after February 7, 2006, you will receive a dividend for the fourth quarter of 2005. We currently expect that the closing will occur promptly following the special meeting, on or about December 15, 2005, in which case you will not receive a dividend for the fourth quarter of 2005.
Regulatory Matters
      No material federal or state regulatory requirements, other than the filing and distribution of this proxy statement, must be complied with or approvals obtained by us or Flag Fund V in connection with the merger.
Dissenters’ Rights
      We are organized as a REIT under Maryland law. Under Section 3-202 of the Maryland General Corporation Law, because our common shares and preferred shares are quoted on the Nasdaq National Market and our preferred shares are not entitled to vote on the merger, holders of our common shares and preferred shares who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. As a result, if holders of our common shares do not vote in favor of the merger and the merger takes place anyway, these shareholders will be bound by the terms of the merger agreement and entitled only to the merger consideration in exchange for their shares under the merger agreement.
Litigation Relating to the Merger
      We are aware of a class action lawsuit relating to the merger filed against us and each of our trustees in the Circuit Court for Baltimore, Maryland. The lawsuit, Adams Family Trust et al. v. Capital

Automotive REIT et al., filed on September 28, 2005, alleges, among other things, that the merger consideration to be paid to our common shareholders in the merger is unfair and inadequate and unfairly favors insiders. Particularly, the complaint alleges that our trustees failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward the plaintiff and other shareholders, by, among other things, failing to take all reasonable steps to assure the maximization of shareholder value by implementing a process to obtain the highest possible price for our publicly traded shares. The complaint seeks, among other relief, certification of the lawsuit as a class action, a declaration that the merger agreement was entered into in breach of our board’s fiduciary duties, and is therefore unlawful and unenforceable, and an injunction preventing completion of the merger unless and until we adopt and implement a process such as an auction to obtain the highest possible price for the company, awarding appropriate compensatory damages to the plaintiffs and the class, attorneys’ fees and expenses, along with such other relief as the court might find just and proper. On November 9, 2005, we entered into a memorandum of understanding with the plaintiff in the case described above, pursuant to which we agreed in principle to settle this lawsuit. Under the terms of the proposed settlement, which is subject to execution of definitive settlement documents, completion by the plaintiff’s counsel of confirmatory discovery and court approval, we agreed to make certain additional disclosures in this definitive proxy statement that were not contained in the preliminary proxy statement we filed on October 14, 2005. In addition, we agreed not to oppose application by the plaintiff’s counsel to the court for an award of attorneys’ fees and expenses in an amount not to exceed in the aggregate $540,000, which would be paid by us or our successors.
Material United States Federal Income Tax Consequences
      The following is a summary of the material United States federal income tax consequences of the merger to holders of our common shares who receive cash for their shares pursuant to the merger. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. This summary assumes that our common shares are held as capital assets. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the IRS) concerning our tax treatment or the tax treatment of the merger, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court. This summary does not address all of the tax consequences that may be relevant to holders of our common shares in light of their personal circumstances, or to particular types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	“S” corporations, regulated investment companies and REITs;

•	persons holding our common shares through a partnership or other pass-through entity;

•	except as set forth below under “Non-U.S. Holders,” foreign corporations or partnerships, and persons who are not residents or citizens of the United States;

•	persons who are subject to alternative minimum tax;

•	persons who hold their common shares as a position in a “straddle” or as part of a “hedging”, “conversion” or other risk reduction transaction;

•	persons deemed to sell their common shares under the constructive sale provisions of the Code;

•	United States persons that have a functional currency other than the United States dollar; or

•	persons who acquired their common shares upon the exercise of share options or otherwise as compensation.
      In addition, this discussion does not address any state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors regarding the specific tax consequences to you of the merger and our election to be taxed as a REIT.
      For purposes of this discussion, a “U.S. Holder” means a holder of our common shares that is:

•	a citizen or resident of the United States;

•	a corporation, a partnership or an entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered U.S. Holders for federal income tax purposes.
      A “Non-U.S. Holder” is a holder of our common shares other than a U.S. Holder.
      If a partnership or other pass-through entity holds our common shares, the tax treatment of a partner in the partnership or member in the other entity will generally depend upon the status of the partner or member and the activities of the partnership or other entity. Partnerships or other pass-through entities holding our common shares, and partners in such partnerships or members in such other entities, should consult their tax advisors regarding the tax consequences of the merger to them.

U.S. Holders
      A U.S. Holder’s receipt of cash in exchange for our common shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash received and such holder’s adjusted tax basis in the common shares exchanged pursuant to the merger. Such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the common shares for more than one year at the time of the merger. However, if a U.S. Holder recognizes loss upon the receipt of cash in the merger in exchange for common shares that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent such holder received distributions from us which were required to be treated as long-term capital gains. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum federal income tax rate of 15%. Capital gains of corporate shareholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations.

Non-U.S. Holders
      Gain realized by Non-U.S. Holders on the exchange of our common shares for cash in the merger generally will not be subject to United States federal income or withholding tax unless:

(i) the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met;

(ii) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States; or

(iii) such common shares constitute a “United States real property interest” within the meaning of Foreign Investment in Real Property Tax Act, or “FIRPTA”.
      A Non-U.S. Holder who is an individual described in clause (i) above will be subject to a flat 30% United States federal income tax on the gain derived from the merger, which may be offset by United States source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States. A Non-U.S. Holder whose gain is described in clause (ii) above generally will be required to pay United States federal income tax on the net gain derived from the merger. If the Non-U.S. Holder is a corporation, then it may also be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty) on any such effectively connected gain. Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules.
      Our common shares will not constitute a “United States real property interest” if we are a “domestically controlled qualified investment entity” at the time of the merger. A “qualified investment entity” includes a REIT. Provided we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the effective time of the merger if non-United States persons held directly or indirectly less than 50% in value of our shares at all times during the five-year period ending with the effective time of the merger. No assurances can be given that the actual ownership of our shares has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the effective time of the merger.
      Even if we do not qualify as a “domestically controlled qualified investment entity” at the time of the merger, gain realized by a Non-U.S. Holder from the exchange of our common shares in the merger would not be subject to tax under FIRPTA as a sale of a “United States real property interest” if:

(i) our common shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as The Nasdaq Stock Market; and

(ii) such Non-U.S. Holder owned, actually and constructively, 5% or less of our common shares throughout the shorter of the five-year period preceding the merger or the holder’s holding period for such shares.
      If gain on the exchange of our common shares in the merger were subject to taxation under FIRPTA, the Non-U.S. Holder would be required to pay United States income tax with respect to such gain in the same manner as a taxable U.S. Holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Corporate Non-U.S. Holders may also be required to pay a 30% branch profits tax. In addition, under FIRPTA, the consideration received in the merger by a Non-U.S. Holder will be subject to income tax withholding at a rate of 10%. Such a Non-U.S. Holder may be entitled to a refund or credit against its United States tax liability, if any, with respect to the amount withheld, provided that the required information is furnished to the IRS on a timely basis.

Backup Withholding
      Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a U.S. Holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form, (b) in the case of a Non-U.S. Holder, furnishes an applicable IRS Form W-8 or successor form, or (c) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

      THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
Delisting and Deregistration of Our Shares
      If the merger is completed, our common shares will no longer be listed on the Nasdaq National Market and will be deregistered under the Exchange Act. Under the terms of the merger agreement, our Series A preferred shares and Series B preferred shares will continue to be registered and listed on the Nasdaq National Market. However, in a letter to us, Flag Fund V has indicated that it intends to offer to purchase our Series A preferred shares and Series B preferred shares for cash, at par, effective upon the completion of the merger or within a reasonable time thereafter, subject to, among other things, its ability to obtain sufficient funds to purchase the preferred shares. Once the merger has been consummated, for such time as the preferred shares remain outstanding, Flag Fund V may seek to deregister our Series A preferred shares and Series B preferred shares under the Exchange Act and delist our Series A preferred shares and Series B preferred shares from the Nasdaq National Market. In addition, if the Nasdaq National Market advises the surviving REIT that it believes that either our Series A preferred shares or Series B preferred shares, or both, do not meet Nasdaq’s listing requirements, Flag Fund V has indicated that it does not intend to contest any threatened delisting, nor does it intend to seek to list these shares on another trading market. For these reasons, there is no assurance that an active trading market for either our Series A preferred shares or Series B preferred shares will continue to exist, although the terms and requirements of those securities will remain the same.
Tender Offer for Our Monthly Income Notes
      On November 2, 2005, CA Acquisition REIT commenced a cash tender offer for any and all of the outstanding $125 million aggregate principal amount of our 6.75% Monthly Income Notes Due 2019 and a consent solicitation seeking the consent of the holders to proposed amendments to the indenture that governs the notes. The offer to purchase the notes will expire on December 2, 2005, unless extended. Holders of the notes who validly tender their notes by November 16, 2005 will receive $26.00 per $25.00 principal amount of notes tendered. Holders of the notes who validly tender their notes after November 16, 2005 will receive $24.00 per $25.00 principal amount of notes tendered. All holders who validly tender notes will be deemed to have consented to the amendments to the indenture which will, among other matters, eliminate substantially all of the restrictive covenants in the indenture. The consummation of the tender offer is subject to, among other conditions, the receipt of consents to the amendments from holders of at least approximately $62.5 million in principal amount of the notes and the completion of the merger.
THE MERGER AGREEMENT
      The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated in this proxy statement by reference.
      The merger agreement attached as Annex A to this proxy statement has been included to provide you with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described above, the merger agreement is not intended to be a source of factual, business or operational information about the parties.
      The representations, warranties and covenants made by the parties in the merger agreement are qualified, including by information in the schedules referenced in the merger agreement that we delivered in connection with the execution of the merger agreement, and subject to important limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Certain representations and warranties made by the parties in the merger agreement may have been used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to you. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, these representations, warranties and covenants should not be relied upon as statements of factual information.
      As a shareholder you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions. You should also be aware that none of the representations or warranties contained in the merger agreement has any legal effect among the parties to the merger agreement after the effective time of the merger, nor will the parties to the merger agreement be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close the transaction unless all such inaccuracies as a whole would have or would reasonably be likely to have a material adverse effect on the party that made the representations and warranties.
The Mergers

Company Merger
      Pursuant to the merger agreement, CA Acquisition REIT will merge with and into us and we will be the surviving REIT, with all of our common shares owned by Flag Fund V. At the effective time of the merger, all of our property, rights, privileges, immunities, powers and franchises before the merger will remain with our company as the surviving REIT and all of our debts, liabilities and duties before the merger will continue as the debts, liabilities and duties of our company as the surviving REIT. Following the merger, the trustees and officers of CA Acquisition REIT at the effective time of the merger will be the trustees and officers of the surviving REIT.

Partnership Merger
      Under the merger agreement, immediately following the merger, CALP Merger L.P. will merge with and into our operating partnership, with our operating partnership continuing as the surviving partnership. The partnership merger will become effective when the certificate of merger is accepted by the Secretary of State of the State of Delaware. Under the merger agreement, the partnership merger may not occur unless the company merger has been completed.
      Our company, as the surviving REIT in the merger, will continue to be the sole general partner of the surviving partnership immediately following the partnership merger.
Merger Consideration
      The merger agreement provides that each of our common shares outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration. Holders of our common shares, other than unconverted shares, will cease to have any rights with respect to such shares other than the right to receive the merger consideration. In accordance with the terms of the original compensation awards, all unvested share options will vest, and holders of share options will receive a per-share amount equal to the merger consideration, less the exercise price of such option. Also in accordance with the terms of the original compensation awards, all restricted shares, phantom shares and deferred restricted shares will vest in full immediately prior to the effective time of the merger and, therefore, will be considered for all purposes of the merger agreement as outstanding common shares, entitling the holders of such shares to receive the same per share merger consideration as the other holders of our common shares. Under the terms of the merger agreement, our existing Series A preferred shares and Series B preferred shares will remain issued and outstanding as preferred shares of the surviving REIT. The surviving REIT will continue to pay the required quarterly dividends on our preferred shares.

However, in a letter to us, Flag Fund V has indicated that it intends to offer to purchase our Series A preferred shares and Series B preferred shares for cash, at par, effective upon the completion of the merger or within a reasonable time thereafter, subject to, among other things, its ability to obtain sufficient funds to purchase the preferred shares.
Dividends
      The merger agreement authorizes us to continue to declare and pay regular quarterly dividends to holders of record of our common shares for each full fiscal quarter that ends prior to the closing of the merger. There will be no pro rated dividend on our common shares for the quarter in which the closing occurs. If the closing occurs prior to February 7, 2006, which is our previously scheduled record date for the fourth quarter of 2005, you will not receive a dividend for the fourth quarter of 2005. If the closing occurs on or after February 7, 2006, you will receive a dividend for the fourth quarter of 2005. We currently expect that the closing will occur promptly following the special meeting, on or about December 15, 2005, in which case you will not receive a dividend for the fourth quarter of 2005.
Treatment of Common Units of Limited Partnership Interest in Our Operating Partnership
      In connection with the partnership merger, each common unit of limited partnership interest in our operating partnership, other than common units held by us, will be converted into and cancelled in exchange for the right to receive either $38.75 per common unit or, if a holder of a common unit of limited partnership interest so elects, subject to certain conditions, a membership interest in OP LP LLC, a newly formed Delaware limited liability company that will be an affiliate of Flag Fund V and will own as its sole asset after the partnership merger a common limited partnership interest in the surviving partnership equal to the aggregate of common units exchanged by the holders for membership interests in OP LP LLC. The ability of one or more of the holders of common units of limited partnership interest in our operating partnership to receive membership interests in OP LP LLC will depend upon the availability of an exemption from registration for the offering of the membership interests under federal and state securities laws. As described above under “Approval of the Merger Agreement and the Merger — Interests of Our Trustees and Executive Officers in the Merger — Election Option for Unit Holders” on page 36, some of our trustees and related entities own common units of limited partnership interest in our operating partnership and are eligible to participate in this exchange.
      An affiliate of DRA Advisors will act as the managing member of OP LP LLC and will receive an annual advisory fee, a capital markets fee if it provides brokerage services in connection with capital markets transactions such as refinancings and sales of assets and a carried interest in OP LP LLC.
      The following description of the anticipated rights and obligations of holders of common limited partnership interest does not constitute an offer to receive a membership interest in the newly formed limited liability company. That offer is being made by OP LP LLC separately to holders of common units of limited partnership interest other than us. The interests in OP LP LLC will have an initial capital account balance equal to the fair market value of the common units of limited partnership interest exchanged by the electing holders (net of liabilities secured by such property that OP LP LLC is considered to assume or take subject to). In addition, the holders of such interests in OP LP LLC may elect to require the surviving REIT to purchase a portion of such interests upon (a) a public offering by the surviving REIT of common shares of the surviving REIT, (b) the sale, transfer or distribution by the beneficial owners of Flag Fund V (as determined immediately after the merger) of a specified percentage of issued and outstanding common shares of the surviving REIT, (c) the sale or transfer by the surviving REIT of a specified percentage of its common interests in the surviving partnership and (d) a merger, consolidation or other combination of the surviving REIT with or into another person.
Payment Procedures
      Flag Fund V will cause to be deposited with the paying agent, American Stock Transfer & Trust Company, cash in the amount of the aggregate merger consideration payable to holders of our common shares, share options and our operating partnership’s unit holders who do not elect to receive a membership interest in OP LP LLC. A letter of transmittal will be sent to each of our common shareholders within three business days following the closing of the merger that will include detailed instructions on how our common shareholders may exchange their common shares for the cash consideration they will receive in the merger. The paying agent will pay our former common shareholders who submit their duly completed letters of transmittal and their share certificates the merger consideration they are entitled to receive, net of any applicable withholding tax. No interest will be paid on any cash paid pursuant to the merger. Flag Fund V will also deposit with the paying agent the aggregate amount of cash payable to holders of our share options and holders of common units of limited partnership interest in our operating partnership who do not elect to receive a membership interest in OP LP LLC.
Representations and Warranties

Capital Automotive
      We, and in some instances, our operating partnership, have made a number of customary representations and warranties to Flag Fund V that expire upon the completion of the merger relating to, among other things:

•	existence, good standing and corporate power;

•	capital structure;

•	authorization to enter into the merger agreement and to consummate the merger;

•	enforceability of the merger agreement;

•	required shareholder approvals;

•	compliance with SEC reporting requirements;

•	no material undisclosed liabilities;

•	the absence of certain changes since January 1, 2005;

•	required governmental and third-party consents;

•	no breach of organizational documents or material agreements as a result of the merger agreement or the consummation of the merger;

•	material legal proceedings;

•	no defaults under existing agreements;

•	compliance with laws;

•	real property;

•	labor and employee matters;

•	environmental matters;

•	tax matters, including qualification as a REIT;

•	material contracts and debt instruments;

•	receipt of opinion of financial advisor;

•	brokers’ or finders’ fees;

•	exemption from anti-takeover statutes;

•	disclosure of all related party transactions;

•	inapplicability of the Investment Company Act of 1940;

•	intellectual property;

•	insurance; and

•	compliance with applicable regulations.

Flag Fund V, CA Acquisition REIT and CALP Merger L.P.
      Flag Fund V, CA Acquisition REIT and CALP Merger L.P. have made a number of representations and warranties to us that expire upon the completion of the merger regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	due organization and good standing;

•	authorization to enter into the merger agreement and to consummate the merger;

•	required consents and approvals;

•	no litigation;

•	brokers’ or finders’ fees;

•	availability of funds and related guaranty;

•	exemption from anti-takeover statutes; and

•	ownership of CA Acquisition REIT and CALP Merger L.P. and no prior activities.
Conduct of Our Business Pending the Merger
      Until the completion of the merger, we have agreed that, unless permitted by obtaining Flag Fund V’s prior written consent or except as contemplated by the merger agreement, we will, and will cause our subsidiaries to, among other things:

•	conduct our operations, and cause our subsidiaries to conduct their respective operations, only in the ordinary course of business and in a manner that is consistent with past practice;

•	use reasonable best efforts to preserve intact our business organizations and goodwill, to keep available the services of our officers and employees, and to preserve our relationships with tenants, suppliers and others with whom we do business;

•	give prompt notice to Flag Fund V if any representation or warranty contained in the merger agreement that is qualified by materiality becomes untrue or inaccurate in any respect, or any representation or warranty contained in the merger agreement that is not qualified by materiality becomes untrue or inaccurate in any material respect; and

•	give prompt notice to Flag Fund V of any failure of us materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by us pursuant to the merger agreement.
      In addition, pending the merger, we have agreed that, without Flag Fund V’s prior written consent or except as contemplated by the merger agreement, we will not, and will cause our subsidiaries not to, among other things:

•	split, combine or re-classify any of our or our subsidiaries’ shares or partnership interests;

•	declare, set aside or pay any dividends or distributions on any of our or our subsidiaries’ equity securities, with the exception of regular quarterly dividends on our common shares and corresponding regular quarterly distributions on common units of limited partnership interest in our operating partnership for each completed fiscal quarter prior to the closing of the merger, dividends on our preferred shares and distributions on our operating partnership’s preferred units in accordance with their terms, dividends or distributions paid by any of our wholly owned subsidiaries to us or any of our subsidiaries that is, directly or indirectly, wholly owned by us, and dividends or distributions required for us to maintain our status as a REIT;

•	issue or sell any shares of our capital stock or securities convertible into shares of our capital stock (other than in connection with the exercise of options, the settlement of awards under management compensation plans and the exchange of subsidiary partnership units pursuant to their partnership agreements);

•	except pursuant to the criteria agreed to by us and Flag Fund V and for obligations in effect on September 2, 2005 or as agreed upon by the parties, purchase, acquire, sell, lease, encumber, transfer or dispose of any of our or our subsidiaries’ assets;

•	incur any indebtedness, become liable for any indebtedness of a third party, issue or sell debt securities, or make any loans (other than in the ordinary course of business pursuant to credit facilities or other arrangements in existence as of the date of the merger agreement or other than in an amount less than $5.0 million in the aggregate);

•	pay any claims, liabilities or obligations (other than in the ordinary course of business consistent with past practice and pursuant to mandatory payments under credit facilities in existence as of the date of the merger agreement);

•	enter into any new lease at a company property, except for leases of not more than $1.0 million of annualized rent that are on commercially reasonable terms consistent with past practices;

•	terminate, modify or amend any lease or ground lease;

•	terminate or grant any reciprocal easement or similar agreements affecting a company property, unless contractually obligated to do so or in connection with a transaction otherwise permitted by the merger agreement;

•	consent to or enter into the sublease or assignment of any lease;

•	enter into any construction contract with respect to any company property;

•	except in accordance with the guidelines for further permitted transactions agreed upon by the parties, authorize, or enter into any commitment for, any new material capital expenditure relating to the company properties;

•	except in accordance with the guidelines for further permitted transactions agreed upon by the parties, authorize, or enter into any commitment for, any material expenditure relating to the company properties that has a duration of greater than one year and that may not be terminated (without termination fee or penalty) by us or our subsidiaries by notice of 90 days or less;

•	change any accounting principles or material accounting practices, except as required by GAAP or changes in law or as recommended by our independent auditors, or pursuant to written instructions, comments or orders from the SEC;

•	except as contemplated by the merger agreement, adopt or terminate any agreement with one of our trustees or officers or increase the compensation or benefits of any non-executive officer or employee (other than increases in the ordinary course of business and retention bonuses);

•	except as contemplated by the merger agreement and as disclosed to Flag Fund V, adopt, amend or terminate any employee benefit plan or grant to any trustee, officer or employee the right to receive new or increased severance benefits;

•	amend our declaration of trust or bylaws or our operating partnership’s certificate of limited partnership or partnership agreement or similar organizational or governance documents, except where required under law or contemplated by the merger agreement;

•	adopt a plan of complete or partial liquidation, other than with respect to any inactive subsidiaries;

•	settle or compromise any litigation for more than $1.0 million per settlement or $5.0 million in the aggregate, or that would otherwise have a material adverse effect on us;

•	amend any term of any of our securities;

•	modify or amend any material contract or waive or assign any rights to such contract, except in the ordinary course of business;

•	permit any insurance policy issued to us to be canceled, terminated, or expire, unless we obtain another policy on substantially similar terms;

•	change any methods of reporting income and deductions for federal income tax purposes;

•	take any actions that result in the creation or renewal of any agreement or other obligation containing a material restriction on our ability to conduct our business as we presently do;

•	knowingly take, or fail to take, any action that may reasonably result in any of the conditions to the merger not being satisfied; or

•	agree to take any of the foregoing actions.

•	The covenants in the merger agreement relating to the conduct of our business are very detailed and the above description is only a summary. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business Pending the Mergers” in Annex A to this proxy statement.
Conditions to the Merger

Conditions to Each Party’s Obligations to Effect the Merger
      Our obligations and the obligations of Flag Fund V to complete the merger are subject to the fulfillment or, where permissible, waiver of the following conditions:

•	the approval of the merger agreement and the merger by the affirmative vote of the holders of at least a majority of our outstanding common shares entitled to vote at the special meeting;

•	all material governmental approvals required to consummate the merger have been obtained; and

•	no preliminary or permanent injunction or other order by a court or other governmental entity is in effect which would make illegal or otherwise prohibit the consummation of the merger.

Conditions to the Obligations of Flag Fund V to Effect the Merger
      The obligations of Flag Fund V to complete the merger are subject to the satisfaction or, where permissible, waiver of the following additional conditions:

•	each of the representations and warranties made by us contained in the merger agreement shall be true and correct, without giving effect to any “materiality” or “material adverse effect” qualification contained in any representation or warranty, at and as of the closing of the merger as if made on the date of closing, except to the extent that these representations and warranties are expressly limited by their terms to a particular date or only with respect to a particular period of time, in which case these representations and warranties will be true and correct at and as of that date or period of time, and except where the failure of these representations and warranties to be true and correct would not reasonably be likely to have a material adverse effect on our company;

•	we shall have performed or complied in all material respects with all material agreements and material covenants required by the merger agreement to be performed or complied with by us on or prior to the effective time of the merger;

•	Flag Fund V will have received a certificate dated as of the closing of the merger from an officer of our company certifying to each of the above;

•	Flag Fund V will have received an opinion, dated as of the closing date of the merger, from Pillsbury Winthrop Shaw Pittman LLP, our tax counsel, regarding our qualification as a REIT for federal income tax purposes; and

•	there shall have been no event, change or occurrence that has a material adverse effect on our company.

Conditions to Our Obligations to Effect the Merger
      Our obligations to complete the merger are subject to the satisfaction or, where permissible, waiver of the following additional conditions:

•	each of the representations and warranties of Flag Fund V, CA Acquisition REIT and CALP Merger L.P. contained in the merger agreement shall be true and correct, without giving effect to any limitation as to “materiality” or “material adverse effect” qualification contained in any representation or warranty, at and as of the closing of the merger as if made on the date of closing, except to the extent that these representations and warranties are expressly limited by their terms to a particular date or only with respect to a particular period of time, in which case these representations and warranties will be true and correct at and as of that date or period of time, and except where the failure of these representations and warranties to be true and correct would not reasonably be likely to have a material adverse effect on Flag Fund V;

•	Flag Fund V, CA Acquisition REIT and CALP Merger L.P. shall have performed or complied in all material respects with all material agreements and material covenants required by the merger agreement to be performed or complied with by them on or prior to the effective time of the merger; and

•	we will have received a certificate dated as of the closing of the merger from an officer of Flag Fund V, CA Acquisition REIT and CALP Merger L.P. certifying to each of the above.
      As used in the merger agreement in connection with our company or Flag Fund V, a “material adverse effect” means any change, effect or circumstance that materially adversely affects the business, properties, assets, financial condition or results of operations of our company and its subsidiaries or Flag Fund V and its subsidiaries, as the case may be, taken as a whole, including in the case of our company and its subsidiaries, the filing of any bankruptcy, insolvency or similar proceeding by or against specified tenants, but excluding, in each case, any changes, effects or circumstances arising from:

•	conditions in, or events affecting, the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;

•	changes in laws or GAAP;

•	general changes in conditions (including changes in legal, regulatory, political, economic or business conditions) in or otherwise affecting automotive real estate properties generally, unless these changes have a materially disproportionate effect, relative to other industry participants, on our company and its subsidiaries or Flag Fund V and its subsidiaries, each taken as a whole;

•	the merger agreement, the negotiation, execution, announcement or performance of the merger agreement, the merger, the partnership merger and the transactions contemplated by each including any claim or litigation relating thereto or the impact thereof on relationships, contractual or otherwise, with tenants, lenders, partners, suppliers or employees;

•	acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism;

•	earthquakes, hurricanes or other natural disasters; or

•	any decline in the market price, or change in the trading volume, of our capital stock or any failure by us to meet internal or publicly announced revenue or earnings projections.

No Solicitation
      We have agreed that, until the termination of the merger agreement, we will not, nor will we authorize or cause our officers, trustees or employees, investment bankers, financial advisors, attorneys, accountants or other representatives to, solicit, initiate or knowingly encourage any inquiries with respect to, make any proposal for, or participate in any discussions or negotiations regarding, any “acquisition proposal.” The merger agreement defines “acquisition proposal” as any inquiry, offer or proposal regarding any:

•	merger, consolidation or similar business combination involving us or any of our significant subsidiaries, including our operating partnership;

•	sale or other disposition, directly or indirectly, of 30% or more of our consolidated assets;

•	issue, sale or other disposition of securities representing 30% or more of the votes associated with our outstanding securities;

•	tender offer or exchange offer in which a person, entity, or group will acquire beneficial ownership of 30% or more of our outstanding common shares;

•	recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction; or

•	transaction which is similar to any of the foregoing.
      If we receive an unsolicited bona fide acquisition proposal, we may furnish information to, and participate in discussions and negotiations with, the party making the proposal if our board of trustees determines in good faith that (a) failure to do so would be reasonably likely to be inconsistent with our board’s duties to us or our shareholders, and (b) the acquisition proposal is reasonably likely to lead to a transaction that would be more favorable to our common shareholders than the merger (a superior proposal).
      We have agreed that we will notify Flag Fund V within two business days after receipt of any acquisition proposal, including its material terms and conditions. We generally are under no duty, however, to notify or update Flag Fund V on the status of discussions or negotiations or the identity of the party making the proposal.
      Under the merger agreement, prior to shareholder approval of the merger, our board of trustees may not, unless a superior proposal has been made and our board determines that failure to take these actions would be reasonably likely to be inconsistent with our board’s duties to us or our shareholders and we notify Flag Fund V of our decision to withdraw or modify our board’s approval or recommendation of the merger agreement and the merger:

•	withdraw, qualify or modify its approval of the merger agreement in a manner material and adverse to Flag Fund V, or its recommendation that our common shareholders approve the merger agreement,

•	recommend an acquisition proposal to our common shareholders, or

•	authorize, permit or cause us to enter into any definitive agreement with respect to an acquisition proposal.
      If our board of trustees makes the determination described in the preceding paragraph regarding a superior proposal, and we therefore withdraw or modify our board’s approval and recommendation of the merger agreement and the merger, we may not enter into a definitive agreement in connection with a superior proposal until three business days after we have provided Flag Fund V with written notice that we intend to terminate the merger agreement.

Financing and Guaranty
      Flag Fund V has represented to us that at the closing of the merger it will have sufficient funds to pay the aggregate merger consideration and to pay any and all fees and expenses in connection with the merger or the financing thereof. Additionally DRA Growth & Income Fund V LLC, an affiliate of Flag Fund V, has guaranteed the obligations of Flag Fund V, CA Acquisition REIT and CALP Merger L.P. under the merger agreement through the earlier of the closing or the termination of the merger agreement, including but not limited to their payment obligations, pursuant to a written guaranty dated September 2, 2005 executed in favor of us and our operating partnership. Flag Fund V expects to obtain debt and equity financing from third parties, on its own behalf or on behalf of the surviving REIT or surviving partnership, in order to satisfy these payment obligations.
Termination of the Merger Agreement

Right to Terminate
      The merger agreement may be terminated and the merger abandoned at any time prior to the effective time, whether before or after approval of the merger by our shareholders:

•	by mutual written consent of Flag Fund V and us;

•	by either Flag Fund V or us if:

•	the holders of at least a majority of our outstanding common shares entitled to vote at the special meeting fail to approve the merger agreement and the merger at the special meeting;

•	any governmental entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the merger substantially on the terms contemplated by the merger agreement and such order, decree, ruling or other action has become final and non-appealable; or

•	the merger has not been consummated by February 3, 2006, unless the parties otherwise agree (we sometimes refer to the February 3, 2006 date, as the same may be extended by the parties, as the “final closing date”).

•	by Flag Fund V if:

•	we have breached any of our representations, warranties or covenants contained in the merger agreement, which would lead to the failure of a condition to the consummation of the merger contained in the merger agreement that is incapable of being cured by us prior to the final closing date;

•	our board of trustees fails to recommend in this proxy statement that our common shareholders approve the merger agreement, withdraws or modifies its recommendation of the merger agreement, or recommends that shareholders accept or approve a third-party acquisition proposal; or

•	Flag Fund V has not, as of the closing of the merger, received an opinion from Pillsbury Winthrop Shaw Pittman LLP relating to our qualification as a REIT for federal income tax purposes.

•	by us if:

•	Flag Fund V has breached any of its representations, warranties or covenants contained in the merger agreement, which would lead to the failure of a condition to the consummation of the merger contained in the merger agreement that is incapable of being cured by Flag Fund V prior to the final closing date; or

•	we enter into a definitive agreement to effect a superior proposal with a third party, provided that we have given Flag Fund V at least three business days’ prior written notice and we pay Flag Fund V the termination fee described below under “— Termination Fee and Expenses.”
Effect of Termination
      Except for provisions in the merger agreement regarding confidentiality of non-public information, public announcements, payment of fees and expenses and specified miscellaneous provisions, if the merger agreement is terminated as described above, the merger agreement will become null and void and have no effect. In addition, if the merger agreement is so terminated, there will be no liability on the part of Flag Fund V or us (other than the obligations relating to payment of fees and expenses under specified conditions, as described below under “— Termination Fee and Expenses”), except to the extent that the termination results from any fraud or willful breach by any party of any of its representations, warranties, covenants or agreements contained in the merger agreement or a failure or refusal by any party to consummate the transactions contemplated by the merger agreement when that party was obligated to do so in accordance with the merger agreement. The confidentiality agreement, dated April 8, 2005, between us and DRA Advisors will continue in effect notwithstanding any termination of the merger agreement.
Termination Fee and Expenses

Termination Fee
      We will pay Flag Fund V a termination fee in any of the following circumstances:

•	if we terminate the merger agreement in connection with entering into a definitive agreement to effect a third-party acquisition proposal;

•	if Flag Fund V terminates the agreement as a result of our board of trustees’ (a) failing to recommend in this proxy statement that our common shareholders approve the merger agreement; (b) withdrawing or modifying, in a manner material and adverse to Flag Fund V, its recommendation of the merger agreement; or (c) recommending that our common shareholders accept or approve a third-party acquisition proposal; or

•	if, prior to shareholder approval, an acquisition proposal is publicly made and not withdrawn, the merger agreement is terminated either for failure to receive the requisite shareholder approval or by Flag Fund V (prior to shareholder approval) because of our material breach of a representation, warranty or covenant, and within twelve months thereafter we consummate an acquisition proposal.
      If we terminate the merger agreement, payment of any applicable termination fee is due immediately upon termination. If Flag Fund V terminates the merger agreement, payment of any applicable termination fee is due within three business days of termination. If the termination fee is payable because we consummate a third-party acquisition within twelve months, as described above, the termination fee is payable on the same day the third-party acquisition is consummated.
      The termination fee that Flag Fund V may be entitled to receive in the event of the foregoing will be an amount equal to the lesser of (a) $40.0 million and (b) the maximum amount that can be paid to Flag Fund V without causing Flag Fund V to fail to meet the REIT income requirements under the Code. The unpaid amount, if any, will be placed in escrow and will be paid in subsequent years to the extent the payment would not cause Flag Fund V to fail to meet the REIT income requirements under the Code. Our obligation to pay any unpaid portion of the termination fee will terminate five years after the unpaid amount is placed in escrow.

Expenses
      All fees, costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring such expenses. However, if either party terminates the merger agreement because of the other party’s material breach of a representation, warranty or covenant, the breaching party must reimburse the other for out-of-pocket expenses incurred in connection with the merger and related transactions, in an amount not to exceed the lesser of the actual amount of the costs and expenses incurred and $7.5 million.
      We have also agreed to pay Flag Fund V’s out-of-pocket expenses incurred in connection with the merger and related transactions, in an amount not to exceed the lesser of the actual amount of the costs and expenses incurred and $5.0 million if the merger agreement is terminated by us or Flag Fund V because the requisite shareholder approval is not obtained.
      Additionally, we have agreed to pay Flag Fund V’s out-of-pocket expenses incurred in connection with the merger and related transactions, in an amount not to exceed the lesser of the actual amount of the costs and expenses incurred and $7.5 million:

•	if we terminate the merger agreement in connection with entering into a definitive agreement to effect a third-party acquisition proposal;

•	if Flag Fund V terminates the agreement as a result of our board of trustees’ (a) failing to recommend in this proxy statement that our common shareholders approve the merger agreement; (b) withdrawing or modifying, in a manner material and adverse to Flag Fund V, its recommendation of the merger agreement; or (c) recommending that our common shareholders accept or approve a third-party acquisition proposal; or

•	if Pillsbury Winthrop Shaw Pittman LLP is unable to deliver a tax opinion relating to our qualification as a REIT for federal income tax purposes.
      In any case in which we are required to pay a termination fee, as described above, the amount of any expenses that we pay to Flag Fund V will be credited against the amount of the termination fee so that the total amount of the termination fee and expense reimbursement will not exceed $40.0 million.
Waiver and Amendment of the Merger Agreement
      The merger agreement may be amended by the parties in writing by action of our board of trustees at any time before or after shareholder approval is obtained, but after shareholder approval, no amendment may be made which by law requires the further approval of our shareholders without obtaining that further approval. If the merger agreement is amended after the mailing of this proxy statement and your vote is required for the amendment, we will resolicit your vote.
      At any time before the completion of the merger, the parties may, in writing:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered under the merger agreement; or

•	waive compliance with any of the agreements or conditions of the other party contained in the merger agreement, except as set forth in the following paragraph.
      By law, neither Flag Fund V nor we can waive:

•	the requirement that our common shareholders approve the merger agreement and the merger; or

•	any court order or law preventing the closing of the merger.
      Whether any of the other conditions would be waived would depend on the facts and circumstances as determined by the reasonable business judgment of the managers of Flag Fund V and our board of trustees, as the case may be.
Shareholder Meeting
      We have agreed to call a meeting of our common shareholders as promptly as practicable. Our board of trustees has unanimously agreed to recommend the approval of the merger agreement and the merger by our shareholders (subject to the board’s right to change its recommendation under specified circumstances, as discussed above under “ — No Solicitation”), and we have agreed to use our reasonable best efforts to obtain the required shareholder approval of the merger agreement and the merger subject at all times to our and our trustees’ right and duty to act in a manner consistent with their fiduciary duties.
Indemnification; Directors’ and Officers’ Insurance
      Under the merger agreement, the surviving REIT will indemnify and hold harmless each person who has been at any time on or before September 2, 2005, or who becomes before the completion of the merger, an officer or trustee of our company or any of its subsidiaries to the same extent provided to these persons by our company and its subsidiaries immediately prior to the completion of the merger in each entity’s respective governing documents or under employment agreements or indemnification agreements, as applicable, as in effect on September 2, 2005 in respect of actions or omissions occurring at or prior to the closing of the merger (including the transactions contemplated in the merger agreement).
      After the completion of the merger, the surviving REIT will be obligated to promptly pay and advance reasonable expenses and costs incurred by each of these persons as they become due and payable in advance of the final disposition of any claim, action, suit, proceeding or investigation to the full extent and in the manner permitted by law. The merger agreement also provides that the surviving REIT will maintain a liability insurance policy that will provide our trustees and officers with coverage for a period of six years on terms comparable to those currently provided by our company to such persons.
Employment Benefit Arrangements
      On and after the closing of the merger, Flag Fund V has agreed to cause the surviving REIT to honor all of our employment agreements, severance agreements, retention bonus agreements and other bonus, retention and severance obligations of our company in accordance with their terms. Pursuant to the terms of these agreements, we, or the surviving REIT, will also make certain payments to our officers on or before the effective time of the merger. For a more complete discussion of these agreements, please see “Approval of the Merger Agreement and the Merger — Interests of our Trustees and Executive Officers in the Merger” on page 32.
Equity Raising Property Sales
      During the period between September 2, 2005 and the 30th day preceding the date of the special meeting, Flag Fund V has agreed, upon our written request, to promptly purchase (in no event later than 30 days following receipt of our written request) all of our right, title and interest in and to one or more of our properties identified by us in our sole discretion from a list of properties previously provided to Flag Fund V for an aggregate purchase price of up to $25.0 million. We and Flag Fund V have agreed that the purchase price of the identified properties selected for sale will be determined by dividing the then current base rent on such identified properties by seven percent. However, in the event that following Flag Fund V’s acquisition of these properties the merger agreement is terminated:

•	we will have the right, exercisable in our discretion by delivery of written notice to Flag Fund V on or before the date which is the six-month anniversary of the effective date of the termination of the merger agreement, to require Flag Fund V to sell all of the properties previously purchased by Flag Fund V as set forth above to us at the same purchase price paid by Flag Fund V; and

•	Flag Fund V will have the right, exercisable in its discretion by delivery of written notice to us within 30 days preceding the date which is the six-month anniversary of the effective date of the termination of the merger agreement, to require us to repurchase all of the properties previously purchased by Flag Fund V as set forth above at the same purchase price paid by Flag Fund V.
      The right to repurchase or sell these properties, as applicable, on the terms set forth above shall automatically terminate unless exercised within the time periods set forth above.

      In addition, during the period between September 2, 2005 and the special meeting, upon written notice to Flag Fund V, we may sell, in one or more transactions, all of our right, title and interest in and to one or more of the identified properties not previously sold or then under contract for sale to Flag Fund V, to any third parties for an aggregate purchase price of up to $200.0 million provided such sales meet certain guidelines previously agreed to between us and Flag Fund V.
SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information regarding the beneficial ownership of our common shares as of November 4, 2005, by: (a) each trustee; (b) our chief executive officer and each of our other four most highly compensated executive officers (named executive officers); (c) all named executive officers and trustees as a group; and (d) all other shareholders known by us to be beneficial owners of more than five percent of our common shares. The number of common shares “beneficially owned” by each shareholder is determined under rules of the SEC regarding the beneficial ownership of securities. Under these rules, beneficial ownership of common shares includes (i) any shares as to which the person or entity has sole or shared voting power or investment power, and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days, including certain securities that are redeemable or exercisable for shares (which, therefore, includes common units of limited partnership interest in our operating partnership).
      The information in the table below is based in part on Schedule 13D or Schedule 13G reports filed with the SEC. If you wish, you may obtain these reports from the SEC. Except as otherwise indicated, each individual named has a business address of 8270 Greensboro Drive, Suite 950, McLean, Virginia 22102, and has sole investment and voting power with respect to the securities shown.

		Percent
	Number of	of Total Voting
Name and Address of Beneficial Owner	Shares	Power(1)

Robert M. Rosenthal(2)	2,723,680	5.53%
John J. Pohanka(3)	1,247,353	2.64%
Thomas D. Eckert(4)	135,108	*
Vincent A. Sheehy(5)	60,985	*
John M. Weaver(6)	24,451	*
Paul M. Higbee(7)	24,001	*
Craig L. Fuller(8)	18,462	*
David S. Kay(9)	12,371	*
William E. Hoglund(8)	12,151	*
R. Michael McCullough (10)	11,001	*
David B. Kay (11)	5,000	*
Lisa M. Clements	2,936	*
Jay M. Ferriero	707	*
All Executive Officers and Trustees as a Group (13 Persons)	4,278,206	8.53%

*	Less than 1%

(1)	Percentages are based on 46,502,564 common shares outstanding as of November 4, 2005, plus, for each person, the shares that would be issued in exchange for certain securities that are currently redeemable or exercisable for shares, or that will become redeemable or exercisable within 60 days of November 4, 2005.

(2)	Mr. Rosenthal’s ownership includes his direct and indirect ownership of common shares and units of limited partnership interest in our operating partnership. The number of shares and units owned is based on a report on Schedule 13G/ A filed with the SEC on November 11, 2003, as updated by representations of Mr. Rosenthal as of January 26, 2005. The Rosenthal Family, L.L.C., of which Mr. Rosenthal is the managing member, holds 838,220 units. Mr. Rosenthal has sole voting and investment power directly over one common share. The remaining units are held as follows: 286,518 units are held by R.P. Gaithersburg Limited Partnership, of which Mr. Rosenthal is general partner and 1,578,940 units are held by 8525 Leesburg Pike Limited Partnership, of which Mr. Rosenthal is general partner. In addition, Mr. Rosenthal has sole voting and investment power over currently exercisable options for 20,001 common shares. Mr. Rosenthal disclaims voting and investment power over 291,417 units held by relatives not living in his home or held by employees of entities that he controls.

(3)	Mr. Pohanka’s ownership includes his direct and indirect ownership of common shares and units of limited partnership interest in our operating partnership. The number of common shares and units owned is based on a report on Schedule 13G/ A filed with the SEC on January 16, 2002, as updated by representations of Mr. Pohanka as of January 19, 2005. Mr. Pohanka has sole voting and investment power directly over currently exercisable options for 20,001 common shares. The balance of the common shares and units are held as follows: 5,250 common shares held by Pohanka Grandchildren Trust, 439,239 common shares and 774,462 units held by Pohanka Properties, Inc. and 8,400 common shares held by Pohanka Imports, Inc. The Pohanka Grandchildren Trust, of which John J. Pohanka is the Trustee, has sole voting and investment power over its 5,250 common shares. Pohanka Properties, Inc., of which John J. Pohanka is President, has sole voting and investment power over its 439,239 common shares. Pohanka Properties, Inc. shares investment power with Mr. Pohanka over the 774,462 units. Pohanka Imports, Inc., of which John J. Pohanka is the President, has sole voting and investment power over its 8,400 common shares. Mr. Pohanka disclaims beneficial ownership of 7,000 common shares held by his spouse. Includes one common share not reported on Schedule 13G.

(4)	Mr. Eckert has shared voting and investment power with his spouse over 123,128 common shares.

(5)	Includes currently exercisable options for 35,001 common shares. Mr. Sheehy has sole voting and investment power directly over 10,000 units of limited partnership interest in our operating partnership. Mr. Sheehy’s ownership also includes ownership of 15,984 units that he received upon the dissolution of Sheehy Investments Two, L.C. in July 2003, of which Mr. Sheehy was a limited partner with an 18% pecuniary interest.

(6)	Mr. Weaver has shared voting and investment power with his spouse over all of his common shares.

(7)	Includes currently exercisable options for 20,001 common shares. Mr. Higbee has shared voting and investment power with his spouse over 4,000 common shares.

(8)	Includes currently exercisable options for 10,001 common shares.

(9)	Mr. David S. Kay has shared voting and investment power with his spouse over all of his common shares.

(10)	Includes currently exercisable options for 10,001 common shares. Mr. McCullough has shared voting and investment power with his spouse over 1,000 common shares.

(11)	Includes currently exercisable options for 5,000 common shares.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
      If the merger agreement described in this proxy statement is approved and the merger completed, our common shares will no longer be listed on the Nasdaq National Market and will be deregistered under the Exchange Act. Under the terms of the merger agreement, our Series A preferred shares and Series B preferred shares will continue to be registered and listed on the Nasdaq National Market. However, in a letter to us, Flag Fund V has indicated that it intends to offer to purchase our Series A preferred shares and Series B preferred shares for cash, at par, effective upon the completion of the merger or within a reasonable time thereafter, subject to, among other things, its ability to obtain sufficient funds to purchase the preferred shares. Once the merger has been consummated, for such time as the preferred shares remain outstanding, Flag Fund V may seek to deregister our Series A preferred shares and Series B preferred shares under the Exchange Act and delist our Series A preferred shares and Series B preferred shares from the Nasdaq National Market. If our Series A preferred shares and Series B preferred shares are delisted by the Nasdaq National Market (Flag Fund V has indicated that it does not intend to contest such a delisting), we will no longer have any public shareholders and will not hold an annual meeting of shareholders in 2006. However, if the merger is not completed for any reason or if, following the merger, our Series A preferred shares and/or Series B preferred shares continue to be listed on the Nasdaq National Market, we expect to hold a 2006 annual meeting of shareholders in or about May 2006. Under Rule 14a-8 of the Exchange Act, our shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2006 annual meeting by submitting proposals to us in a timely manner. In order to be included for the 2006 annual meeting, shareholder proposals must be received by us a reasonable time before we begin to print and mail our proxy materials and must otherwise comply with Rule 14a-8. In addition, if we have not received notice of any matter a shareholder intends to propose for a vote at the 2006 annual meeting by a reasonable time before we begin to print and mail our proxy materials, then a proxy solicited by our board of trustees may be voted on such matter in the discretion of the proxy holders, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate matter on the proxy card.
      For more information you may contact our corporate secretary. The address of our corporate secretary is 8270 Greensboro Drive, Suite 950, McLean, Virginia 22102 — Attention: Corporate Secretary.
OTHER MATTERS
      As of the date of this proxy statement, our board of trustees knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.
      Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. This proxy statement is dated November 9, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our shareholders does not create any implication to the contrary.

By Order of the Board of Trustees,

John J. Pohanka
Chairman of the Board

Thomas D. Eckert
President and Chief Executive Officer
McLean, Virginia
November 9, 2005

ANNEX A

AGREEMENT AND PLAN OF MERGER
among
FLAG FUND V LLC,
CA ACQUISITION REIT,
CAPITAL AUTOMOTIVE REIT,
CALP MERGER L.P.,
and
CAPITAL AUTOMOTIVE L.P.
dated as of September 2, 2005

Page

ARTICLE I The Mergers		A-2
1.1	The Mergers	A-2
1.2	Declaration of Trust and Bylaws	A-2
1.3	Effective Times	A-2
1.4	Closing	A-3
1.5	Trustees and Officers of the Surviving REIT	A-3
1.6	Partnership Matters	A-3
ARTICLE II Merger Consideration; Effect of Mergers on Shares of Capital Stock of the Constituent Companies, Company Share Options and Partnership Units		A-3
2.1	Effect on Shares	A-3
2.2	Effect on Partnership Interests	A-5
2.3	Exchange of Certificates	A-5
2.4	Withholding Rights	A-7
2.5	Dissenters’ Rights	A-7
2.6	Adjustment of Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests	A-7
ARTICLE III Representations and Warranties of the Company		A-8
3.1	Existence; Good Standing; Authority; Compliance with Law	A-8
3.2	Capitalization	A-9
3.3	Authority Relative to this Agreement; Shareholder Approval	A-11
3.4	Reports; Financial Statements	A-11
3.5	No Undisclosed Liabilities	A-12
3.6	Absence of Changes	A-12
3.7	Consents and Approvals; No Violations	A-13
3.8	No Default	A-13
3.9	Litigation	A-13
3.10	Compliance with Applicable Law	A-14
3.11	Properties	A-14
3.12	Employee Plans	A-17
3.13	Labor Matters	A-18
3.14	Environmental Matters	A-19
3.15	Tax Matters	A-21
3.16	Material Contracts	A-23
3.17	Opinion of Financial Advisor	A-24
3.18	Brokers	A-25
3.19	Takeover Statutes	A-25
3.20	Related Party Transactions	A-25
3.21	Investment Company Act of 1940	A-25
3.22	Trademarks, Patents and Copyrights	A-25
3.23	Insurance	A-26
3.24	Disclosure Controls and Procedures	A-26

i

ii

iii

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 2, 2005, is by and among Flag Fund V LLC, a Delaware limited liability company (“Parent”), CA Acquisition REIT, a Maryland real estate investment trust (“Merger Sub”), Capital Automotive REIT, a Maryland real estate investment trust (the “Company”), CALP Merger L.P., a Delaware limited partnership (the “Merger Partnership”) and Capital Automotive L.P., a Delaware limited partnership (the “Partnership”).
WITNESSETH:
      WHEREAS, the parties wish to effect a business combination through a merger of Merger Sub with and into the Company (the “REIT Merger”) on the terms and conditions set forth in this Agreement and in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the “Maryland REIT Law”);
      WHEREAS, the parties also wish to effect a merger of the Merger Partnership with and into the Partnership, immediately following the consummation of the REIT Merger (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”);
      WHEREAS, the Company is the sole general partner of the Partnership through which the Company operates its business;
      WHEREAS, as of the date hereof, the Company owns approximately 85% of the common units of limited partnership interest in the Partnership (“Partnership Common Units”) as well as 100% of the Series A, Series B, Convertible and Monthly Income Preferred units of limited partnership interest in the Partnership (“Partnership Preferred Units”). The Partnership Common Units and Partnership Preferred Units are collectively referred to herein as “Partnership Units;”
      WHEREAS, the Board of Trustees of the Company (the “Company Board”), upon recommendation of the Special Committee of the Company Board, has approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement and deems it advisable and in the best interests of the Company shareholders to enter into this Agreement and to consummate the REIT Merger on the terms and conditions set forth herein;
      WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved this Agreement, the REIT Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the Maryland REIT Law and the declaration of trust and bylaws of Merger Sub;
      WHEREAS, the Company, as the sole general partner of the Partnership, has determined that it is advisable and in the best interests of the Partnership and the limited partners of the Partnership for the Partnership to enter into this Agreement and to consummate the Partnership Merger on the terms and conditions set forth herein;
      WHEREAS, prior to the Partnership Merger, the holders of Partnership Common Units other than the Company (the “Minority Limited Partners”) may elect, on the terms and conditions specified herein, to receive, in exchange for Partnership Common Units, membership interests (“OP LP LLC Membership Interests”) in a newly created Delaware limited liability company (“OP LP LLC”) simultaneously with the Partnership Merger (each such Minority Limited Partner, an “Electing Limited Partner”). In the Partnership Merger, any Partnership Common Units held by any Minority Limited Partners not making the foregoing election will be converted into the right to receive cash per Partnership Common Unit (each such Minority Limited Partner, a “Cash-Out Limited Partner”) in an amount as described in Section 2.2(a);

      WHEREAS, Merger Sub, the general partner of Merger Partnership, has approved this Agreement and the Partnership Merger and deems it advisable and in the best interests of the limited partners of Merger Partnership for Merger Partnership to enter into this Agreement and consummate the Partnership Merger on the terms and subject to the conditions set forth herein; and
      WHEREAS, Parent, Partnership, Merger Sub, Merger Partnership and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the Mergers.
      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, Parent, Partnership, Merger Sub, Merger Partnership and the Company hereby agree as follows:
ARTICLE I
The Mergers
      1.1     The Mergers.
      (a) Subject to the terms and conditions of this Agreement, at the REIT Merger Effective Time (as defined herein), the Company and Merger Sub shall consummate the REIT Merger, pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and (ii) the Company shall be the surviving REIT in the REIT Merger (the “Surviving REIT”) and shall become a direct Subsidiary of Parent by virtue of ownership of all of the Company Common Shares, as defined below. The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the REIT Merger and, as the Surviving REIT, it shall be governed by the laws of the State of Maryland.
      (b) Subject to the terms and conditions of this Agreement, and in accordance with Section 17-211 of DRULPA, at the Partnership Merger Effective Time (as defined herein), Merger Partnership and the Partnership shall consummate the Partnership Merger pursuant to which (i) Merger Partnership shall be merged with and into the Partnership and the separate existence of Merger Partnership shall thereupon cease and (ii) the Partnership shall be the surviving partnership in the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects specified in Section 17-211 of DRULPA.
      1.2     Declaration of Trust and Bylaws.
      (a) The name of the Surviving REIT shall be “Capital Automotive REIT.”
      (b) The declaration of trust of the Company, as in effect immediately prior to the REIT Merger Effective Time, shall be the declaration of trust of the Surviving REIT until thereafter amended as provided therein or by Law (as hereinafter defined) (the “Surviving REIT Declaration of Trust”).
      (c) The bylaws of the Company, as in effect immediately prior to the REIT Merger Effective Time, shall be the bylaws of the Surviving REIT until thereafter amended as provided by Law, by the Surviving REIT Declaration of Trust or by such bylaws (the “Surviving REIT Bylaws”).
      (d) The name of the Surviving Partnership shall be “Capital Automotive L.P.”
      (e) The limited partnership agreement of the Partnership, as amended pursuant to the term sheet described in Section 2.2(a) hereof, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by Law (the “Surviving Partnership Agreement”).
      1.3     Effective Times.
      (a) On the Closing Date, Merger Sub and the Company shall duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the Maryland REIT Law. The REIT Merger shall become effective upon the filing date of the Articles of Merger with the SDAT (the “REIT Merger Effective Time”).

      (b) On the Closing Date, immediately after the REIT Merger Effective Time, the Partnership shall file with the Secretary of State of the State of Delaware (the “DSOS”) a certificate of merger (the “Partnership Merger Certificate”), executed in accordance with the applicable provisions of DRULPA, and shall make all other filings or recordings required under DRULPA to effect the Partnership Merger. The Partnership Merger shall become effective after the REIT Merger Effective Time upon such time as the Partnership Merger Certificate has been accepted by the DSOS (the “Partnership Merger Effective Time”).
      (c) Unless otherwise agreed, the parties shall cause the REIT Merger Effective Time and the Partnership Merger Effective Time to occur on the Closing Date (as defined below).
      1.4     Closing. The closing of the Mergers (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VII (other than conditions that by their terms are required to be satisfied or waived as of the Closing Date (as hereinafter defined)) shall have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit of the same (unless extended by the mutual agreement of the parties hereto), and, subject to the foregoing, shall take place at 10:00 a.m., local time, on such date (the “Closing Date”), provided that the Closing Date shall not be earlier than December 1, 2005, at the offices of Blank Rome LLP, 405 Lexington Avenue, 24th Floor, New York, NY 10174, or at such other time and place as mutually agreed to by the parties hereto.
      1.5     Trustees and Officers of the Surviving REIT. The trustees of Merger Sub immediately prior to the REIT Merger Effective Time shall become the trustees of the Surviving REIT as of the REIT Merger Effective Time and the officers of Merger Sub immediately prior to the REIT Merger Effective Time shall become the officers of the Surviving REIT as of the REIT Merger Effective Time, each to hold office in accordance with the Surviving REIT Declaration of Trust and Surviving REIT Bylaws. Resignations shall be tendered for all current trustees of the Company effective upon the REIT Merger Effective Time.
      1.6     Partnership Matters. The Surviving REIT shall be the general partner and OP LP LLC shall be the limited partner of the Surviving Partnership following the Partnership Merger Effective Time.
ARTICLE II
Merger Consideration; Effect of Mergers on Shares of Capital Stock of
the Constituent Companies, Company Share Options and Partnership Units
      2.1     Effect on Shares. At the REIT Merger Effective Time, by virtue of the REIT Merger and without any action on the part of any holder thereof:

(a) Shares of Merger Sub. Each common share of beneficial interest, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall be converted into one (1) fully paid and nonassessable common share of beneficial interest, par value $0.01 per share, of the Surviving REIT.

(b) Conversion of Company Common Shares. Each common share of beneficial interest, par value $0.01 per share, of the Company (each a “Company Common Share”) (other than Excluded Shares, as defined below) issued and outstanding immediately prior to the REIT Merger Effective Time shall automatically be converted into the right to receive an amount in cash equal to Thirty-eight Dollars and Seventy-five Cents ($38.75) (the “Company Common Share Merger Consideration”).

(c) Cancellation of Parent-Owned and Merger Sub-Owned Company Common Shares. Each issued and outstanding Company Common Share that is owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the REIT Merger Effective Time (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Share or other consideration shall be delivered or deliverable in exchange therefor.

(d) Cancellation of Company Common Shares. As of the REIT Merger Effective Time, all Company Common Shares (other than Excluded Shares) issued and outstanding immediately prior to the REIT Merger Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Company Common Share shall cease to have any rights with respect to such interest, except, in all cases, the right to receive the Company Common Share Merger Consideration, without interest.

(e) Preferred Shares.

(i) The REIT Merger shall have no effect on the Company’s 7.5% Series A Cumulative Redeemable Preferred Shares, par value $0.01 per share (the “Company Series A Preferred Shares”), issued and outstanding immediately prior to the REIT Merger Effective Time and, at and after the REIT Merger Effective Time, the Company Series A Preferred Shares shall remain outstanding and shall continue to represent Company Series A Preferred Shares of the Surviving REIT; and

(ii) The REIT Merger shall have no effect on the Company’s 8% Series B Cumulative Redeemable Preferred Shares, par value $0.01 per share (the “Company Series B Preferred Shares”) issued and outstanding immediately prior to the REIT Merger Effective Time and, at and after the REIT Merger Effective Time, the Company Series B Preferred Shares shall remain outstanding and shall continue to represent Company Series B Preferred Shares of the Surviving REIT.
      The Company Common Shares, Company Series A Preferred Shares and Company Series B Preferred Shares shall be sometimes collectively referred to herein as the “Company Shares.”

(f) Company Share Options. Immediately prior to the REIT Merger Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares (each, a “Company Share Option”) under the Company’s Second Amended and Restated 1998 Equity Incentive Plan (the “Company Share Option Plan”), all of which are listed on Schedule 3.2(c) of the Company Disclosure Schedule attached hereto, whether or not then vested or exercisable and regardless of the exercise price or purchase price, as the case may be, thereof, shall be cancelled, immediately prior to or at the REIT Merger Effective Time, in exchange for the holder’s right to receive a single lump sum cash payment from the Company equal to the product of (x) the number of Company Common Shares subject to such Company Share Option immediately prior to the REIT Merger Effective Time, whether or not vested or exercisable, and (y) the excess, if any, of the Company Common Share Merger Consideration over the exercise price or purchase price per share of such Company Share Option (the “Option Merger Consideration”). If the exercise price or purchase price per share of any such Company Share Option is equal to or greater than the Company Common Share Merger Consideration, such Company Share Option shall be cancelled without any cash payment being made in respect thereof. The Company Common Share Merger Consideration and the Option Merger Consideration shall be collectively referred to herein as the “Merger Consideration.”

(g) Restricted Shares, Phantom Shares, Deferred Restricted Shares and Deferred Fee Accounts. Immediately prior to the REIT Merger Effective Time, each restricted share granted under the Company Share Option Plan (“Restricted Shares”), phantom share (“Phantom Shares”) issued pursuant to the Company’s Phantom Share Purchase Program (the “Phantom Plan”), Restricted Shares deferred under a Restricted Share Deferral Agreement (“Deferred Restricted Shares”) and phantom shares (“Fee Shares”) under the Company’s Deferred Compensation and Stock Plan for Trustees (the “Trustees Deferred Compensation Plan”) shall be fully vested, non-forfeitable and payable to each participant in full, and all Company Common Shares which the Company has the option of issuing in settlement of the Phantom Shares or the Fee Shares shall be considered outstanding for all purposes of this Agreement, including receipt of the Merger Consideration.

      2.2     Effect on Partnership Interests. As of the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest of the Partnership:

(a) Each Partnership Common Unit held by a Minority Limited Partner (the “LP Minority Units”), subject to the terms and conditions set forth herein, shall be converted into, and shall be cancelled in exchange for, the right to receive cash in an amount without interest per LP Minority Unit equal to the product of (A) the Company Common Share Merger Consideration multiplied by (B) the number of Company Common Shares issuable upon redemption of each such LP Minority Unit pursuant to the limited partnership agreement of the Partnership (such product, the “Partnership Merger Consideration”) in consideration for each such LP Minority Unit; provided that if any Minority Limited Partner has previously made an election to receive OP LP LLC Membership Interests pursuant to the Form of Membership Interest Election (in the form attached hereto as Exhibit A), in lieu of receiving the Partnership Merger Consideration, such holder shall exchange each LP Minority Unit held by it for OP LP LLC Membership Interests, in accordance with the procedures and time periods specified in Section 2.3 hereof and upon such terms as are described in the term sheet attached hereto as Schedule 2.2(a) (the “Membership Interest Election”).

(b) Each Partnership Common Unit held by the Company or any of its Subsidiaries immediately prior to the Partnership Merger Effective Time shall, by virtue of the Partnership Merger, automatically be cancelled and cease to exist, and the holders thereof shall cease to have any rights with respect thereto and no payment shall be made with respect thereto.

(c) Each Partnership Preferred Unit outstanding immediately prior to the Partnership Merger Effective Time shall be unaffected by the Partnership Merger and shall remain outstanding as units of limited partnership interest of the Surviving Partnership.

(d) The general partner interests of the Partnership outstanding immediately prior to the Partnership Merger Effective Time shall remain outstanding as general partner interests of the Surviving Partnership, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the Surviving Partnership Agreement.
      2.3     Exchange of Certificates

(a) Paying Agent. Prior to the mailing of the Proxy Statement (as defined herein), Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the “Paying Agent”) for (i) the payment or exchange in accordance with this Article II of the Company Common Share Merger Consideration and the Partnership Merger Consideration (such cash consideration constituting both the Company Common Share Merger Consideration and the Partnership Merger Consideration being referred to herein as the “Exchange Fund”) and (ii), if Parent wishes the Paying Agent to so act, in Parent’s discretion, the exchange of Partnership Common Units for OP LP LLC Membership Interests in accordance with this Article II pursuant to the Membership Interest Election. On or before the REIT Merger Effective Time, Parent shall deposit with the Paying Agent the Exchange Fund for the benefit of the holders of Company Common Shares and Cash-Out Limited Partners, as applicable. The Paying Agent shall make payments of the Company Common Share Merger Consideration and the Partnership Merger Consideration out of the Exchange Fund in accordance with this Agreement, the Articles of Merger and the Partnership Merger Certificate. The Company shall cooperate with Parent and any title company escrow agent to facilitate an orderly transfer of funds. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving REIT.

(b) Share and Unit Transfer Books. On the Closing Date, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares or Partnership Common Units. From and after the Closing Date, the holders of certificates evidencing ownership of the Company Common Shares or Partnership Common

Units outstanding immediately prior to the REIT Merger Effective Time or Partnership Merger Effective Time, as applicable (each, a “Certificate”) shall cease to have rights with respect to such shares or units, as applicable, except as otherwise provided for herein. On or after the Closing Date, any Certificates presented to the Paying Agent, the Surviving REIT or the transfer agent for any reason shall be exchanged for the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, with respect to the Company Common Shares or Partnership Common Units formerly represented thereby.

(c) Exchange Procedures. As soon as possible after the Closing Date (but in any event within three (3) Business Days), the Surviving REIT shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that, immediately prior to the REIT Merger Effective Time, represented outstanding Company Common Shares or that, immediately prior to the Partnership Merger Effective Time, represented Partnership Common Units whose shares or units, as applicable, were converted into the right to receive or be exchanged for the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, pursuant to Sections 2.1 and 2.2: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, payable in respect of the Company Common Shares or Partnership Common Units, as applicable, previously represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares or Partnership Common Units that is not registered in the transfer records of the Company or Partnership, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Closing Date to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, as contemplated by this Section 2.3. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(d) No Further Ownership Rights in the Company Common Shares, Company Share Options or Partnership Common Units. On the Closing Date, holders of Company Common Shares or Partnership Common Units shall cease to be, and shall have no rights as, shareholders of the Company or limited partners of the Partnership other than the right to receive the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, provided under this Article II. The Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, paid or delivered upon the surrender for exchange of Certificates evidencing Company Common Shares or Partnership Common Units, in accordance with the terms of this Article II shall be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to the Company Common Shares or Partnership Common Units, exchanged therefor. The

Option Merger Consideration paid with respect to Company Share Options in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Share Options and on and after the REIT Merger Effective Time the holders of a Company Share Option shall have no further rights with respect to any Company Share Option, other than the right to receive the Option Merger Consideration as provided in Section 2.1 (f).

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve (12) months after the Closing Date, shall be delivered to Surviving REIT and any holders of Company Common Shares or Partnership Common Units prior to the REIT Merger or Partnership Merger, as applicable, who have not theretofore complied with this Article II shall thereafter look only to the Surviving REIT and only as general creditors thereof for payment of the Company Common Share Merger Consideration or Partnership Merger Consideration, as applicable.

(f) No Liability. None of Parent, Merger Sub, the Surviving REIT, the Partnership, Merger Partnership, Surviving Partnership, the Company or the Paying Agent, or any employee, officer, trustee, director, agent or Affiliate thereof, shall be liable to any Person in respect of Company Common Share Merger Consideration or Partnership Merger Consideration, as applicable, from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving REIT, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration and Partnership Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting of a bond to the reasonable satisfaction of Parent and the Paying Agent, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, payable in respect thereof, pursuant to this Agreement.

      2.4     Withholding Rights. The Surviving REIT, Surviving Partnership or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Share Options or to any holders of Partnership Common Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined herein), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving REIT, Surviving Partnership or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares, Partnership Common Units or Company Share Options in respect of which such deduction and withholding was made by the Surviving REIT, Surviving Partnership or the Paying Agent, as applicable.
      2.5     Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers.
      2.6     Adjustment of Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests. In the event that, subsequent to the date of this Agreement but prior to the REIT Merger Effective Time or Partnership Merger Effective Time, as applicable, the

Company Common Shares or Partnership Common Units issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of the Company or Partnership, as applicable, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, provided, however, that nothing set forth in this Section 2.6 shall be construed to supersede or in any way limit the prohibitions set forth in Section 5.1 hereof.
ARTICLE III
Representations and Warranties of the Company
      Except as set forth in the disclosure schedule attached to this Agreement (the “Company Disclosure Schedule”), the Company and the Partnership represent and warrant to Parent, Merger Sub and Merger Partnership as follows:
      3.1     Existence; Good Standing; Authority; Compliance with Law.
      (a) The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland. The Amended and Restated Declaration of Trust of the Company, as amended through the date hereof (the “Company Declaration of Trust”) is in effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced. The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect (as hereinafter defined). The Company has all requisite trust power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.
      (b) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The certificate of limited partnership of the Partnership is in effect and no dissolution, revocation or forfeiture proceedings regarding the Partnership have been commenced. The Partnership is duly qualified or licensed to do business as a foreign limited partnership and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The Partnership has all requisite partnership power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.
      (c) Section 3.1(c) of the Company Disclosure Schedule sets forth:

(i) each direct and indirect Subsidiary of the Company;

(ii) the legal form of each of the Company’s Subsidiaries including the state or country of formation;

(iii) the identity and ownership interest of each of the Company’s Subsidiaries that is held by the Company or its Subsidiaries, and with respect to Third Party (as hereinafter defined) owners, the identity and ownership interest as set forth in the operative documents, in each case, including but not limited to the amount of securities of such Subsidiary owned by such owner;

(iv) each jurisdiction in which each of the Company’s Subsidiaries is qualified or licensed to do business; and

(v) each assumed name under which each of the Company’s Subsidiaries conducts business in any jurisdiction.
      Except as listed in Section 3.1(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of stock or other security of any other entity or any other investment in any other entity, which would be deemed a Subsidiary of the Company.
      (d) Each of the Company’s Subsidiaries is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.
      (e) Except as set forth in Section 3.1(e) of the Company Disclosure Schedule, all of the outstanding equity or voting securities or other interests of each of the Company’s Subsidiaries have been validly issued and are (A) fully paid and nonassessable, (B) owned by the Company or by one of the Company’s Subsidiaries, and (C) owned, directly or indirectly, free and clear of any Lien (as hereinafter defined) (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), and all equity or voting interests in each of the Company’s Subsidiaries that is a partnership, joint venture, limited liability company or trust which are owned by the Company, by one of the Company’s Subsidiaries or by the Company and one of the Company’s Subsidiaries are owned free and clear of any Lien (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law). For purposes of this Agreement, “Lien” means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
      (f) The Company has previously provided to Parent true and complete copies of the Company Declaration of Trust and the Second Amended and Restated Bylaws of the Company (the “Company Bylaws”), each as amended through the date hereof, and any other organizational documents (and in each such case, all amendments thereto) of the Company as currently in effect.
      (g) The Company has previously provided to Parent true and complete copies of the Partnership’s Certificate of Limited Partnership and Second Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), each as amended through the date hereof, and the other organizational documents (and in each such case, all amendments thereto) of the Partnership as currently in effect.
      3.2     Capitalization.
      (a) The authorized shares of beneficial interest of the Company consist of 100,000,000 Company Common Shares, of which, as of August 31, 2005, 46,453,994 were issued and outstanding and 20,000,000 Company Preferred Shares of which, as of August 31, 2005, 3,950,000 designated as Company Series A Preferred Shares were issued and outstanding and 2,600,000 designated as Company B Preferred Shares were issued and outstanding. 3,092,672 Company Common Shares have been reserved for issuance upon conversion of the Company’s 6% Convertible Notes due 2024 (“Convertible Notes”) and 357,865 Company Common Shares have been reserved for issuance pursuant to the Company Share Option Plan, Phantom Share Purchase Program, Restricted Share dividend equivalent rights and Trustees Deferred Compensation Plan as listed in Section 3.2(c) of the Company Disclosure Schedule, subject to adjustment on the terms set forth in such plans and/or agreements, and 208,129 Company Share Options, 141,995 Phantom Shares, 6,506 Fee Shares and 1,235 Restricted Share dividend equivalent rights were outstanding as of August 31, 2005. As of the date of this Agreement, the Company had no Company Common Shares reserved for issuance or required to be reserved for issuance other than as described above. All such issued and outstanding shares of the Company are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of the Maryland REIT Law, the Company Declaration of Trust or Company Bylaws or any agreement to which the Company is a party or is otherwise bound.

      (b) The Company has issued and outstanding the secured and unsecured debt instruments listed in Section 3.2(b) of the Company Disclosure Schedule. Section 3.2(b) of the Company Disclosure Schedule sets forth an accurate list of all such instruments, their outstanding principal amounts as of June 30, 2005, interest rates and maturity dates. Except as listed in Section 3.2(b) of the Company Disclosure Schedule, no obligation under such debt instruments shall be accelerated nor shall any Person have the right to accelerate such obligation, and none of the other provisions of such debt instruments shall be affected in any material respect, by virtue of the REIT Merger. Except for the Convertible Notes, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.
      (c) Except for the Company Share Options, Restricted Shares, Phantom Shares, Deferred Restricted Shares, Fee Shares and any dividend equivalent rights thereon (collectively, the “Company Stock Rights”), the Convertible Notes, the Partnership Common Units and the Partnership Preferred Units, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) which obligate the Company to issue, transfer or sell any shares of beneficial interest (or similar ownership interest) of the Company or any investment which is convertible into or exercisable or exchangeable for any such shares. Section 3.2(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the Company Stock Rights, including the name of the Person to whom such Company Stock Right has been granted, the number of shares subject to each Company Stock Right, the type of Company Stock Right, the per share exercise price or purchase price for each Company Stock Right that is a Company Share Option, whether the Company Share Option is qualified and the vesting schedule for each Company Stock Right as of the date of this Agreement. Except for the Company Stock Rights, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.2(c) have been furnished or made available to Parent.
      (d) Except as set forth in Section 3.2(d) of the Company Disclosure Schedule and Article VIII of the Company Declaration of Trust, there are no agreements or understandings to which the Company is a party with respect to the voting of any shares of beneficial interest of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.
      (e) Except as set forth in Section 3.2(c) and Section 3.2(e) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem, exchange, convert or otherwise acquire any shares of beneficial interest or any other securities of the Company.
      (f) Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.
      (g) The Company is the sole general partner of the Partnership and, as of the date hereof, owns approximately 85% of the Partnership Common Units as well as 100% of the Partnership Preferred Units. Section 3.2(g) of the Company Disclosure Schedule sets forth a list of all other holders of the Partnership Common Units, such holder’s most recent address and the exact number (e.g., general, limited, etc.) of Partnership Common Units held. There are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests of such Partnership. Except as set forth in Section 3.2(g) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Partnership to issue, repurchase, redeem or otherwise acquire any partnership interests of the Partnership. Except as set forth in Section 3.2(g) of the Company Disclosure Schedule, the partnership interests owned by the Company are subject only to the restrictions on transfer set forth in the Partnership Agreement, and those imposed by applicable securities laws.

      (h) As of the date hereof, there are fewer than 300 holders of record, as such term is defined in Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of each of the Company Series A Preferred Shares, the Company Series B Preferred Shares and the Company’s 6.75% Senior Unsecured Monthly Income Notes due 2019.
      3.3     Authority Relative to this Agreement; Shareholder Approval.
      (a) The Company has all necessary power and authority to execute and deliver this Agreement and to consummate the REIT Merger and the other transactions contemplated hereby. No other proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or to consummate the REIT Merger and the other transactions contemplated hereby (other than, with respect to the REIT Merger and this Agreement, to the extent required by Law, the Company Shareholder Approval (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of Parent, Merger Sub, and Merger Partnership, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
      (b) The Company Board has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the REIT Merger and the other transactions contemplated hereby, and no other actions are required to be taken by the Company Board for the consummation of the REIT Merger and the other transactions contemplated hereby. The Company Board has directed that this Agreement be submitted to the shareholders of the Company for their approval to the extent required by Law and the Company Declaration of Trust and, subject to the provisions of Section 6.4(b) hereof, will recommend to the shareholders that they vote in favor of the REIT Merger. The affirmative approval of this Agreement and the REIT Merger by the holders of Company Common Shares voting together as a single class, representing at least a majority of all votes entitled to be cast by the holders of all outstanding Company Common Shares as of the record date for the Company Shareholders’ Meeting (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and approve the REIT Merger.
      (c) The Partnership has all necessary power and authority to execute and deliver this Agreement and to consummate the Partnership Merger and the other transactions contemplated hereby. No other proceedings on the part of the Partnership are necessary to authorize this Agreement or to consummate the Partnership Merger and the other transactions contemplated hereby (other than with respect to the Partnership Merger and this Agreement, to the extent required by Law, the Partnership Approval (as defined below). This Agreement has been duly and validly executed and delivered by the Partnership and, assuming due authorization, execution and delivery hereof by each of Parent, Merger Sub, and Merger Partnership, constitutes a valid, legal and binding agreement of the Partnership, enforceable against the Partnership in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. “Partnership Approval” means the consent of the holders of at least two-thirds (2/3rd) of the Partnership Common Units, including Partnership Common Units owned by the Company.
      3.4     Reports; Financial Statements. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has filed all required forms, reports and documents with the SEC from January 1, 2002 through the date hereof, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations promulgated thereunder applicable to such forms, reports and documents, each as in effect on the dates such forms, reports and documents were filed, except to the extent that such forms, reports and documents have been modified or superceded by later forms, reports and documents filed prior to the date of this Agreement. The Company has made available to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2002, 2003 and 2004, respectively, (ii) all definitive proxy statements relating to the Company’s meetings of shareholders (whether annual or special) held since January 1, 2002, and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 2002 (collectively, the “Company SEC Reports”). Except as set forth in Section 3.4 of the Company Disclosure Schedule, none of such forms, reports or documents, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superceded by later Company SEC Reports filed prior to the date of this Agreement. To the extent required, the Company has complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (the “S-O Act”) that are currently in effect, including, without limitation, those applicable to an “accelerated filer” as such term is defined thereunder. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports (except to the extent such statements have been amended or modified by later Company SEC Reports filed prior to the date of this Agreement) filed prior to the date of this Agreement complied as to form in all material respects with applicable accounting standards and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects, in conformity with generally accepted accounting principles (“GAAP”) (except, in the case of interim financial statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).
      3.5     No Undisclosed Liabilities. Except (i) as set forth in Section 3.5 of the Company Disclosure Schedule, (ii) as disclosed in the Company SEC Reports filed prior to the date hereof and (iii) for fees and expenses incident to the consummation of the transactions contemplated hereby, none of the Company or its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities or obligations which do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, after taking into account any assets acquired or services provided in connection with the incurrence of such liabilities or obligations.
      3.6     Absence of Changes. Except as set forth in Section 3.6 of the Company Disclosure Schedule or disclosed in the Company SEC Reports, from January 1, 2005 through the date hereof, the Company has conducted its businesses only in the ordinary course of business and consistent with past practice, and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of beneficial interest of the Company, except for the payment of dividends in the aggregate amounts of $58,527,456.08 on Company Common Shares, $5,554,687.50 on Company Series A Preferred Shares, and $3,900,000 on Company Series B Preferred Shares (and corresponding regular quarterly distributions payable to each class or series of holders of units of partnership interests in the Partnership); (b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, lending commitment, liability, guaranty, capital expenditure or transaction (each, a “Commitment”) entered into by the Company outside the ordinary course of business; (c) any split, combination or reclassification of any Company Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any of the Company’s Subsidiaries, except as contemplated by this Agreement or for the issuance or exercise of Company Stock Rights; (d) any damage, destruction or loss, whether or not covered by insurance, that has had, would have and would reasonably be likely to have a Material Adverse Effect; (e) any material change in the

Company’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP; (f) any amendment of any employment, consulting, severance, retention or any other agreement between the Company and any officer of the Company; or (g) any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
      3.7     Consents and Approvals; No Violations. Assuming the receipt of the Company Shareholder Approval, and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the Nasdaq Stock Market, state securities or state “blue sky” laws, the HSR Act (as hereinafter defined) or any other antitrust law and (b) the filing of the Articles of Merger, Partnership Merger Certificate, or as otherwise set forth in Section 3.7 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Mergers or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company or any of its Subsidiaries, (ii) require any filing by the Company or any of its Subsidiaries with, notice to, or permit, authorization, consent or approval of, any state or federal government or governmental authority or by any United States or state court of competent jurisdiction (a “Governmental Entity”), (iii) require any consent or notice under, result in a violation or breach by the Company or any of its Subsidiaries of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment, or result in the creation of any lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation or Company Material Contract to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (each, a “Law” and collectively, the “Laws”), excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, trigger events, creation of liens or defaults which, individually or in the aggregate, (A) would not prevent or materially delay consummation of the Mergers, (B) would not otherwise prevent or materially delay performance by the Company or the Partnership of its material obligations under this Agreement or (C) do not have and would not reasonably be likely to have a Material Adverse Effect.
      3.8     No Default. Neither the Company nor any of its Subsidiaries is in violation of (i) any material term of the Company Declaration of Trust or Company Bylaws (or other similar organizational documents), (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any Law applicable to the Company, its Subsidiaries or any of their respective properties or assets, in each case with respect to clauses (ii) and (iii) above, except as do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.
      3.9     Litigation. Except (i) as listed in Section 3.9 of the Company Disclosure Schedule, (ii) as set forth in the Company SEC Reports filed prior to the date of this Agreement, or (iii) for suits, claims, actions, proceedings or investigations arising from the usual, regular and ordinary course of operations of the Company and its Subsidiaries involving (A) collection matters or (B) personal injury or other tort litigation which are covered by adequate insurance (subject to customary deductibles), there is no Dispute (as hereinafter defined) pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries or any of its or their respective properties or assets that (1) involves amounts in excess of $100,000 individually or in excess of $1,000,000 in the aggregate, (2) questions the validity of this Agreement or any action to be taken by the Company or the Partnership in connection with the consummation of the Mergers or (3) reasonably can be expected to have a Material Adverse Effect. None of the Company or its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not reasonably be expected to have a Material Adverse Effect.

      3.10     Compliance with Applicable Law. Except as listed in Section 3.10 of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities and third parties necessary for the lawful conduct of their respective businesses (the “Company Permits”), except for Company Permits the absence of which do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect The businesses of the Company and each of its Subsidiaries are not being conducted in violation of any Law applicable to the Company or its Subsidiaries except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no investigation, review or proceeding by any Governmental Entity with respect to the Company, its Subsidiaries or their operations is pending nor, to the Company’s knowledge is threatened in writing, and to the Company’s knowledge, no Governmental Entity has indicated an intention to conduct the same.
      Notwithstanding the foregoing, nothing contained in this Section 3.10 shall be construed to limit the statements set forth in Section 3.14 hereof.
      3.11     Properties.
      (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list and address of all real property owned or leased by the Company and its Subsidiaries (including its headquarters and leases of office space) as of the date of this Agreement and a list of expected construction completion dates of all buildings, structures and other improvements being funded by or on behalf of the Company (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”). Each of the Company Properties is owned or leased by the Company and its Subsidiaries, as indicated in Section 3.11(a) of the Company Disclosure Schedule. The Company and its Subsidiaries own or, if so indicated in Section 3.11(a) of the Company Disclosure Schedule, lease each of the Company Properties, in each case free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for (i) Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Entity which are customary and typical for similar properties or (iii) Property Restrictions which do not, individually or in the aggregate, interfere materially with the current use of such property, except in the case of clauses (i), (ii) and (iii) above as do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. There are no defaults under any of the Property Restrictions, except as do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Permitted Liens” means (i) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (ii) with respect to real property, any title exception disclosed in the Company Title Insurance Policies (as defined herein) made available to Parent (whether material or immaterial), Liens and obligations arising under the Company Material Contracts (including any lien securing mortgage debt disclosed in Section 3.2(b) of the Company Disclosure Schedule), the Company Leases (as defined herein) and any other Lien which does not, individually or in the aggregate, interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property, (iii) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in the usual, regular and ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP) and (iv) mortgages and deeds of trust (which are listed in the Company Disclosure Schedule).

      (b) Section 3.11(b) of the Company Disclosure Schedule sets forth a correct and complete list of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $50,000 or more. The Company and each of its Subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2005, except as since sold or otherwise disposed of in the usual, regular and ordinary course of business), free and clear of all Liens, except for Permitted Liens.
      (c) Except as provided for in Section 3.11(c) of the Company Disclosure Schedule, to the Company’s knowledge, the Company or its Subsidiaries has good, marketable and insurable fee simple title to or a valid leasehold interest in the Company Properties and valid policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s or the applicable Subsidiary’s (or the applicable predecessor’s or acquiror’s) fee simple title to or leasehold interest in the Company Properties, subject only to the matters disclosed on the Company Title Insurance Policies and Permitted Liens, and to the Company’s knowledge, such policies are, at the date hereof, valid and in full force and effect and no written claim has been made against any such policy. A correct and complete copy of each Company Title Insurance Policy has been previously made available to Parent.
      (d) Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, the Company has no knowledge (i) that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained, is not in full force and effect and for which a renewal application has not been timely filed, except for such failures to obtain, to have in full force and effect or to renew, which do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, which have or would reasonably be likely to have a Material Adverse Effect; (ii) of written notice of any uncured violation of or liability under any Laws, including Environmental Laws, affecting any of the Company Properties or operations which have or would reasonably be likely to have a Material Adverse Effect; (iii) of any structural defects relating to any Company Properties which have or would reasonably be likely to have a Material Adverse Effect; (iv) of any Company Properties whose building systems are not in working order to an extent which have or would reasonably be likely to have a Material Adverse Effect; or (v) of any physical damage to any Company Properties to an extent which have or would reasonably be likely to have a Material Adverse Effect.
      (e) Except as provided for in Section 3.11(e) of the Company Disclosure Schedule, to the Company’s knowledge, neither the Company nor any of the Company’s Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation has been violated for any Company Property, in the case of clauses (i) and (ii) above which have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.
      (f) Except as provided for in Section 3.11(f) of the Company Disclosure Schedule, the rent rolls for the Company Properties dated as of July 2005 which have previously been made available to Parent, list each lease, sublease, ground lease or other right of occupancy that the Company or its Subsidiaries are party to as landlord with respect to each of the applicable Company Properties including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto (except for discrepancies or omissions that do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect (the “Company Leases”), and are correct and complete in all respects (except for discrepancies that do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect). The Company has made available to Parent correct and complete copies of all Company Leases, as of the date hereof. Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, neither the Company nor any of the Company’s Subsidiaries, on the one hand, nor, to the knowledge of the Company, any other party, on the other hand, is conducting or has conducted business in violation of or in a manner which would reasonably be expected to result in liability under any Environmental Laws at or related to the Company Property that is the subject of such Company Lease or in default under any Company Lease, except for violations or defaults that are disclosed in the rent rolls or that do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. No purchase option, option to sell, right of first refusal, right of first offer, right of first negotiation or any similar option or right has been exercised under any of the Company Leases, except options whose exercise has been evidenced by a written document as described in Section 3.11(f) of the Company Disclosure Schedule.
      (g) Except as provided for in Section 3.11(g) of the Company Disclosure Schedule, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any application, submission or agreement the Company or any of its Subsidiaries has entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental compliance and environmental remediation, abatement and/or mitigation) have been and are being performed, paid or taken, as the case may be, in accordance with said application, submission or agreement and with applicable Laws, other than those where, individually or in the aggregate, the failure does not have and would not reasonably be likely to have a Material Adverse Effect.
      (h) Section 3.11(h) of the Company Disclosure Schedule sets forth a correct and complete list of each ground lease pursuant to which the Company or any of its Subsidiaries is a lessee (individually, “Ground Lease” and collectively, “Ground Leases”). Each Ground Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) the Company or any of its Subsidiaries, and (b) to the knowledge of the Company, the other parties thereto, except as do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Except as listed in Section 3.11(h) of the Company Disclosure Schedule or which do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, the Company or any of its Subsidiaries have performed all obligations required to be performed by it to date under each of the Ground Leases and neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party, is in default under any Ground Lease, which default has or would reasonably be expected to have a Material Adverse Effect (and to the Company’s knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default). The Company has made available to Parent a correct and complete copy of each Ground Lease and all amendments thereto.
      (i) All rent has been properly calculated and billed to tenants in all material respects pursuant to the Company Leases.
      (j) Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any Third Party to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof.
      (k) Section 3.11(k) of the Company Disclosure Schedule sets forth a correct and complete list of all of the contracts, documents or other agreements which are currently in effect whereby the Company or any of its Subsidiaries is entitled to receive site work or other reimbursements from any Third Party, pursuant to which the Company or any of its Subsidiaries is currently entitled to receive in excess of $250,000 (the “Reimbursement Agreements”).

      (l) Except for the applicable tenant’s management obligations as set forth in the Company Leases, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the management of any of the Company Properties by a party other than the Company or any wholly-owned Company Subsidiaries (a “Third Party”).
      (m) Except as set forth in Section 3.11(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which the Company or any of its Subsidiaries manages any real properties for any Third Party.
      (n) Except for those contracts or agreements set forth in Section 3.11(n) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Third Party or any employee, consultant, Affiliate or other person (the “Participation Party”) which provides for a right of such Participation Party to participate, invest, join, partner, have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”). Section 3.11(n) of the Company Disclosure Schedule sets forth the only transactions or Company Properties for which any Participation Party currently has a Participation Interest pursuant to such Participation Agreements.
      (o) Section 3.11(o) of the Company Disclosure Schedule sets forth a list of all notices to the Company from lenders or insurance carriers currently requiring material repairs or other material alterations to Company Properties.
      (p) Except as set forth in Section 3.11(p) of the Company Disclosure Schedule, there is no Company-funded renovation, restoration or other work in progress (or commitments related thereto) above $500,000 in each case and $5,000,000 in the aggregate to any Company Properties.
      3.12     Employee Plans.
      (a) All employees of the Company or any of its Subsidiaries are employed by the Company or the Partnership. Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material employee benefit plans or other benefit arrangements or payroll practices including bonus plans, fringe benefits, executive compensation, consulting or other compensation agreements, change in control agreements, incentive, equity or equity-based compensation, deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, hospitalization, medical benefits, life insurance, other welfare benefits, scholarship programs, directors’ benefit, bonus or other incentive compensation, which the Company or the Partnership sponsors, maintains, contributes to or has any obligation to contribute to (each a “Company Employee Benefit Plan” and collectively, the “Company Employee Benefit Plans”). None of the Company Employee Benefit Plans is or has been subject to Title IV of ERISA, or is or has been subject to Sections 4063 or 4064 of ERISA, nor is the Company, its Subsidiaries or any ERISA Affiliate obligated to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). Neither the Company nor any ERISA Affiliate has incurred any material present or contingent liability under Title IV of ERISA, nor does any condition exist which could reasonably be likely to result in any such liability.
      (b) Correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans, other than a Multiemployer Plan, have been made available to Parent by the Company: (i) plan and related trust documents, and amendments thereto; (ii) the three most recent Forms 5500 and schedules thereto, if applicable; (iii) the most recent Internal Revenue Service (“IRS”) opinion letter or determination letter (which resulted from a proper and timely filing with the IRS), if any; (iv) the three most recent financial statements and actuarial valuations, if applicable; and (v) summary plan descriptions, if applicable.

      (c) Except as would not have and would not reasonably be likely to have, a Material Adverse Effect, (i) the Company and the Partnership have performed all obligations required to be performed by them under all Company Employee Benefit Plans; (ii) the Company Employee Benefit Plans have been administered in compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; (iii) all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date; (iv) there are no actions, suits, arbitrations, investigations, audits or claims (other than routine claims for benefits) filed, or to the knowledge of the Company or the Partnership, threatened in writing with respect to any Company Employee Benefit Plan; and (v) the Company and the Partnership have no liability as a result of any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) for any excise Tax or civil penalty.
      (d) Neither the Company nor the Partnership is subject to any unsatisfied withdrawal liability with respect to any Multiemployer Plan.
      (e) Each of the Company Employee Benefit Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received an opinion letter or determination letter from the IRS. The Company and the Partnership know of no fact which would adversely affect the qualified status of any such Company Employee Benefit Plan or the exemption of such trust.
      (f) Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, none of the Employee Benefit Plans provide for continuing post-employment health, life insurance coverage or other welfare benefits for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law (“COBRA”).
      (g) No stock or other security issued by the Company forms or has formed a material part of the assets of any tax qualified Company Employee Benefit Plan.
      (h) Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Mergers will (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any current or former employee of the Company or any of its Subsidiaries; (ii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such material benefits.
      3.13     Labor Matters.
      (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a list of all temporary staffing, labor or collective bargaining agreements to which the Company or any Subsidiary is party (excluding personal services contracts) and, except as set forth therein, there are no such temporary staffing, labor or collective bargaining agreements that pertain to the Company or any of its Subsidiaries. The Company has heretofore made available to Parent correct and complete copies of the labor or collective bargaining agreements listed on Section 3.13(a) of the Company Disclosure Schedule, together with all material amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.
      (b) Except as disclosed in Section 3.13(b) of the Company Disclosure Schedule, (i) no employees of the Company or any of its Subsidiaries are represented by any labor organization; (ii) no labor organization or group of employees of the Company or any of its Subsidiaries has made a written demand for recognition or certification; (iii) to the Company’s knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently filed, or to the Company’s knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) to the Company’s knowledge, there are no organizing activities involving the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its Subsidiaries, and (v) the Company and its

Subsidiaries are not affected and have not been affected in the past by any actual or threatened work stoppage strike or other labor disturbance.
      (c) There are no unfair labor practice charges, grievances or complaints filed or, to the Company’s knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries.
      (d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, there are no complaints, charges or claims against the Company or any of its Subsidiaries filed or, to the knowledge of the Company, threatened in writing to be brought or filed, with any federal, state or local Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.
      (e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, affirmative action, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for any non-compliance which does not have and would not reasonably be likely to have, a Material Adverse Effect; and (ii) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company or any of its Subsidiaries within the last six (6) months.
      3.14     Environmental Matters. Except as disclosed in Section 3.14 of the Company Disclosure Schedule or as does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries is and has been, and at all times during the Company’s and each of its Subsidiaries’ ownership and operation of the Company Properties, the Company Properties are and have been (and with respect to former Subsidiaries and properties formerly owned, leased or operated by the Company or said former Subsidiaries, to the knowledge of the Company or any Subsidiary, was during the period owned, leased or operated by any of them) in compliance with Environmental Laws; (ii) each of the Company and its Subsidiaries has obtained and currently possess and maintain all Company Permits required by Environmental Laws (collectively, “Company Environmental Permits”) for each of their respective operations, all such Company Environmental Permits are in good standing and renewals timely applied for, and each of the Company and its current Subsidiaries is and has been in compliance with the terms and conditions of such Company Environmental Permits, and each of the Company’s former Subsidiaries was in compliance with the terms and conditions of such Company Environmental Permits at all times during the periods in which such former Subsidiaries were Subsidiaries of the Company or prior thereto; (iii) none of the Company and its Subsidiaries or real property currently or, to the knowledge of the Company or any Subsidiary, formerly owned, leased or operated by the Company or its current and former Subsidiaries or any of their respective predecessors is subject to any pending or, to the knowledge of the Company or any Subsidiary, threatened Environmental Claim; (iv) none of the Company, its current Subsidiaries, its former Subsidiaries (pertaining only to the periods in which such former Subsidiaries were Subsidiaries of the Company or prior thereto) and, to the knowledge of the Company or any such Subsidiary, no other party whose liability would be attributable to the Company or any such Subsidiary, has generated, arranged for the disposal of or otherwise caused to be disposed of any Hazardous Material at any off-site location at which the Company or any such Subsidiary would reasonably be expected to be liable for undertaking or paying for any investigation or any other action to respond to the release or, to the knowledge of the Company or any such Subsidiary, threatened release of any Hazardous Material or would reasonably be expected to be required to pay natural resource damages; (v) no Company Property or any property currently or, to the knowledge of the Company or any Subsidiary, formerly owned, leased or operated by the Company and its current and former Subsidiaries or any of their respective predecessors has been the subject of any treatment, storage, disposal, accumulation, generation, release or threatened release of Hazardous Materials in any manner which has given or would reasonably be expected to give rise to liability under Environmental Laws or need to undertake any action to respond to such Hazardous Materials or has an adverse environmental condition that has resulted in or would reasonably be expected to result in an Environmental Claim against the Company or its Subsidiaries; (vi) to the knowledge of the Company or any Subsidiary, there are no wetlands (as that term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1254, and applicable state laws) at any of the Company Properties nor is any Company Property subject to any current or, to the knowledge of the Company or any Subsidiary, threatened environmental deed restriction, use restriction, institutional or engineering control or order or agreement with any Governmental Entity or any other restriction of record; (vii) no capital expenditures are presently re quired to maintain or achieve compliance with Environmental Laws; (viii) to the knowledge of the Company or any Subsidiary, there are no underground storage tanks, polychlorinated biphenyls (“PCB”) or PCB-containing equipment, except for PCB or PCB-containing equipment owned by utility companies, or asbestos or asbestos-containing materials at any Company Property; (ix) there have been no material incidents of water damage or visible evidence of mold, bacteria or toxic growth at any of the Company Properties; (x) except for customary terms in favor of lenders in mortgages and trusts, none of the Company or its Subsidiaries has assumed any liability of or duty to indemnify or pay contribution to any other party for any claim, damage or loss arising out of any Hazardous Material or pursuant to any Environmental Law; (xi) no party who has agreed to indemnify, defend and/or hold harmless the Company or its Subsidiaries with respect to any Environmental Claims or liabilities under any Environmental Laws has or, to the knowledge of the Company or any Subsidiary, is reasonably likely to default upon said obligations; (xii) no filing, notification or other submission to any Governmental Entity or any approval from any Governmental Entity is required under any Environmental Law for the execution of this Agreement or for the consummation of the Mergers or any of the other transactions contemplated hereby; and (xiii) to the knowledge of the Company or any Subsidiary, neither the Company nor any of its Subsidiaries has received any request for information from any Governmental Entity, pursuant to Section 104(e) of CERCLA (as defined below) or any similar Environmental Law.
      As used in this Agreement:
      “Environmental Claims” means any and all administrative, regulatory, judicial or third-party claims, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees, judgments or other allegations of noncompliance with or liability or potential liability relating in any way to any Environmental Law or any Company Environmental Permit, as the case may be.
      “Environmental Laws” means all applicable federal, state, and local Laws, rules and regulations, orders, judgments, decrees and other legal requirements including, without limitation, common law relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.); the Toxic Substances Control Act, as amended (42 U.S.C. Section. 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute.
      “Hazardous Material” means all substances, pollutants, chemicals, compounds, wastes, including, without limitation, petroleum and any fraction thereof or substances otherwise potentially injurious to human health and the environment, including without limitation bacteria, mold, fungi or other toxic growth, regulated under Environmental Laws.
      The Company and its Subsidiaries have made available to Parent all material environmental audits, reports and other material environmental documents and reports in their possession or control relating to their current and, to the extent the Company or its Subsidiaries have knowledge that they are potentially liable, their or any of their respective predecessors’ formerly owned or operated properties, facilities or operations.
      3.15     Tax Matters.
      (a) All federal and all other material Tax Returns (as hereinafter defined) required to be filed by or on behalf of the Company or any of its Subsidiaries have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, were accurate and complete in all material respects. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports filed prior to the date of this Agreement, (i) all Taxes payable by or on behalf of the Company or any of its Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and (ii) adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. Neither the Company nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force, except in connection with the appeals of local tax assessments described in Section 3.15(a) of the Company Disclosure Schedule.
      (b) The Company (i) for all taxable years commencing in 1998, the year in which the Company first made a REIT tax election, through the most recent December 31, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year including the date the REIT Merger becomes effective and (iii) has not taken or omitted to take any action which would reasonably be likely to result in a challenge to its status as a REIT, and, to the Company’s knowledge, no challenge to the Company’s status as a REIT is pending or threatened in writing. Each Subsidiary of the Company that is a partnership, joint venture, or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code. Each Subsidiary of the Company that is a corporation has been since the later of the date of its formation or the date on which such Subsidiary became a Subsidiary of the Company a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code. Neither the Company nor any of its Subsidiaries holds any asset (i) the disposition of which would be subject to rules similar to Section 1374 of the Code, whether or not as a result of (A) an election under IRS Notice 88-19 or Treasury regulations Section 1.337(d)-5T or Section 1.337(d)-6 or (B) the application of Treasury regulations Section 1.337(d)-7, or (ii) which is subject to a consent filed pursuant to section 341(f) of the Code and the regulations thereunder.
      (c) Since January 1, 2000, the Company has incurred no liability for excise taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any excise tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any tax arising from “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the usual, regular and ordinary course of business. No event has occurred and no condition or circumstance exists which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or its Subsidiaries.
      (d) There are no material deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are no other audits relating to any material Taxes by any taxing authority in progress, nor has the Company or any of its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit.
      (e) The Company and its Subsidiaries (i) have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes; (ii) have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws; and (iii) have in all material respects properly completed and timely filed all IRS forms W-2 and 1099 required thereof.
      (f) The Company has made available to Parent correct and complete copies of (A) all federal and other Tax Returns of the Company and its Subsidiaries relating to the taxable periods ending since December 31, 2002 which have been filed and (B) any audit report issued within the last five years relating to any Taxes due from or with respect to the Company or any of its Subsidiaries.
      (g) Except for written claims involving amounts of less than $100,000 in the aggregate, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.
      (h) Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, neither the Company nor any other Person on behalf of the Company or any of its Subsidiaries has requested any extension of time within which to file any income Tax Return, which income Tax Return has since not been filed.
      (i) Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement between the Company and any of its Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing.
      (j) Except as set forth in Section 3.15(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.
      (k) Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement covering any persons that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code, or would constitute compensation in excess of the limitations set forth in Section 162(m) of the Code.
      (l) Each of the Company and its Subsidiaries have disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which it has participated. Each of the Company and its Subsidiaries have retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents and other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g).
      (m) For purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee or successor liability in respect of taxes, any liability in respect of taxes under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement. “Tax Returns” shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information. “Reportable Transaction” shall have the meaning set forth in Section 1.6011-4(b) of the Treasury Regulations.
      (n) Except as set forth in Section 3.15(n) of the Company Disclosure Schedule, there are no Tax Protection Agreements. For purposes of this Section 3.15(n), “Tax Protection Agreements” shall mean any agreement to which the Company or any of its Subsidiaries is a party pursuant to which (a) any liability to holders of Partnership Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of Partnership Units, the Company or any of it Subsidiaries have agreed to; (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, and/or (v) only dispose of assets in a particular manner; (c) limited partners of any Partnership have guaranteed debt of the Partnership; and/or (d) any other agreement that would require the general partner of a Partnership to consider separately the interests of the limited partners.
      (o) The Company has no class of outstanding stock that is not regularly traded on an established securities market under Section 1445(b)(6) of the Code.
      3.16     Material Contracts.
      (a) Section 3.16(a) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts (as hereinafter defined). The Company has heretofore made available to Parent correct and complete copies of all written Company Material Contracts and described the principal terms and conditions of all known oral Company Material Contracts (and in each case all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company, or any of its Subsidiaries is a party or by which any of its properties or assets are bound. For the purposes of this Agreement, “Company Material Contracts” means: (i) (A) employment, severance, change in control, labor, collective bargaining, leasing and property management agreements, consulting agreement, brokerage agreements and agreements relating to tenant improvements (but excluding (x) personal service contracts and (y) contracts which provide for payments of not more than $50,000 individually and not more than $500,000 in the aggregate), (B) non-competition contracts which the failure of the Company to have would reasonably be expected to have a Material Adverse Effect, and (C) indemnification contracts with officers, trustees, and directors of the Company or any of its Subsidiaries; (ii) material partnership or material joint venture agreements entered into with any Third Party; (iii) agreements for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease, by merger, purchase or sale of assets or stock or otherwise (other than pursuant to this Agreement), (A) the Company Properties or any other real property or (B) except as in the usual, regular and ordinary course of business consistent with past practice, any personal property; (iv) material loan or credit agreements, letters of credit, bonds, mortgages, indentures, guarantees, or other material agreements or instruments evidencing indebtedness for borrowed money by or to the Company or any of its Subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred or credit may be extended, or evidencing security for any of the foregoing (such agreements may be listed by cross-reference to Section 3.2(b) of the Company Disclosure Schedule, where appropriate); (v) agreements that purport to limit, curtail or restrict the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business, other than exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company in the usual, regular and ordinary course of business consistent with past practice contained in the Company Leases and in other recorded documents by which real property was conveyed by the Company to any user, or to hire or solicit the hire for employment of any individual or group; (vi) contracts or agreements that would be required to be filed as an exhibit to the Form 10-K or Forms 10-Q filed by the Company with the SEC since June 30, 2005; (vii) tax protection agreements; (viii) each contract (including, without limitation, any brokerage agreements) entered into by the Company or any of its Subsidiaries, which may result in total payments by or liability of the Company or any Subsidiary of the Company in excess of $100,000 annually, other than any Company Leases and any documents relating to the indebtedness described in Section 3.15(a)(iv); provided, however, any contract under clause (viii) above that, by its terms, is terminable within thirty (30) days (without termination fee or penalty) of the date of this Agreement shall not be deemed to be a Company Material Contract; (ix) the material contracts included in Section 3.11 of the Company Disclosure Schedule; and (x) contracts and agreements to enter into any of the foregoing. Section 3.2(b) of the Company Disclosure Schedule lists, as of June 30, 2005, the outstanding principal balance, maturity date and applicable interest rate (including the method or formula for calculating any interest that is not a fixed percentage of the principal balance) for the indebtedness evidenced by each loan listed on the Company Disclosure Schedule pursuant to Section 3.16(a)(iv) hereof.
      (b) Each of the Company Material Contracts is in full force and effect and constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable against the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, the other parties thereto, in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). To the Company’s knowledge, there is no default (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) under any Company Material Contract so listed by the Company as has or would reasonably be likely to have a Material Adverse Effect.
      (c) To the Company’s knowledge, the Company Material Contacts in which the Company is the lender or mortgagee (the “Lending Contracts”) are listed in Section 3.16(c) of the Company Disclosure Schedule. The Lending Contracts are enforceable against the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, the other parties thereto, in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and the security interests and liens purported to be executed in favor of the Company thereby are, to the Company’s knowledge, valid, perfected and first priority security interests and liens.
      (d) To the extent not set forth in response to the requirements of Section 3.16(a) hereof, Section 3.16(d) of the Company Disclosure Schedule sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which the Company or any of its Subsidiaries is a party or an obligor with respect thereto.
      (e) Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) any continuing material contractual liability for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any of its Subsidiaries, except for standard indemnification provisions entered into in the normal course of business, (ii) any continuing liability to make any material reprorations or adjustments to prorations that may previously have been made with respect to any property currently or formerly owned by the Company or any of its Subsidiaries, or (iii) any continuing material contractual liability to pay any additional purchase price for any of the Company Properties.
      3.17     Opinion of Financial Advisor. The Company has received an opinion of Wachovia Capital Markets, LLC to the effect that the Merger Consideration is fair to the holders of Company Common Shares from a financial point of view. A copy of such opinion shall be delivered to Parent promptly after the date hereof.

      3.18     Brokers. The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company, Parent, Partnership, Merger Sub or Merger Partnership to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Mergers, except that the Company has retained Wachovia Capital Markets, LLC as financial advisor to the Special Committee of the Company Board in connection with the Mergers. The Company has furnished to Parent a true, complete and correct copy of all agreements between the Company and Wachovia Capital Markets, LLC relating to the Mergers, which agreements disclose all fees payable by the Company or any of its Affiliates to Wachovia Capital Markets, LLC.
      3.19     Takeover Statutes. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Mergers from, and this Agreement and the Mergers are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other takeover Laws and regulations of the Maryland Business Combination Act and Maryland Control Share Acquisition Act or any takeover provision in the Company Declaration of Trust, Company Bylaws or other organizational document to which the Company is a party (collectively, “Takeover Statutes”).
      3.20     Related Party Transactions. Except as set forth and identified as Related Party Transactions in Section 3.16(a) of the Company Disclosure Schedule or as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for usual, regular and ordinary course advances to employees, set forth in Section 3.20 of the Company Disclosure Schedule is a list of all agreements and contracts entered into by the Company or any of the Company’s Subsidiaries under which continuing obligations exist with any Person who is an officer, trustee or Affiliate (as defined below) of the Company or any of the Company’s Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate. As used in this Agreement, the term “Affiliate” shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.
      3.21     Investment Company Act of 1940. Neither the Company nor any of the Company’s Subsidiaries are, or at the Closing Date will be, required to be registered under the Investment Company Act of 1940, as amended.
      3.22     Trademarks, Patents and Copyrights. Except as set forth in Section 3.22 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is a party to any material licenses, contracts or agreements with respect to use by the Company or its Subsidiaries of any trademarks or patents other than licenses, contracts or agreements arising from the purchase of “off the shelf” products. The intellectual property that the Company and its Subsidiaries own, license or otherwise possess legally enforceable rights to use constitutes all of the intellectual property necessary to carry on the business of the Company and its Subsidiaries as currently conducted, except where the failure to own, be so licensed or otherwise possess such intellectual property does not and would not reasonably be expected to have a Material Adverse Effect. The Company intellectual property is valid and has not been cancelled, forfeited, expired or abandoned, and neither the Company nor any Subsidiary has received any written, or to the Company’s knowledge, non-written, notice challenging the validity or enforceability of Company intellectual property, other than as does not and would not reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any Third Party. The consummation of the transactions contemplated by this Agreement will not result in the material loss or material impairment of the right of the Company or any Company Subsidiary to own or use any of the Company’s intellectual property, and the Surviving REIT and its Subsidiaries will have substantially the same rights to own or use the Company intellectual property following the consummation of such transaction as the Company and its Subsidiaries had prior to the consummation of such transactions, except such rights as do not and would not reasonably be expected to have a Material Adverse Effect.

      3.23     Insurance. Section 3.23 of the Company Disclosure Schedule sets forth a correct and complete list of the insurance policies held by, or for the benefit of, the Company or any of its Subsidiaries including the underwriter of such policies and the amount of coverage thereunder. The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and are not in default with respect to any obligations under such policies other than as do not and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 3.23 of the Company Disclosure Schedule that is held by, or for the benefit of, any of the Company or any of its Subsidiaries or that relates to any Company Property.
      3.24     Disclosure Controls and Procedures. Since December 31, 2003, the Company and each Company Subsidiary has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed and maintained to ensure that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (ii) all information (both financial and non-financial) required to be disclosed by the Company or any Company Subsidiary in the reports that it files or submits to the SEC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (iii) all such information is accumulated and communicated to management as appropriate to allow the Chief Executive Officer and Chief Financial Officer of the Company to make the certifications required under the Exchange Act with respect to such reports. To the Company’s knowledge, none of the Company or any Company Subsidiary’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Company or the applicable Company Subsidiary or their accountants.
      3.25     Definition of the Company’s Knowledge. As used in this Agreement, the phrase “to the knowledge of the Company,” “to the knowledge of the Subsidiary” or any similar phrase means the actual (as opposed to constructive or imputed) knowledge of those individuals identified in Section 3.25 of the Company Disclosure Schedule. All employees of the Company or any of its Subsidiaries not listed in Section 3.25 of the Company Disclosure Schedule report directly or indirectly to at least one of the individuals identified in Section 3.25 of the Company Disclosure Schedule.
      3.26     Proxy Statement; Company Information. The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement (as defined in Section 6.1) and other documents to be filed with the SEC in connection herewith will not, on the date the Proxy Statement is first mailed to holders of Company Common Shares or at the time of the Company Shareholders Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent, Merger Sub or Merger Partnership explicitly for inclusion therein. All documents that the Company is responsible for filing with the SEC in connection with the REIT Merger, the Partnership Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub
      Parent, Merger Sub and Merger Partnership hereby jointly and severally represent and warrant to the Company as follows:
      4.1     Corporate Organization.
      (a) Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The certificate of formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced. Parent is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Parent to be conducted.
      (b) Merger Sub is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland. The declaration of trust of Merger Sub is in effect and no dissolution, revocation or forfeiture proceedings regarding Merger Sub have been commenced. Merger Sub is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Merger Sub to be conducted.
      (c) Merger Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The certificate of limited partnership of the Merger Partnership is in effect and no dissolution, revocation or forfeiture proceedings regarding the Merger Partnership have been commenced. The Merger Partnership is duly qualified or licensed to do business as a foreign limited partnership and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Merger Partnership has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Merger Partnership to be conducted.
      4.2     Authority Relative to this Agreement.
      (a) Each of Parent, Merger Sub and Merger Partnership has all necessary power and authority to execute and deliver this Agreement and to consummate the Mergers and the other transactions contemplated hereby. No other proceedings on the part of Parent, Merger Sub or Merger Partnership, or any of their respective Subsidiaries, are necessary to authorize this Agreement or to consummate the Mergers and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent, Merger Sub and Merger Partnership and, assuming due authorization, execution and delivery hereof by each of the Company and Partnership, constitutes a valid, legal and binding agreement of each of Parent, Merger Sub and Merger Partnership, enforceable against each of Parent, Merger Sub and Merger Partnership in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

      (b) The Managers of Parent, Board of Trustees of Merger Sub and general partner of Merger Partnership have each duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Mergers and the other transactions contemplated hereby, and taken all corporate actions required to be taken by the Managers of Parent, Board of Trustees of Merger Sub and general partner of Merger Partnership for the consummation of the Mergers and the other transactions contemplated hereby.
      4.3     Consents and Approvals; No Violations. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state “blue sky” laws, the HSR Act or any other antitrust law and (b) for filing of the Articles of Merger, none of the execution, delivery or performance of this Agreement by Parent, Merger Sub or Merger Partnership, the consummation by Parent, Merger Sub or Merger Partnership of the Mergers or compliance by Parent, Merger Sub or Merger Partnership with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent, Merger Sub or Merger Partnership, (ii) require any filing by Parent, Merger Sub or Merger Partnership with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (iii) require any consent or notice under, result in a violation or breach by Parent, Merger Sub or Merger Partnership of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment, or result in the creation of any lien or other encumbrance on any property or asset of Parent, Merger Sub or Merger Partnership pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation or material contract to which Parent, Merger Sub or Merger Partnership is a party or by which they or any of their respective properties or assets may be bound or (iv) violate any Laws, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which, individually or in the aggregate, (A) would not prevent or materially delay consummation of the Mergers, (B) would not otherwise prevent or materially delay performance by Parent, Merger Sub or Merger Partnership of its material obligations under this Agreement or (C) do not have and would not reasonably be likely to have a Material Adverse Effect.
      4.4     Litigation. There is no Dispute pending or, to Parent’s knowledge, threatened in writing against Parent or any of its Subsidiaries or any of its or their respective properties or assets that (i) includes amounts in excess of $100,000 individually or in excess of $1,000,000 in the aggregate, (ii) questions the validity of this Agreement or any action to be taken by Parent, Merger Sub or Merger Partnership in connection with the consummation of the Mergers, or (iii) reasonably can be expected to have a Material Adverse Effect.
      4.5     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the Mergers based upon arrangements made by and on behalf of Parent, Merger Sub or Merger Partnership or any of their Subsidiaries.
      4.6     Available Funds; Guaranty.
      (a) Parent currently has or has reasonable access to, and on the Closing Date Merger Sub will have available, all funds necessary to pay the Merger Consideration and to satisfy its other obligations hereunder and in connection with the Mergers. The obligations of Parent and Merger Sub hereunder are not subject to any conditions regarding the ability of Parent or Merger Sub to obtain financing for the consummation of the transactions contemplated hereby.
      (b) Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company a guaranty executed by DRA Growth & Income Fund V LLC (“Guarantor”) in the form attached as Exhibit B to this Agreement, guaranteeing the obligations of Parent, Merger Sub and Merger Partnership up to and including the Closing Date.
      4.7     Takeover Statutes. Each of Parent and Merger Sub has taken all actions required to be taken by it in order to exempt this Agreement and the Mergers from, and this Agreement and the Mergers are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other takeover Laws and regulations of the Maryland Business Combination Act, Maryland Control Share Acquisition Act, Delaware General Corporation Law or any takeover provision in the certificate of organization, limited liability company agreement or other organizational document or other agreement to which Parent is a party, or the declaration of trust, bylaws or other organizational document or other agreement to which Merger Sub is a party.
      4.8     Ownership of Merger Sub and Merger Partnership; No Prior Activities. Merger Sub is a direct wholly-owned Subsidiary of Parent and Merger Partnership is a direct wholly-owned Subsidiary of Merger Sub. Neither Merger Sub nor Merger Partnership has conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Neither Merger Sub nor Merger Partnership has any Subsidiaries except as set forth in the first sentence above.
      4.9     No Ownership of Company Capital Stock. As of the date of this Agreement, neither Parent nor any of its Subsidiaries, including Merger Sub and Merger Partnership, own any Company Common Shares or other securities of the Company or the Partnership.
      4.10     Proxy Statement. The information, if any, supplied by Parent, Merger Sub or Merger Partnership to the Company explicitly for inclusion in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.
ARTICLE V
Conduct of Business Pending the Mergers
      5.1     Conduct of Business by the Company. During the period (the “Interim Period”) from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Section 8.1 hereof, except as otherwise contemplated or permitted by this Agreement, the Company shall, and shall cause the Partnership to, in all material respects, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice (except as otherwise provided in the budget set forth in Section 5.1(g) of the Company Disclosure Schedule (the “Corporate Budget”)) in material compliance with all Laws and in material compliance with the Corporate Budget, and use their reasonable best efforts to preserve intact (i) their present business organizations, (ii) the services of their present officers and employees and (iii) their goodwill and relationships with tenants and others having business dealings with them. The Company shall confer on a regular basis with Parent, report on material operational matters and advise Parent orally and in writing of any Material Adverse Effect or any matter that could reasonably be expected to result in the Company being unable to deliver the certificate described in Section 7.2(a). Without limiting the generality of the foregoing, during the Interim Period, the Company will not and the Company shall cause the Partnership not to (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 5.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing (it being understood that Parent shall respond within three (3) Business Days to the Company’s communications soliciting such consent from Parent):

(a) (i) split, combine or reclassify any shares of beneficial interest or partnership interests, as the case may be, of the Company or the Partnership or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof and whether or not out of earnings and profits of the Company or the Partnership) in respect of any shares of beneficial interest or partnership interests, as the case may be, of the Company or the Partnership, except for the payment with respect to quarterly periods ending prior to the Closing Date, of (A) regular, cash dividends at a rate not in excess of (1) $0.462 per Company Common Share, declared and paid quarterly, (2) $0.46875 per Company Series A Preferred Share, declared and paid quarterly and

(3) $0.50 per Company Series B Preferred Share, declared and paid quarterly, in each case, in accordance with past practice, (B) corresponding regular quarterly distributions payable to each class or series of holders of units of partnership interests in the Partnership, (C) dividends or distributions, declared, set aside or paid by any wholly owned Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company, (D) quarterly distributions in cash or Company Common Shares pursuant to dividend equivalent rights associated with outstanding Restricted Shares, Deferred Restricted Shares, Fee Shares and Phantom Shares, in accordance with past practices, and (E) distributions required for the Company to maintain its status as a REIT, provided, that except as required under the terms of the Company Preferred Shares or as required for the Company to maintain its status as a REIT, Parent will not be obligated to cause the Company to pay any of the amounts set forth above with respect to any quarterly periods ending after the Closing Date, it being understood that, in the case of dividends and distributions referenced in (A) and (B), the Company intends to pay its quarterly dividends and distributions for the fourth quarter of 2005 to holders of record on February 7, 2006.

(b) except pursuant to Section 6.12, (i) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of beneficial interest (or similar interest) of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents), other than the (A) issuance of Company Common Shares under the Company Stock Rights outstanding on the date of this Agreement or acquired during the Interim Period under the terms of the Trustees Deferred Compensation Plan or through dividend equivalent rights in accordance with their present terms, (B) issuance of Company Common Shares in exchange for Partnership Units pursuant to the Partnership Agreement, or (C) issuance of Company Common Shares upon the conversion of outstanding Convertible Notes, or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents (including, without limitation, Company Stock Rights of the Company or the Company’s Subsidiaries) except in connection with the exercise of Company Share Options, the lapse of restrictions on Restricted Shares, Deferred Restricted Shares, Fee Shares, Phantom Shares or the redemption of Partnership Units under Section 8.05 of the Partnership Agreement.

(c) except as set forth in Section 5.1(c) of the Company Disclosure Schedule (which sets forth all existing obligations in effect to purchase, mortgage or sell real property and the purchase, mortgage or sale price thereof and which sets forth guidelines for future such permitted transactions), acquire, finance construction and improvements, make any loans, advances or capital contributions, sell, substitute, encumber, purchase or originate any portfolio of mortgages, transfer or dispose of any assets which are material to the Company, the Partnership or any of the Company’s current Subsidiaries taken as a whole (whether by asset acquisition, stock acquisition or otherwise);

(d) except in the ordinary course of business consistent with past practice pursuant to credit facilities or other arrangements in existence as of the date hereof including, without limitation, the payment of regular quarterly dividends as per Section 5.1(a), or in connection with capital expenditures listed on the Corporate Budget or capital expenditures consistent with the guidelines set forth in Section 5.1(c) of the Company Disclosure Schedule, incur any amount of indebtedness for borrowed money, assume, guarantee, indemnify or endorse or otherwise become directly or indirectly responsible or liable for any indebtedness of a Third Party, issue or sell debt securities, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien other than Permitted Liens thereupon, except in an amount equal to $5,000,000 in the aggregate;

(e) except pursuant to any mandatory payments under any credit facilities or other similar arrangements in existence on the date hereof, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, (ii) reflected or reserved against in the most recent consolidated financial statements (or notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement or (iii) of fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants, which shall be paid by the party incurring such fees, costs or expenses;

(f) (i) enter into any new lease (or renew or extend any existing lease) for vacant space at a Company Property except for leases of not more than $1,000,000 of annualized rent that are on commercially reasonable terms consistent with the Company’s past practices; (ii) terminate, modify or amend any Company Lease or Ground Lease (provided, however, the Company may terminate, modify or amend a Company Lease so long as such terminated Company Lease is promptly replaced and the replacement, and any modified or amended lease is for commercially reasonable terms consistent with the Company’s past practices); (iii) terminate or grant any reciprocal easement or similar agreements affecting a Company Property other than in the ordinary course of business consistent with past practice, which, in any event, shall not adversely affect the current use or operation of the Company Property (unless contractually obligated to so terminate or grant or in connection with a transaction otherwise permitted by this Agreement); (iv) consent to or enter into the sublease or assignment of any Company Lease or Ground Lease other than in the ordinary course of business consistent with past practice; or (v) enter into any construction contract with respect to any Company Property;

(g) Except in accordance with the guidelines for future permitted transactions as set forth in Section 5.1(c) of the Company Disclosure Schedule, (i) authorize, or enter into any commitment for, any new material capital expenditure relating to the Company Properties, except as otherwise set forth in Section 5.1(g) of the Company Disclosure Schedule; or (ii) authorize, or enter into any commitment for, any material expenditure relating to the Company Properties, except in the usual, regular and ordinary course of business consistent with past practice in order to maintain the Company Property in working order; or (iii) authorize, or enter into, any material commitment, contract or agreement that has a duration of greater than one year and that may not be terminated (without termination fee or penalty) by the Company or its Subsidiary, as the case may be, by notice of ninety (90) days or less;

(h) change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or change in Law, or as recommended by the Company’s independent auditors, or pursuant to written instructions, comments or orders from the SEC, in which case written notice shall be provided to Parent and Merger Sub prior to any such change);

(i) except as required by Law or as otherwise contemplated by this Agreement, (i) enter into, adopt, amend or terminate any Company Employee Benefit Plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company’s Subsidiaries and one or more of their trustees or executive officers, or (iii) except for normal increases or payments in the ordinary course of business consistent with past practice and retention bonuses, increase in any manner the compensation or fringe benefits of any non-executive officer or employee or pay to any non-executive officer or employee any benefit not required by any Company Employee Benefit Plan or arrangement as in effect as of the date hereof;

(j) except as set forth in Section 5.1(j) of the Company Disclosure Schedule, the terms of which Parent consents to, and except as otherwise contemplated by this Agreement, grant to any officer, trustee, director or employee the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in the right to receive any severance, change of control or termination pay or termination benefits or enter into any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or similar agreement with any officer, trustee, director or employee other than the grant of compensation and fringe benefits to any non-executive officer or employee hired after the date of this Agreement;

(k) except to the extent required to comply with its obligations hereunder or with applicable Law or to make or avoid a change in accounting treatment recommended by the Company’s independent auditors, amend the Company Declaration of Trust or Company Bylaws, certificate of limited partnership, Partnership Agreement, or similar organizational or governance documents;

(l) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than this Agreement and the Mergers);

(m) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $1,000,000 in each case or $5,000,000 in the aggregate and which would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect;

(n) amend any term of any outstanding security of the Company or any of the Company’s Subsidiaries;

(o) other than in the ordinary course of business or as otherwise permitted by this Section 5.1, modify or amend any Company Material Contract or waive, release or assign any material rights or claims under any such Company Material Contract other than such modifications, amendments, waivers, releases or assignments which would not result in a material increase in cost or liability for the Company;

(p) permit any insurance policy issued to the Company or any of its Subsidiaries naming the Company or any of the Company’s Subsidiaries or officers, directors or trustees as a beneficiary or an insured or a loss payable payee, or the Company’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

(q) change in any material respect any of its methods of reporting income and deductions for Federal income tax purposes except as expressly required for changes in Law or regulation or as recommended by the Company’s independent auditors or its tax counsel;

(r) create, renew or amend, or take any action that may reasonably result in the creation, renewal or amendment, of any agreement or contract or other binding obligation of the Company or any of the Company’s Subsidiaries containing any material restriction on the ability of the Company or any of the Company’s Subsidiaries to conduct its business as it is presently being conducted;

(s) knowingly take, or fail to take, any action that may reasonably result in any of the conditions of Article VII not being satisfied; or

(t) enter into an agreement to take any of the foregoing actions.

      5.2     Distribution by Company and Partnership of REIT Taxable Income. Except as provided in Section 6.13 of this Agreement, prior to the Closing Date, the Company and the Partnership may declare and pay a dividend to its shareholders or holders of Partnership Units distributing cash in an amount reasonably determined by the Company to be required to be distributed in order for the Company to qualify as a REIT for such tax year and to avoid to the extent reasonably possible the incurrence of income or excise tax by the Company.
ARTICLE VI
Covenants
      6.1     Preparation of the Proxy Statement; Shareholders Meeting.
      (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement in preliminary form (the “Proxy Statement”) and the Company shall respond as promptly as practicable to any comments of the SEC with respect thereto. Parent, Merger Sub and Merger Partnership shall cooperate with the Company in connection with the preparation of the Proxy

Statement, including, but not limited to, furnishing to the Company any and all information regarding Parent, Merger Sub and Merger Partnership and their respective Affiliates as may be required to be disclosed therein as promptly as possible after the date hereof. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the REIT Merger.
      (b) If, at any time prior to the receipt of the Company Shareholder Approval, any event occurs with respect to the Company, Partnership, Parent, Merger Sub or Merger Partnership or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other party of such event and the Company shall promptly file with the SEC, with Parent’s input and cooperation, any necessary amendment or supplement to the Proxy Statement.
      (c) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the holders of the Company Common Shares (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval. The Company shall cause the Proxy Statement to be mailed to such holders as promptly as practicable after the date of this Agreement. The Company shall, through the Company Board, recommend to holders of the Company Common Shares that they give the Company Shareholder Approval (the “Company Recommendation”), except to the extent that the Company Board shall have withdrawn or modified its adoption of this Agreement and its recommendation in the Proxy Statement, as permitted by and determined in accordance with Section 6.4(b). Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of Company Common Shares sufficiently in advance of a vote on this Agreement and the REIT Merger to ensure that such vote occurs on the basis of full and complete information as required under applicable Law.
      6.2     Other Filings. As soon as practicable following the date of this Agreement, the Company, Parent and Merger Sub each shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign law relating to the Mergers (including filings, if any, required under the HSR Act) (collectively, the “Other Filings”). Each of the Company, Parent and Merger Sub shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company, Parent and Merger Sub shall supply the other with copies of all correspondence between it and each of its representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company, Parent and Merger Sub each shall promptly obtain and furnish the other (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate.
      6.3     Additional Agreements. Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, and subject at all times to the Company’s and its trustees’ right and duty to act in a manner consistent with their duties under applicable Law, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Mergers and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private Third Party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Mergers, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Entity, and use its reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Mergers.
      6.4     No Solicitations.
      (a) Except as permitted by this Agreement, the Company shall not, and shall not authorize or cause any of its Subsidiaries or any of its officers, trustees or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, to (i) solicit, initiate, knowingly encourage or facilitate, (including by way of furnishing non-public information), any inquiries with respect to an Acquisition Proposal (as hereinafter defined), or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to the Company Shareholder Approval, if the Company receives a bona fide Acquisition Proposal that was not solicited after the date of this Agreement or that did not otherwise result from a breach of this Section 6.4(a), the Company may furnish, or cause to be furnished, non-public information with respect to the Company to the Person who made such Acquisition Proposal and may participate in discussions and negotiations regarding such Acquisition Proposal if (A) the Company Board, or any committee thereof to which the power to consider such matters has been delegated, determines in good faith (after having obtained sufficient preliminary information upon which to make such determination), after consultation with outside counsel, that failure to do so would be reasonably likely to be inconsistent with its duties to the Company or its shareholders under applicable Law, (B) prior to taking such action, the Company enters into a confidentiality agreement with respect to such Acquisition Proposal that contains provisions no less restrictive than the Confidentiality Agreement (as defined in Section 6.6 hereof) and (C) the Company Board determines in good faith (after having obtained sufficient preliminary information upon which to make such determination), after consultation with its financial advisors, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal. The Company shall promptly, and in any event within two (2) Business Days, notify Parent orally and in writing after receipt by the Company of any Acquisition Proposal, including the material terms and conditions thereof, to the extent known. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose to Parent or Merger Sub the identity of the Third Party making any Acquisition Proposal and, except as provided in Sections 6.4(b) and 8.1(e), shall have no duty to notify or update Parent or Merger Sub on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between the Company and such Person. Immediately after the execution and delivery of this Agreement, the Company will, and will instruct its Subsidiaries, and their respective officers, trustees, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.
      (b) Subject to Section 8.1(e) hereof, prior to the Company Shareholder Approval, the Company Board may not (i) withdraw, qualify or modify in a manner material and adverse to Parent or Merger Sub, the Company Board’s approval or recommendation, or if applicable, the approval or recommendation of any committee of the Company Board, of the Mergers, (ii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal to holders of the Company Common Shares or (iii) authorize, permit or cause the Company to enter into any definitive agreement with respect to an Acquisition Proposal, unless, in each such case, a Superior Proposal has been made and (x) the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its duties to the Company or its shareholders under applicable Law, and (y) the Company provides Parent with notice of its decision to withdraw or modify its approval or recommendation of this Agreement and the Mergers. In the event that the Company Board makes such determination, the Company may enter into a definitive agreement to effect a Superior Proposal, but not prior to three (3) Business Days after the Company (A) has provided Parent with written notice that the Company has elected to terminate this Agreement pursuant to Section 8.1(e) and otherwise complied with the Company’s obligations in the preceding sentence, and (B) has set forth such other information required to be included therein as provided in Section 8.1(e).
      (c) Upon execution of this Agreement, the Company and its Subsidiaries shall cease immediately, and cause to be terminated, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal.
      (d) Nothing contained in this Section 6.4 shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A.
      6.5     Officers’ and Directors’ Indemnification.
      (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a director, officer, employee, trustee, fiduciary or agent of the Company or any of the Company’s Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was an officer, director, trustee, employee, fiduciary or agent of the Company or any of the Company’s Subsidiaries, or is or was serving at the request of the Company as an, officer, director, trustee, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising at or before or after the Closing Date, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Closing Date, the Surviving REIT shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising at or before or after the Closing Date), (A) the Company and, after the Closing Date, the Surviving REIT shall promptly pay expenses in advance of the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law, (B) the Indemnified Parties may retain a single counsel satisfactory to them, and the Company and the Surviving REIT shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received, and (C) the Company and, after the Closing Date, the Surviving REIT will use its reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that neither the Company nor the Surviving REIT shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that the Company and the Surviving REIT shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Closing Date, the Surviving REIT thereof; provided that the failure to so notify shall not affect the obligations of the Company and the Surviving REIT except to the extent, if any, such failure to promptly notify materially prejudices such party.

      (b) Parent, Merger Sub and Merger Partnership each agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in the respective charters or bylaws (or other applicable organizational documents) of the Company or any of the Company’s Subsidiaries or otherwise in effect as of the date hereof shall survive the Mergers and continue in full force and effect for a period of six (6) years from the Closing Date and, at the Closing Date, shall become the obligation of the Surviving REIT; provided, however, that all rights to indemnification in respect of any claims (each, a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. From and after the Closing Date, the Surviving REIT also agrees to indemnify and hold harmless the present and former officers and trustees of the Company in respect of acts or omissions occurring prior to the Closing Date to the extent provided in any written indemnification agreements between the Company and/or one of the Company’s Subsidiaries and the officers and trustees listed in Section 6.5(b) of the Company Disclosure Schedule.
      (c) Prior to the Closing Date, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors, officers and trustees in the same form as presently maintained by the Company, with the same or comparably rated insurers as the Company’s current insurer, which shall provide such directors, officers and trustees with coverage for six (6) years following the Closing Date of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. Parent shall, and shall cause the Surviving REIT to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.
      (d) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.5 applies without the consent of each such affected indemnitee. This Section 6.5 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and their respective heirs and shall be binding on all successors of the Surviving REIT. Each of the Indemnified Parties and their respective heirs shall be entitled to enforce the provisions of this Section 6.5.
      (e) In the event that, following the Closing Date, the Surviving REIT or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving REIT, as the case may be, assume the obligations set forth in this Section 6.5.
      6.6     Access to Information; Confidentiality.
      (a) Between the date hereof and the Closing Date, the Company shall, and shall cause each of the Company’s Subsidiaries to, (i) give Parent and its authorized representatives (including counsel, environmental consultants, financial advisors, lenders and auditors) reasonable access during normal business hours, and upon reasonable advance notice, to all properties, including interviewing tenants (provided however, that Parent shall be permitted to conduct environmental inspections only with the Company’s prior written consent which shall not be unreasonably withheld) and requesting reasonable and customary estoppel letters therefrom and requesting reasonable and customary estoppel letters from parties to loan agreements, encumbrances and Property Restrictions (provided that the obtaining of any such estoppel letter shall in no event be deemed to be a condition to Closing), facilities and books and records of the Company and the Company’s Subsidiaries (ii) reasonably cooperate with the Parent’s lenders (provided that the Company shall not be required to expend any funds or incur any liability in connection with such cooperation), (iii) permit such inspections, subject to the proviso in Section 6.6(a)(i), as Parent may reasonably require, including environmental and physical inspections including, without limitation, Phase II examinations, provided that the performance of such Phase II examinations shall be subject to the rights of the Company’s tenants under the Company Leases, and furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company and the Company’s Subsidiaries as Parent may from time to time reasonably request and (iv) reasonably cooperate with any reasonable restructuring request of Parent’s lenders (provided, that any such restructuring would not be effected prior to the Closing Date and nothing herein shall obligate the Company or any of the Company’s Subsidiaries to take any irrevocable action or election prior to the Closing Date with respect thereto and the Company shall not be required to expend any funds or incur any liability in connection with such cooperation); provided, that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any of the representations or warranties made by the Company hereto and all such access shall be coordinated through the Company or its designated representatives, in accordance with such reasonable procedures as they may establish.
      (b) Prior to the Closing Date, Parent and Merger Sub shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated April 8, 2005 (the “Confidentiality Agreement”), provided, that Parent may disclose Evaluation Material thereunder to potential purchasers of Company Properties only with the Company’s prior written consent, which shall not be unreasonably withheld; provided further that such Persons are subject to substantially the same confidentiality obligations as applicable to Parent and as set forth in this Agreement.
      6.7     Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Mergers and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Mergers contemplated hereby no later than the opening of trading on the Nasdaq National Market on the Business Day following the date on which this Agreement is signed.
      6.8     Employee Benefit Arrangements.
      (a) After the Closing Date, all employees of the Company and the Company’s Subsidiaries (“Company Employees”) who are employed by Parent, including the Surviving REIT, shall, at the option of Parent, either continue to be eligible to participate in an “employee benefit plan”, as defined in Section 3(3) of ERISA (an “Employee Benefit Plan”), of the Company which is, at the option of Parent, continued by Parent, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of Parent or its Subsidiaries in a similar Employee Benefit Plan sponsored or maintained by Parent or in which employees of Parent or its Subsidiaries participate after the Closing Date. With respect to each such Employee Benefit Plan of Parent, service with the Company or any of its Subsidiaries and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to benefits under such Employee Benefit Plan. Parent shall, or shall cause its Subsidiaries, as the case may be, to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to all Company Employees under any comparable welfare plan that such Company Employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any comparable welfare plan maintained by the Company for such employees immediately prior to the Closing Date, and (ii) provide each such Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date for the plan year within which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

      (b) At and after the Closing Date, Parent shall cause the Surviving REIT to honor in accordance with their terms all employment agreements, severance agreements, retention bonus agreements and other bonus, retention and severance obligations of the Company or any of its Subsidiaries, all of which are listed in Section 6.8(b) of the Company Disclosure Schedule, and as may otherwise be agreed to by the Company and Parent, and the Company shall pay on the Closing Date to the applicable trustees, officers and employees any amounts with respect to such agreements and obligations that are payable by their terms at or before the Closing Date.
      6.9     Certain Tax Matters.
      (a) The Company shall take all actions, and refrain from taking all actions, as are necessary to ensure that the Company will qualify for taxation as a REIT for U.S. federal income tax purposes for its current taxable year. During the period from the date of this Agreement to the Closing Date, the Company shall facilitate all reasonable requests of Parent with respect to maintenance of the Company’s REIT status for the Company’s 2005 taxable year and, if applicable, 2006 taxable year.
      (b) The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and each Company Subsidiary required to be filed on or prior to the Closing Date, including applicable extensions (including timely filing of Tax Returns for the fiscal year ended December 31, 2004). Any such Tax Returns shall be prepared in a manner consistent with the historic Tax accounting practices of the Company (except as may be required under applicable Tax Law). The Company shall pay all Taxes shown as due on such Tax Returns. The Company shall provide to Parent copies of such Tax Returns that are to be filed on or prior to the Closing Date at least five (5) calendar days prior to the due date of such Tax Returns (including applicable extensions) and the Company shall accept any and all reasonable comments of Parent with respect to such Tax Returns.
      6.10     REIT Opinion. The Company shall use its reasonable best efforts to obtain the tax opinion described in Section 7.2(c) dated as of the Closing Date.
      6.11     Sale of Properties. Prior to the Closing Date, the Company shall use its reasonable best efforts to facilitate the sale, on or after the Closing Date, of Company Properties identified by Parent and agreed to by the Company on terms and conditions mutually agreed to by the Company and Parent, each party agreeing not to unreasonably withhold consent to a proposal by the other with respect to such sale.
      6.12     Equity Raising Property Sales.
      (a) Between the date of this Agreement and the thirtieth (30th) day preceding the date of the Company Shareholders Meeting, Parent agrees, upon the written request of the Company, to promptly purchase (in no event later than thirty (30) days following receipt of the Company’s written request) all of the Company’s right, title and interest in and to one or more Company Properties identified by the Company in its sole discretion from the list of Company Properties in Section 6.12(a) of the Company Disclosure Schedule (the “Identified Company Properties”) for an aggregate purchase price of up to $25,000,000 payable by wire transfer of immediately available funds. The Company and Parent agree that the purchase price of the Identified Company Properties selected for sale by the Company shall be determined by dividing the then current base rent on such Identified Company Properties by seven percent (7%). The Company shall deliver a general warranty deed (to an affiliated entity designated by Parent) and take and do all such other actions as may be reasonably necessary to carry out the sale of such Identified Company Properties to Parent consistent with the terms of this Agreement and customary real estate closings of similar properties. The Identified Company Properties shall be delivered free and clear of all mortgages, liens, encumbrances and other title exceptions not disclosed in the policies of title insurance listed in Section 6.12(a) and the Company shall pay all transfer taxes, title insurance premiums and other closing expenses (collectively, “Transaction Costs”) related to the sale.

      (b) Notwithstanding anything to the contrary contained in this Section 6.12 or elsewhere in this Agreement, in the event that following Parent’s acquisition of such Identified Company Properties this Agreement is terminated pursuant to Article VIII hereof:

(i) the Company shall have the right, exercisable in its discretion by delivery of written notice to Parent on or before the date which is the six (6) month anniversary of the effective date of the termination of this Agreement, to require Parent to sell all of such Identified Company Properties previously purchased by Parent pursuant to Section 6.12(a) above to the Company at the same purchase price paid by Parent; and

(ii) Parent shall have the right, exercisable in its discretion by delivery of written notice to the Company within thirty (30) days preceding the date which is the six (6) month anniversary of the effective date of the termination of this Agreement, to require the Company to repurchase all of such Identified Company Properties previously purchased by Parent pursuant to Section 6.12(a) above for the same purchase price paid by Parent.
      (c) In the event that either the Company or Parent exercises its right under Section 6.12(b) above to repurchase or sell these Identified Company Properties, as applicable:

(i) the Company shall promptly (but in any event within thirty (30) days) pay to Parent the purchase price for such Identified Company Properties by wire transfer of immediately available funds;

(ii) Parent, upon receipt of such payment, shall deliver a special warranty deed and take and do all such other actions as may be reasonably necessary to carry out the sale of such Identified Company Properties consistent with the terms of this Agreement and customary real estate closings of similar properties. Parent shall deliver such Identified Company Properties to the Company “as-is”, free and clear of all liens and encumbrances, other than those (x) existing on the date Parent purchased such Identified Company Properties from the Company, and (y) created by, or which are the obligation of, the tenants of any of the Identified Company Properties; and

(iii) Parent shall pay or reimburse the Company for all Transaction Costs incurred by the Company related to the sale of the Identified Company Properties.
      (d) The rights of the Company and Parent under Section 6.12(b) above to repurchase or sell these Identified Company Properties, as applicable, shall automatically terminate unless exercised within the time periods set forth in Section 6.12(b) above.
      (e) Between the date of this Agreement and the Company Shareholders Meeting and upon written notice to Parent, the Company may sell, in one or more transactions, all of the Company’s right, title and interest in and to one or more of the Identified Company Properties not previously sold or then under contract for sale to Parent pursuant to Section 6.12(a) above, to any Third Parties for an aggregate purchase price of up to $200,000,000 provided such sales meet the guidelines set forth in Section 6.12(e) of the Company Disclosure Schedule.
      6.13     Interim Period Dividends. With the exception of the dividends contemplated in Section 5.1 of this Agreement, during the Interim Period, the Company shall not declare a dividend in an amount exceeding the minimum dividend necessary to avoid the imposition of excise tax under Section 4981 of the Code for the 2005 taxable year.

ARTICLE VII
Conditions to the Mergers
      7.1     Conditions to the Obligations of Each Party to Effect the Mergers. The respective obligations of each party to effect the Mergers are subject to the satisfaction or waiver by consent of the other party, at or prior to the Closing Date, of each of the following conditions:

(a) Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b) Other Regulatory Approvals. All material approvals, authorizations and consents of any Governmental Entity required to consummate the Mergers shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(c) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, and no Law shall have been enacted or promulgated, which would have the effect of (i) making the consummation of the Mergers illegal, or (ii) otherwise prohibiting the consummation of the Mergers; provided, however, that prior to a party asserting this condition such party shall, in the case of an injunction or order, have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.
      7.2     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent, Merger Sub and Merger Partnership to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), except where the failure of such representations and warranties to be true and correct does not have or would not reasonably be likely to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

(b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all material agreements and material covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, however, that the Company shall not be deemed to have failed to so perform or comply with such material agreements or material covenants if it cures such non-performance or non-compliance within a reasonable period of time (not to exceed five (5) business days of the occurrence of such event). Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

(c) Opinion. Parent shall have received a tax opinion of Pillsbury Winthrop Shaw Pittman LLP, tax counsel to the Company, or such other law firm as may be reasonably approved by Parent as to the REIT Merger dated as of the Closing Date in the form of Exhibit C attached hereto, which opinion concludes (subject to customary assumptions, qualifications and representations, including representations made by the Company and its Subsidiaries) that (A) the Company qualified as a REIT under the Code for all taxable years since 1998, the year in which the Company first made a REIT tax election, through December 31, 2004, and (B) the Company is organized in conformity with the requirements for qualification as a REIT under the Code, and its current method of operation and ownership will enable it to meet the requirements for qualification as a REIT for the current taxable year assuming for these purposes that the Company will continue, following the Closing, to be organized and operated in accordance with the requirements for qualification and taxation as a REIT under the Code.

(d) Absence of Material Adverse Change. There shall not have occurred an event, change or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

      7.3     Conditions to Obligations of the Company. The obligations of the Company and Partnership to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Parent, Merger Sub and Merger Partnership contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), except where the failure of such representations and warranties to be true and correct does not have or would not reasonably be likely to have a Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent, Merger Sub and Merger Partnership, dated the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Parent, Merger Sub and Merger Partnership. Each of Parent, Merger Sub and Merger Partnership shall have performed or complied in all material respects with all material agreements and material covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent, Merger Sub and Merger Partnership, dated as of the Closing Date, to the foregoing effect.
      7.4     Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use its own commercially reasonable efforts to consummate the Mergers and the other transactions contemplated hereunder.
ARTICLE VIII
Termination, Amendment and Waiver
      8.1     Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after the receipt of Company Shareholder Approval:

(a) by the mutual written consent of Parent, Merger Sub and the Company;

(b) by either of the Company, on the one hand, or Parent or Merger Sub, on the other hand, by written notice to the other:

(i) if, upon a vote at a duly held meeting of holders of the Company Common Shares (or at any adjournment or postponement thereof), held to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained;

(ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action (which order, decree, judgment, injunction or other action the parties hereto shall have used their reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Mergers, and such order, decree, judgment, injunction or other action shall have become final and non-appealable, provided, however, that the party terminating this Agreement pursuant to this Section 8.1(b)(ii) shall have used commercially reasonable efforts to have such offer, decree, judgment, injunction or other action vacated; or

(iii) if the consummation of the Mergers shall not have occurred on or before February 3, 2006, provided, however, that in the event that, on or before December 26, 2005, the Proxy Statement has not been cleared by the SEC for dissemination, such date may be extended by Parent or the Company through a date on or before March 31, 2006 (the “Drop Dead Date”); provided, further, however, that in such event the Closing shall not occur prior to March 15, 2006; provided, further, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to either party if such party’s failure to comply with any provision of this Agreement in a material respect has been the proximate cause of, or resulted in, the failure of the Mergers to occur on or before the Drop Dead Date.

(c) by written notice from Parent to the Company, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and such condition is incapable of being satisfied by the Drop Dead Date;

(d) by written notice from the Company to Parent if Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and such condition is incapable of being satisfied by the Drop Dead Date;

(e) by written notice from the Company to Parent, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have provided Parent with at least three (3) Business Days prior written notice of the Company’s decision to so terminate. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions and provided further that an election by the Company to terminate this Agreement pursuant to this Section 8.1(e) shall not be effective until the Company shall have paid the Break-up Fee to Parent as provided in Section 8.2(b);

(f) by written notice of Parent or Merger Sub to the Company, if the Company Board shall (A) fail to include a recommendation in the Proxy Statement that the holders of the Company Common Shares vote to approve the REIT Merger and this Agreement, (B) withdraw or modify, in a manner material and adverse to Parent or Merger Sub, such recommendation, or (C) recommend that the holders of the Company Common Shares accept or approve any Acquisition Proposal; or

(g) by written notice of Parent or Merger Sub to the Company, if the Company shall fail to obtain the opinion of counsel described in Section 7.2(c) hereof.
      8.2     Effect of Termination.
      (a) Subject to the remainder of this Section 8.2 and to Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Merger Sub, the Company, Partnership or Merger Partnership and each of their respective directors, trustees, officers, employees, partners, stockholders or shareholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 6.6 (Confidentiality), 6.7 (Public Announcements), 8.2 (Effect of Termination), 8.3 (Fees and Expenses) and Article IX (General Provisions); provided, however, that nothing contained in this Section 8.2(a) shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement or a failure or refusal by such party to consummate the transactions contemplated hereby when such party was obligated to do so in accordance with the terms of this Agreement.
      (b) If this Agreement is terminated by the Company pursuant to Section 8.1(e), or by Parent or Merger Sub pursuant to Section 8.1(f), then the Company shall pay to Parent, subject to the provisions of Section 8.4(a), an amount in cash equal to $40,000,000 (the “Break-Up Fee”). In addition, if (A) prior to the Company Shareholder Meeting, an Acquisition Proposal shall have been publicly made (and not subsequently withdrawn), (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i), or by Parent pursuant to Section 8.1(c), at a time when the Company Shareholder Approval has not been obtained, and (C) the Company consummates an Acquisition Proposal within twelve (12) months of such termination, then the Company shall pay to Parent the Break-Up Fee. For the avoidance of doubt, the amount of any fees or expenses paid to Parent pursuant to Section 8.3(c) shall be deducted from the payment of any Break-Up Fee required by this Section 8.2(b) such that the maximum amount payable by the Company in the event of a termination under Section 8.1(b)(i), 8.1(c), 8.1(e) or 8.1(f) shall be $40,000,000. Payment of the Break-Up Fee required by this Section 8.2(b) shall be payable by the Company to Parent by wire transfer of immediately available funds (i) in the case of termination of this Agreement by the Company under Section 8.1(e), concurrently with the effective date of such termination (i.e. following the three Business Days waiting period), (ii) in the case of termination of this Agreement by Parent or Merger Sub under Section 8.1(f), within three (3) Business Days after the date of termination, or (iii) in case of a situation contemplated by the second sentence of this Section 8.2(b), on the same Business Day as the consummation of such Acquisition Proposal.
      (c) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub hereby expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f), Section 8.1(b)(i) or Section 8.1(c), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), the payment of the Break-Up Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would otherwise be entitled to assert against the Company or any of its Subsidiaries or any of their respective assets, or against any of their respective trustees, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and Merger Sub, except for the recovery of costs and expenses pursuant to Section 8.3(c). The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f), Section 8.1(b)(i) or Section 8.1(c), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), the rights to payment under Section 8.2(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f), Section 8.1(b)(i) or Section 8.1(c), and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 8.2(b) or 8.3, Parent and Merger Sub hereby agree that, upon any termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f), Section 8.1(b)(i) or Section 8.1(c), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), in no event shall Parent or Merger Sub, (i) seek to obtain any recovery or judgment against the Company, the Company’s Subsidiaries, or any of their respective assets, or against any of their respective trustees, officers, employees, partners, managers, members or shareholders, or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.
      8.3     Fees and Expenses.
      (a) Except as set forth in Sections 8.3(b), 8.3(c) and 8.2, whether or not the Mergers are consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the party incurring such fees, costs or expenses.
      (b) If this Agreement is terminated by the Company pursuant to Section 8.1(d), Parent shall pay to the Company within three (3) Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, financial advisors and investment bankers, incurred by the Company or Partnership solely in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, provided that such fees and expenses to be paid by Parent hereunder shall not exceed seven and one-half million dollars ($7,500,000).

      (c) If this Agreement is terminated (i) by the Company or by Parent because the Company Shareholder Approval shall not have been obtained or (ii) by Parent or the Company pursuant to Sections 8.1(c), 8.1(e), 8.1(f) or 8.1(g), the Company shall pay to Parent within three (3) Business Days after the date of termination, all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, lenders, accountants, financial advisors, and investment bankers, incurred by Parent, Merger Sub or Merger Partnership solely in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, provided that the amount of such fees and expenses to be paid by the Company hereunder shall not exceed five million dollars ($5,000,000) in the case of clause (i) of this Section 8.3(c), and seven and one-half million dollars ($7,500,000) in the case of clause (ii) of this Section 8.3(c). As provided in Section 8.2(b), the amount of any fees or expenses paid to Parent pursuant to this Section 8.3(c) shall be deducted from the payment of any Break-Up Fee required by Section 8.2(b) such that the maximum amount payable by the Company in the event of a termination under Section 8.1(b)(i), 8.1(c), 8.1(e) or 8.1(f) shall be $40,000,000.
      (d) If either party fails to pay to the other party any amounts due under Section 8.2 or 8.3, the party so failing shall pay the reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) in connection with any action, including, without limitation, the filing of any lawsuit or other legal action, taken to collect payment.
      The payment of expenses set forth herein is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity).
      8.4     Payment of Amount or Expense.
      (a) In the event that the Company is obligated to pay Parent the Break-Up Fee pursuant to Section 8.2(b) or the Company or Parent is obligated to pay the other the expenses set forth in Section 8.3 (collectively, the “Section 8.2 Amount”), the Company or Parent (the “Payor”) shall pay to the other party (the “Payee”) from the applicable Section 8.2 Amount deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (i) the Section 8.2 Amount and (ii) the sum of (1) the maximum amount that can be paid to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(H) or 856(c)(3)(I) of the Code (“Qualifying Income”), as determined by the Payee’s independent certified public accountants, plus (2) in the event the Payee receives either (X) a letter from the Payee’s counsel indicating that the Payee has received a ruling from the IRS described in Section 8.4(b)(ii) or (B) an opinion from the Payee’s outside counsel as described in Section 8.4(b)(ii), an amount equal to the Section 8.2 Amount less the amount payable under clause (1) above. To secure the Payor’s obligation to pay these amounts, the Payor shall deposit into escrow an amount in cash equal to the Section 8.2 Amount with an escrow agent selected by the Payor and on such terms (subject to Section 8.4(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent, provided that in the case where the Payor is the Company and the Payee is Parent, the payment or deposit into escrow shall be at Parent’s option. The payment or deposit into escrow of the Section 8.2 Amount pursuant to this Section 8.4(a) shall be made at the time the Payor is obligated to pay the Payee such amount pursuant to Section 8.3 or Section 8.2(b), as applicable, by wire transfer or bank check.
      (b) The escrow agreement shall provide that the Section 8.2 Amount in escrow or any portion thereof shall not be released to the Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Payee’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Payee’s accountants revising that amount, in which case the escrow agent shall release such amount to the Payee, or (ii) a letter from the Payee’s counsel indicating that the Payee received a ruling from the IRS holding that the receipt by the Payee of the Section 8.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Payee of the Section 8.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 8.2 Amount to the Payee. The Payor agrees to amend this Section 8.4 at the reasonable request of the Payee in order to (x) maximize the portion of the Section 8.2 Amount that may be distributed to the Payee hereunder without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Payee’s chances of securing a favorable ruling described in this Section 8.4(b) or (z) assist the Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.4(b). The escrow agreement shall also provide that any portion of the Section 8.2 Amount held in escrow for five years shall be released by the escrow agent to the Payor. The Payor shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.
      8.5     Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by holders of the Company Common Shares; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such approval.
      8.6     Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Except as so waived, no action taken or omitted to be taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
ARTICLE IX
General Provisions
      9.1     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(a) if to Parent, Merger Sub or Merger Partnership:

c/o DRA Advisors LLC
220 East 42nd Street (27th Floor)
New York, NY 10017
Attention: Brian T. Summers

Jean Marie Apruzzese

Facsimile: (212) 697-7404

with a copy (for informational purposes only) to:

Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Attention: Martin Luskin, Esq.

Emanuel Adler, Esq.

Facsimile:	(917) 332-3714

(212) 885-5001

(b) if to the Company or the Partnership:

Capital Automotive REIT
8270 Greensboro Drive, Suite 950
McLean, VA 22102
Attention: Chief Executive Officer
Facsimile: (703) 288-3375

or

Capital Automotive L.P.
8270 Greensboro Drive, Suite 950
McLean, VA 22102
Attention: Chief Executive Officer
Facsimile: (703) 288-3375
with a copy (for informational purposes only) to:

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022-4834
Attention: R. Ronald Hopkinson, Esq.
Facsimile: (212) 751-4864

and

Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, CA 92130-2071
Attention: Craig M. Garner, Esq.
Facsimile: (858) 523-5450
      9.2     Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” shall mean any inquiry, offer or proposal regarding any (a) merger, consolidation or similar business combination transaction involving the Company, the Partnership or any Significant Subsidiary of the Company (as defined in Rule 1-02 of Regulation S-X, but substituting 30% for the references to 10% therein), (b) sale or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange or any similar transaction), of any assets of the Company or its Subsidiaries representing 30% or more of the consolidated assets of the Company and its Subsidiaries, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 30% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 30% or more of the outstanding Company Common Shares,

(e) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Mergers or the other transactions contemplated by this Agreement.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Dispute” means in respect of any Person, any suit, claim, action, proceeding or investigation against such Person or any of its subsidiaries or any of its or their respective properties or assets.

“ERISA Affiliate” means any trade or business that is considered a single employer together with the Company under ERISA Section 4001(b) or part of the same “controlled group” with the Company for purposes of ERISA Section 302(d)(8)(C).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Material Adverse Effect” means, when used in connection with the Company or Parent, as the case may be, any change, effect or circumstance that materially and adversely affects the business, properties, assets, financial condition or results of operations of, as the case may be, the Company and its Subsidiaries or Parent and its Subsidiaries, in each case taken as a whole, including, without limitation, the filing of any bankruptcy, insolvency or similar proceeding by or against any of the tenants of the Company or its Subsidiaries listed in Section 9.2 of the Company Disclosure Schedule, but excluding any changes, effects or circumstances arising from (A) conditions in, or events affecting, the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in Laws or GAAP, (C) general changes in conditions (including changes in legal, regulatory, political, economic or business conditions) in or otherwise affecting automotive real estate properties generally, unless such changes have a materially disproportionate effect, relative to other industry participants, on the Company and its Subsidiaries or Parent and its Subsidiaries, each taken as a whole, as the case may be, but do not have a substantially comparable effect on the Company and Parent and their respective Subsidiaries, in each case taken as a whole, (D) this Agreement, the negotiation, execution, announcement or performance hereof and the Mergers and the transactions contemplated by this Agreement and the Mergers, including any claim or litigation relating thereto or the impact thereof on relationships, contractual or otherwise, with tenants, lenders, partners, suppliers or employees, (E) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (F) earthquakes, hurricanes or other natural disasters or (G) any decline in the market price, or change in the trading volume, of the capital stock of the Company or any failure by the Company to meet internal or publicly announced revenue or earnings projections.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be. Without limiting the generality of the foregoing, the Partnership is a Subsidiary of the Company for purposes of this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal which the Company Board determines in good faith, after consultation with its financial advisors, is reasonably likely to be consummated and will be more favorable to holders of the Company Common Shares than the REIT

Merger (taking into account all of the terms and conditions of such Acquisition Proposal, including the financial terms, any conditions to consummation and the likelihood of such Acquisition Proposal being consummated). For purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to 30% shall be deemed references to 50%.

      9.3     Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Affiliate”	Section 3.20
“Articles of Merger”	Section 1.3
“Break-Up Fee”	Section 8.2(b)
“Cash-Out Limited Partner”	Recitals
“CERCLA”	Section 3.14
“Certificate”	Section 2.3(b)
“Claim”	Section 6.5(b)
“Closing”	Section 1.4
“Closing Date”	Section 1.4
“COBRA”	Section 3.12(f)
“Commitment”	Section 3.6
“Company”	Preamble
“Company Board”	Recitals
“Company Bylaws”	Section 3.1(f)
“Company Common Share”	Section 2.1(b)
“Company Common Share Merger Consideration”	Section 2.1(b)
“Company Disclosure Schedule”	Article III
“Company Declaration of Trust”	Section 3.1(a)
“Company Employees”	Section 6.8(a)
“Company Employee Benefit Plan”	Section 3.12(a)
“Company Environmental Permits”	Section 3.14
“Company Material Contracts”	Section 3.16(a)
“Company Permits”	Section 3.10
“Company Property”	Section 3.11(a)
“Company Recommendation”	Section 6.1(c)
“Company SEC Reports”	Section 3.4
“Company Series A Preferred Shares”	Section 2.1(e)
“Company Series B Preferred Shares”	Section 2.1(e)
“Company Share Option”	Section 2.1(f)
“Company Share Option Plan”	Section 2.1(f)
“Company Shareholder Approval”	Section 3.3(b)
“Company Shareholders Meeting”	Section 6.1(c)
“Company Shares”	Section 2.1(e)
“Company Stock Rights”	Section 3.2(c)
“Company Leases”	Section 3.11(f)
“Company Title Insurance Policy”	Section 3.11(c)

“Confidentiality Agreement”	Section 6.6(b)
“Convertible Notes”	Section 3.2(a)
“Corporate Budget”	Section 5.1
“Deferred Restricted Shares”	Section 2.1(g)
“Drop Dead Date”	Section 8.1(b)
“DRULPA”	Recitals
“DSOS”	Section 1.3(b)
“Electing Limited Partner”	Recitals
“Employee Benefit Plan”	Section 6.8(a)
“Environmental Claims”	Section 3.14
“Environmental Laws”	Section 3.14
“ERISA”	Section 3.12(a)
“Exchange Act”	Section 3.2(h)
“Exchange Fund”	Section 2.3(a)
“Excluded Shares”	Section 2.1(c)
“Fee Shares”	Section 2.1(g)
“GAAP”	Section 3.4
“Governmental Entity”	Section 3.7
“Ground Lease”	Section 3.11(h)
“Hazardous Material”	Section 3.14
“Identified Company Properties”	Section 6.12(a)
“Indemnified Party”	Section 6.5(a)
“Interim Period”	Section 5.1
“IRS”	Section 3.12(b)
“Laws”	Section 3.7
“Lending Contracts”	Section 3.16(c)
“Lien”	Section 3.1(e)
“LP Minority Units”	Section 2.2(a)
“Maryland REIT Law”	Recitals
“Membership Interest Election”	Section 2.2(a)
“Mergers”	Recitals
“Merger Consideration”	Section 2.1(f)
“Merger Partnership”	Preamble
“Merger Sub”	Preamble
“Minority Limited Partners”	Recitals
“Multiemployer Plan”	Section 3.12(a)
“New York Courts”	Section 9.9
“OP LP LLC”	Recitals
“OP LP LLC Membership Interests”	Recitals
“Option Merger Consideration”	Section 2.1(f)
“Other Filings”	Section 6.2
“Parent”	Preamble
“Participation Agreement”	Section 3.11(n)
“Participation Interest”	Section 3.11(n)
“Participation Party”	Section 3.11(n)

“Partnership”	Recitals
“Partnership Agreement”	Section 3.2(a)
“Partnership Approval”	Section 3.3(c)
“Partnership Common Units”	Recitals
“Partnership Merger Certificate”	Section 1.3(b)
“Partnership Merger Consideration”	Section 2.2(a)
“Partnership Merger Effective Time”	Section 3.1
“Partnership Merger”	Recitals
“Partnership Preferred Units”	Recitals
“Partnership Units”	Recitals
“Payee”	Section 8.4(a)
“Paying Agent”	Section 2.3(a)
“Payor”	Section 8.4(a)
“PCB”	Section 3.14
“Permitted Liens”	Section 3.11(a)
“Phantom Plan”	Section 2.1(g)
“Phantom Shares”	Section 2.1(g)
“Property Restrictions”	Section 3.11(a)
“Proxy Statement”	Section 6.1(a)
“Qualifying Income”	Section 8.4(a)
“Reimbursement Agreements”	Section 3.11(k)
“REIT”	Section 3.15(b)
“REIT Merger”	Recitals
“REIT Merger Effective Time”	Section 1.3
“Reportable Transactions”	Section 3.15(m)
“Restricted Shares”	Section 2.1(g)
“S-O Act”	Section 3.4
“SDAT”	Section 1.3
“Section 8.2 Amount”	Section 8.4(a)
“Securities Act”	Section 3.4
“Surviving Partnership”	Section 1.1(b)
“Surviving Partnership Agreement”	Section 1.2(e)
“Surviving REIT”	Section 1.1(a)
“Surviving REIT Bylaws”	Section 1.2(c)
“Surviving REIT Declaration of Trust”	Section 1.2(b)
“Takeover Statutes”	Section 3.19
“Tax” and “Taxes”	Section 3.15(m)
“Tax Protection Agreements”	Section 3.15(n)
“Tax Returns”	Section 3.15(m)
“Transaction Costs”	Section 6.12(a)
“Trustees Deferred Compensation Plan”	Section 2.1(g)
“Third Party”	Section 3.11(l)
“WARN”	Section 3.12(e)
      9.4     Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise and the word “including” shall mean “including without limitation.”
      9.5     Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Articles I and II, Sections 6.5, 6.8, 6.9 and 6.12 and any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and (b) thereafter there shall be no liability on the part of any of Parent, Merger Sub, the Company, Partnership or Merger Partnership or any of their respective officers, trustees, directors, stockholders or shareholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.
      9.6     Miscellaneous. This Agreement (a) constitutes, together with the Confidentiality Agreement and the Company Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal and state courts located in New York, this being in addition to any other remedy to which they are entitled at law or in equity.
      9.7     Assignment; Benefit. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided that either Parent or Merger Sub may assign its rights and interests hereunder, upon three (3) Business Days prior written notice to the Company, to any entity at least 75% owned, directly or indirectly, by Parent or Guarantor; provided, further, that no assignment by Parent shall be made to an entity if such entity’s being a party to this Agreement will adversely affect the ability of the Company and the Partnership to consummate the Mergers. Notwithstanding anything contained in this Agreement to the contrary (except for the provisions of Sections 6.5 and 6.8 hereof which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
      9.8     Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.
      9.9     Choice of Law/ Consent to Jurisdiction.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Maryland REIT Law shall apply, in each case without regard to its rules of conflict of laws.
Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of New York located in New York County, or the federal courts of the United States located in New York County (“New York Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this

Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in any inconvenient forum.
      9.10     Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.
      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FLAG FUND V LLC

By:	DRA G&I Fund V Real Estate

Investment Trust, Member

By:	/s/ Brian T. Summers

Name: Brian T. Summers

Title:	Vice President

CA ACQUISITION REIT

By:	/s/ Brian T. Summers

Name: Brian T. Summers

Title:	Trustee

CAPITAL AUTOMOTIVE REIT

By:	/s/ Thomas D. Eckert

Name: Thomas D. Eckert

Title:	President and Chief Executive Officer

CALP MERGER L.P.

By:	Flag Fund V LLC, its general partner

By:	DRA G&I Fund V Real Estate Investment Trust, Member

By:	/s/ Brian T. Summers

Name: Brian T. Summers

Title:	Vice President

CAPITAL AUTOMOTIVE L.P.

By:	Capital Automotive REIT, its general partner

By:	/s/ Thomas D. Eckert

Name: Thomas D. Eckert

Title:	President and Chief Executive Officer

ANNEX B
OPINION OF WACHOVIA SECURITIES
September 2, 2005
Special Committee of the Board of Trustees
Capital Automotive REIT
8270 Greensboro Drive
Suite 950
McLean, Virginia 22102
Board of Trustees
Capital Automotive REIT
8270 Greensboro Drive
Suite 950
McLean, Virginia 22102
Gentlemen:
      You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to the holders of Common Shares of beneficial interest, par value $0.01 per share (the “CARS Common Shares”), of Capital Automotive REIT, a Maryland real estate investment trust (“CARS” or the “Company”), of the Merger Consideration (as hereinafter defined) to be received by the holders of CARS Common Shares pursuant to that certain Agreement and Plan of Merger, dated as of September 2, 2005 (the “Agreement”), among Flag Fund V LLC (“Parent”), CA Acquisition REIT (“Merger Sub”), Capital Automotive REIT, CALP Merger L.P. (“Merger Partnership”) and Capital Automotive L.P. (“Partnership”).
      Pursuant to the Agreement, Merger Sub will be merged with and into the Company, and the Company will be the entity surviving the merger (the “Merger”). Pursuant to the Merger, each CARS Common Share (other than those cancelled in accordance with the terms of the Agreement) will be converted into the right to receive an amount in cash equal to $38.75 (the “Merger Consideration”).
      In arriving at our opinion, we have, among other things:

•	Reviewed the Agreement, including the financial terms of the Agreement;

•	Reviewed Annual Reports to Shareholders and Annual Reports on Form 10-K for the Company for the five years ended December 31, 2004;

•	Reviewed certain interim reports to shareholders and Quarterly Reports on Form 10-Q for the Company;

•	Reviewed certain business, financial and other information, including financial forecasts, regarding the Company (a portion of which was publicly available and a portion of which was furnished to us by management of the Company), and discussed the business and prospects of the Company with its management;

•	Participated in discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

•	Reviewed the reported prices and trading history for the CARS Common Shares;

•	Considered certain financial data for the Company and compared that data with similar data regarding certain other publicly traded companies that we deemed to be relevant;

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed to be relevant; and

Special Committee of the Board of Trustees
Board of Trustees
Capital Automotive REIT
September 2, 2005

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that we deemed to be relevant.
      In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information and we have not assumed any responsibility for any independent verification of such information, and have assumed such accuracy and completeness for purposes of this opinion. We have relied upon assurances of management of the Company that it is not aware of and facts or circumstances that would make such information about the Company inaccurate or misleading. With respect to the Company’s financial forecasts furnished to us by management of the Company, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgments of management as to the future financial performance of the Company. We assume no responsibility for, and express no view as to, financial projections of the Company or the assumptions upon which they are based. In arriving at our opinion, we have not prepared or obtained any independent evaluations or appraisals of the assets or liabilities of the Company, including any contingent liabilities.
      In rendering our opinion, we have assumed that the Merger contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the Merger or other actions contemplated by the Agreement in any way meaningful to our analysis. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we are expressing no view on the terms of the Partnership Merger (as defined in the Agreement). Additionally, we are expressing no view on whether any holder of partnership interests in the Partnership or any other securities of the Company should convert its partnership interests or convert or exchange other securities into CARS Common Shares. Our opinion does not address the relative merits of the Merger or other actions contemplated by the Agreement compared with other business strategies or transactions that may have been considered by the Company’s management, its Board of Trustees or any committee thereof. We have not considered for the purposes of our opinion the prices at which the CARS Common Shares might trade following the announcement of the Merger.
      Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Special Committee of the Board of Trustees of the Company and to render this opinion to the Special Committee of the Board of Trustees and the Board of Trustees of the Company in connection with the Agreement and will receive a fee for such services, a significant portion of which is payable upon consummation of the Merger. We will also receive a fee on delivery of this opinion and this fee will be credited in full against any advisory fees paid in connection with the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.
      Wachovia Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business for which we receive customary fees. An affiliate of Wachovia Securities is a participating lender in a credit facility currently maintained by the Company. In addition, we may provide similar or other such services to, and maintain our relationship with, the Company, Parent and certain affiliates of Parent in the future. Additionally, in the ordinary course of our business, we may trade in the securities of the Company and certain affiliates of Parent for our own account and for the

Special Committee of the Board of Trustees
Board of Trustees
Capital Automotive REIT
September 2, 2005

accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. An affiliate of Wachovia Securities has approximately $84 million of outstanding indebtedness to affiliates of DRA.
      This opinion is for the information and use of the Special Committee of the Board of Trustees and the Board of Trustees of the Company in connection with its consideration of the Merger. Our opinion does not address the merits of the underlying decision by the Company to enter into the Agreement and does not and shall not constitute a recommendation to any holder of the CARS Common Shares as to how such holder should vote in connection with the Agreement. Our opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that this opinion may be reproduced in full in any proxy statement mailed or provided to the holders of the CARS Common Shares in connection with the transactions contemplated by the Agreement.
      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and such other factors we deem to be relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the CARS Common Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ WACHOVIA CAPITAL MARKETS, LLC

SPECIAL MEETING OF SHAREHOLDERS OF
CAPITAL AUTOMOTIVE REIT
December 14, 2005
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â
■

THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE PROPOSAL:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
	1.	Approval of the Agreement and Plan of Merger, dated as of September 2, 2005, by and among Capital Automotive REIT, Flag Fund V LLC, CA Acquisition REIT, Capital Automotive L.P. and CALP Merger L.P., and approval of the merger.	☐	☐	☐

THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE IN THEIR DISCRETION UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF.

You are encouraged to exercise your vote by marking the appropriate box next to item 1 above in which case your proxy will be voted as instructed and in the discretion of the proxy holder on any other matter that comes before the meeting. If you sign the proxy card but do not complete the instructions as to how to vote the proxy, the proxies will vote your shares “FOR” the proposal above and in the discretion of the proxy holder on any other matter that comes before the meeting. Please complete your voting selection, date, sign and mail your proxy card in the envelope provided as soon as possible.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

☐                    ■
CAPITAL AUTOMOTIVE REIT
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
DECEMBER 14, 2005
THIS PROXY IS BEING SOLICITED BY THE BOARD OF TRUSTEES OF
CAPITAL AUTOMOTIVE REIT.
     The undersigned shareholder of Capital Automotive REIT, a Maryland real estate investment trust (the “Company”), hereby appoint(s) David S. Kay and Thomas D. Eckert, and each of them, as proxies for the undersigned, with full power and authority to act without the other and with full power of substitution in each, to attend the special meeting of shareholders of the Company, to be held at the Hilton McLean Tysons Corner, 7920 Jones Branch Dr., McLean, VA 22102, on December 14, 2005 at 8:30 a.m., local time, and all adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise represent the undersigned at the meeting with all the powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement, which are incorporated herein by reference.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

■	14475 ■

SPECIAL MEETING OF SHAREHOLDERS OF
CAPITAL AUTOMOTIVE REIT
December 14, 2005

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the
envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â
■

THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE PROPOSAL:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN
1.	Approval of the Agreement and Plan of Merger, dated as of September 2, 2005, by and among Capital Automotive REIT,
	Flag Fund V LLC, CA Acquisition REIT, Capital Automotive L.P. and CALP Merger L.P., and approval of the merger.	☐	☐	☐

THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE IN THEIR DISCRETION UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF.

You are encouraged to exercise your vote by marking the appropriate box next to item 1 above in which case your proxy will be voted as instructed and in the discretion of the proxy holder on any other matter that comes before the meeting. If you sign the proxy card but do not complete the instructions as to how to vote the proxy, the proxies will vote your shares “FOR” the proposal above and in the discretion of the proxy holder on any other matter that comes before the meeting. Please complete your voting selection, date, sign and mail your proxy card in the envelope provided as soon as possible.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■